SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

☐	Definitive Additional Materials

IDT CORPORATION

(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14c-5(g), and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Howard S. Jonas
Chairman of the Board of Directors and Chief Executive Officer

IDT Corporation
520 Broad Street
Newark, NJ 07102

July 31, 2013

Dear IDT Corporation Stockholder:

We are pleased to inform you that the Board of Directors of IDT Corporation (“IDT”) has approved the spin-off of Straight Path Communications Inc. (“SPCI”), a wholly-owned subsidiary of IDT, to IDT’s stockholders. IDT currently owns 100% of SPCI and will be distributing all of that interest to IDT’s stockholders. Following the spin-off, IDT’s business will consist of IDT Telecom, our interests in Zedge Holdings and Fabrix T.V., as well as other interests. SPCI will own Straight Path Spectrum, Inc. (formerly known as IDT Spectrum Inc.), and the 84.5% interest in Straight Path IP Group, Inc. (formerly known as Innovative Communications Technologies, Inc.) that are currently held by IDT. Straight Path Spectrum holds spectrum licenses and leases and markets fixed wireless spectrum. Straight Path IP Group holds intellectual property primarily related to communications over the Internet and the licensing and other businesses related to this intellectual property.

The spin-off of SPCI will occur by way of a pro rata distribution of SPCI Class A common stock and Class B common stock to IDT’s stockholders. On the distribution date, each IDT stockholder will receive one share of SPCI Class A common stock for every two shares of IDT Class A common stock and one share of SPCI Class B common stock for every two shares of IDT Class B common stock, held at 5:00 p.m., New York City time, on July 25, 2013, which is the record date of the spin-off. The distribution of shares of our Class B common stock will be issued in book-entry form and physical certificates of SPCI will be issued only to holders of IDT Class A common stock and, upon request, to holders of IDT Class B common stock.

Stockholder approval of the spin-off is not being sought, and you are not required to take any action to receive your SPCI common stock.

SPCI will focus on promoting the development of the key intangible assets currently within IDT that are not directly required for the operations of its other businesses. The spectrum and the intellectual property licensing and enforcement businesses are focused on monetizing intangible assets and thus have similarities in the approaches to realizing value from those assets that are distinct from other business units that utilize other assets or business plans.  By creating a separate entity with management focused on the SPCI businesses, we expect to unlock greater value than was possible as part of IDT.

Following the spin-off, you will own shares in both IDT and SPCI. SPCI’s Class B common stock has been approved for listing on the New York Stock Exchange MKT LLC (“NYSE MKT”) under the symbol “STRP”.  IDT Class B common stock will continue to trade on the New York Stock Exchange under the symbol “IDT.”

We intend for the spin-off to be tax-free for stockholders. To that end, we have received a favorable legal opinion from Pryor Cashman LLP as to the spin-off’s tax-free status. You should, of course, consult your own tax advisor as to the particular consequences of the spin-off to you.

The enclosed information statement, which is being mailed to all IDT stockholders as of the record date, describes the spin-off in detail and contains important information about SPCI, including its financial statements.

We look forward to your continued support as a stockholder of IDT. We remain committed to working on your behalf to build long-term stockholder value.

Sincerely,

Howard S. Jonas Chairman of the Board of Directors and Chief Executive Officer

i

July 31, 2013

Dear Straight Path Communications Inc. Stockholder:

It is my pleasure to welcome you as a stockholder of our newly independent company, Straight Path Communications Inc. We look forward to becoming our own an independent company and growing our value by aggressively pursuing our business plan.

SPCI will own Straight Path Spectrum, Inc. (formerly known as IDT Spectrum Inc.), and the 84.5% interest in Straight Path IP Group, Inc. (formerly known as Innovative Communications Technologies, Inc.) that are currently held by IDT.

As an independent publicly held company, we will have the ability to focus exclusively on the development of our two business units, Straight Path Spectrum and Straight Path IP Group, and, in doing so, we expect to create value for our new stockholders, as well as to concentrate our financial resources solely on our own operations.

Straight Path Spectrum holds spectrum licenses and leases and markets fixed wireless spectrum. Straight Path IP Group owns a portfolio of patents primarily related to communications over the Internet and the licensing and other business related to such patents.

Following the spin-off, you will own shares in both IDT and SPCI. SPCI’s Class B common stock has been approved for listing on the New York Stock Exchange MKT LLC (“NYSE MKT”) under the symbol “STRP”.  IDT Class B common stock will continue to trade on the NYSE under the symbol “IDT”.  We invite you to learn more about us by reviewing the enclosed information statement. We look forward to our future as a separate publicly-traded company and to your support as a stockholder.

I am excited about the opportunities that the spin-off will create for our company and for you, our stockholders.

Sincerely,

Davidi Jonas Chief Executive Officer

A Registration Statement on Form 8A relating to these securities has been filed with the United States Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.

DATED  July 31, 2013

DEFINITIVE INFORMATION STATEMENT

STRAIGHT PATH COMMUNICATIONS INC.

Class A Common Stock

and

Class B Common Stock

(each, par value $0.01 per share)

This information statement is being furnished by IDT Corporation, or IDT, to its stockholders in connection with the distribution to holders of its Class A common stock and Class B common stock, each par value $0.01 per share, of all the outstanding shares of Class A common stock and Class B common stock, each par value $0.01 per share, of Straight Path Communications Inc., or SPCI.

We are currently a wholly-owned subsidiary of IDT. We will own 100% of Straight Path Spectrum, Inc. (f/k/a IDT Spectrum, Inc.), or Straight Path Spectrum, and 84.5% of Straight Path IP Group, Inc. (f/k/a Innovative Communications Technologies, Inc.), or Straight Path IP Group. Straight Path Spectrum holds a significant number of Federal Communications Commission, or FCC, licenses for commercial fixed wireless spectrum, although it provides currently only a limited amount of service over its spectrum. We are now in the process of expanding Straight Path Spectrum’s leasing and marketing activities related to its spectrum assets. Straight Path IP Group owns a portfolio of patents primarily related to communications over the Internet and the licensing related to such patents. We believe that many parties are operating by infringing on one or more of these patents and we intend to seek to license those patents and enforce our rights in order to generate profits and cash flow.

The spin-off will separate our businesses from the remainder of IDT’s operations and holdings. Following the spin-off, IDT’s business will consist of IDT Telecom, IDT’s interests in Zedge Holdings and Fabrix T.V., as well as real estate holdings and other interests.

We believe that the spin-off will more effectively deploy the underlying intangible assets of SPCI and will allow for the realization of greater value to you by the creation of an entity with management and resources that are focused on SPCI’s businesses rather than having those assets remain within IDT.  Separating the two entities will allow management of SPCI to design and implement corporate strategies and policies that are based solely on the business characteristics of that company and maintain a sharper focus on executing on its business model.  In addition, the spin-off will separate business units with different risk profiles and performance characteristics from one another and allow stockholders to choose to invest or remain invested in a company that meets their investment criteria and goals.  SPCI will primarily be engaged in expanding Straight Path Spectrum’s leasing operations and actively marketing its spectrum assets and the enforcement of its rights against the infringement of its patent portfolio and other intellectual property.  Separation from IDT may enhance enforcement efforts, since SPCI does not anticipate engaging in business activities other than marketing and licensing its intangible assets and enforcing its intellectual property rights. Accordingly, we believe the spin-off will build long-term stockholder value.

Our business will consist of two reportable segments: (i) the Straight Path Spectrum segment which will seek to lease and market fixed wireless spectrum, and (ii) the Straight Path IP Group segment which will seek to maximize the value of our patent assets, whether through licensing, enforcement of our rights against third parties, or both.

The spin-off of SPCI will occur by way of a pro rata distribution of the SPCI Class A common stock and Class B common stock held by IDT to IDT’s stockholders. On the distribution date each IDT stockholder will receive one share of SPCI Class A common stock for every two shares of IDT Class A common stock and one share of SPCI Class B common stock for every two shares of IDT Class B common stock, held at 5:00 p.m., New York City time, on July 25, 2013, which is the record date for the spin-off. The distribution of shares of our Class B common stock will be paid in book-entry form and physical stock certificates will be issued only to holders of Class A common stock and, upon request, to holders of Class B common stock.

No stockholder approval of the spin-off is required or sought and you are not required to take any action to receive your SPCI common stock.

We are not asking you for a proxy and you are requested not to send us a proxy. IDT stockholders will not be required to pay for the shares of our Class A common stock or Class B common stock to be received by them in the spin-off or to surrender or exchange shares of IDT Class B common stock or Class A common stock in order to receive our Class A common stock and Class B common stock or to take any other action in connection with the spin-off.

Currently, there is no trading market for our Class A common stock or Class B common stock. We have received approval for our Class B common stock to be traded on NYSE MKT under the symbol “STRP” following the spin-off. A limited market, commonly known as a “when-issued” trading market, for our Class B common stock began on July 23, 2013 and will continue until the distribution date, and we expect that “regular way” trading of our Class B common stock will begin the first trading day after the spin-off.

We do not intend to list our Class A common stock for trading on any exchange or trading system.

In reviewing this Information Statement, you should carefully consider the matters described under “Risk Factors” beginning on page 7 for a discussion of certain factors that should be considered by recipients of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This Information Statement is first being mailed to IDT stockholders on or about August 5, 2013.

TABLE OF CONTENTS

Page
Questions and Answers About the Spin-Off	1
Executive Summary	5
Risk Factors	7
Special Note About Forward-Looking Statements	18
The Spin-Off	19
Dividend Policy	27
Unaudited Pro Forma Combined Financial Data	27
Management’s Discussion and Analysis of Financial Condition and Results of Operations	33
Business	44
Management	52
Corporate Governance	53
Director Compensation	56
Executive Compensation	57
Security Ownership by Certain Beneficial Owners and Management	58
Our Relationship with IDT After the Spin-Off and Related Person Transactions	56
Legal Proceedings	62
Description of Our Capital Stock	63
Where You Can Find More Information	65
Index to Combined Financial Statements	F-1

This information statement is being furnished solely to provide information to IDT stockholders who will receive shares of our common stock in the distribution. This information statement is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our or IDT’s securities. This information statement describes our business, our relationship with IDT, and how the spin-off affects IDT and its stockholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the distribution. You should be aware of certain risks relating to the spin-off, our business and ownership of our common stock, which are described under the heading “Risk Factors.”

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover, except as otherwise set forth herein. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

Unless the context indicates otherwise, all references in this information statement:

●	to “SPCI,” “us,” “we,” or “our” are to Straight Path Communications Inc. and its subsidiaries; and
●	to “IDT” are to IDT Corporation and its subsidiaries, and, with respect to periods following the spin-off, IDT Corporation and its subsidiaries other than SPCI.

The transaction in which we will be separated from IDT and become a separately-traded public company is referred to in this information statement as the “separation,” the “distribution” or the “spin-off.”

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:	Why am I receiving this document?

A:
IDT is delivering this document to you because you were a holder of IDT’s Class A common stock or Class B common stock on the record date for the distribution of our shares of our Class A common stock and Class B common stock. Accordingly, you are entitled to receive one share of our Class A common stock for every two shares of IDT Class A common stock that you held on the record date and one share of our Class B common stock for every two shares of IDT Class B common stock that you held on the record date. No action is required for you to participate in the distribution.

Q:	What is the spin-off?

A:
The spin-off is the overall transaction of separating our company from IDT resulting in SPCI being owned by the public and continuing to own and operate the assets of Straight Path Spectrum and Straight Path IP Group. This will consist of internal movement of the assets and entities so that they will be owned by SPCI. The final step of the spin-off will be the pro rata distribution by IDT of our Class A common stock and Class B common stock held by IDT to holders of IDT’s Class A common stock and Class B common stock, as set forth in the answer above. We refer to this last step as the “distribution.” For additional information regarding these transactions, see “The Spin-Off--Manner of Effecting the Spin-Off” beginning on page 22.

Q:	What is SPCI?

A:
Up to the time of the spin-off, we will be a wholly-owned subsidiary of IDT. Following the spin-off, we will be a separate publicly-traded company. We will own 100% of the equity interests in Straight Path Spectrum and have a majority holding of Straight Path IP Group. Our interest in Straight Path Spectrum is subject to the right of the former Chief Executive Officer of that business to receive certain payments out of our revenues as discussed below under the caption “Legal Proceedings” on page 62.

Q:	Why is IDT separating our businesses and distributing our stock?

A:
IDT’s Board of Directors and management believe the separation will provide the benefits set forth below under the caption “The Spin-Off – Reasons for the Spin-Off” beginning on page 19, including more effective deployment of the intellectual property and intangible assets of Straight Path. Management also considered the other factors set forth below under the caption “The Spin-Off – Other Benefits of the Spin-Off” on page 21.

Q:	Why is the separation of the two companies structured as a spin-off?

A:	IDT’s Board of Directors believes that a spin-off of our shares is a cost-effective and tax efficient way to separate the companies.

Q:	What is the record date for the distribution?

A:	The record date is July 25, 2013 and ownership will be determined as of 5:00 p.m., New York City time, on that date. When we refer to the “record date,” we are referring to that time and date.

Q:	When will the spin-off be completed?

A:	Shares of our common stock will be distributed on or about July 31, 2013. We refer to this date as the “distribution date.”

Q:	What will be our relationship with IDT after the spin-off?

A:
IDT and SPCI each will be independent publicly-traded companies with no common management and no ongoing relationship other than provision of certain services during a transition period, licenses of patents from each entity and its affiliates to the other,  and as necessary to cooperate with respect to certain matters related to periods prior to the spin-off. Any relationships among management of us and IDT are described below under the caption “Our Relationship with IDT After the Spin-Off and Related Person Transactions.”

Q:	What will happen to the listing of IDT’s Class B common stock?

A:	Nothing. We expect that IDT Class B common stock will continue to be traded on the New York Stock Exchange under the symbol “IDT.”

Q:	Will the spin-off affect the market price of my IDT shares?

A:
Possibly. As a result of the spin-off, the trading price of IDT shares immediately following the distribution may be lower than immediately prior to the distribution because the trading price will no longer reflect the value of our assets. In addition, until the market has fully analyzed the operations of IDT without these assets, the price of IDT shares may fluctuate more than it has historically. Furthermore, the combined trading prices of IDT’s Class B common stock and, if and when outstanding, our Class B common stock, after the distribution  may be higher or lower than the trading price of IDT Class B common stock prior to the distribution. See the Risk Factor entitled “There may not be an active trading market for shares of our common stock and stockholders may find it difficult to transfer our securities.” on page 17.

Q:	What will IDT stockholders receive in the spin-off?

A:
In the spin-off, IDT stockholders will receive one share of our Class A common stock for every two shares of IDT Class A common stock and one share of our Class B common stock for every two shares of IDT Class B common stock that they own as of the record date, and compensation in lieu of fractional shares as set forth below. Immediately after the spin-off, IDT stockholders will still own all of IDT’s current business segments, but they will own them as two separate investments rather than as a single investment.

Holders of our Class A common stock will be entitled to three votes per share and holders of our Class B common stock will be entitled to one tenth of one vote per share.

After the spin-off, the certificates and book-entry interests representing the “old” IDT Class A common stock and Class B common stock will represent such stockholders’ interests in the IDT businesses (other than our businesses) following the spin-off, and the certificates and book-entry interests representing our Class A common stock and Class B common stock that stockholders receive in the spin-off will represent their interest in SPCI businesses only.

Q:	If a stockholder owns unvested restricted stock or deferred stock units of IDT, what will that stockholder receive in the spin-off?

A:
Holders of unvested restricted stock of IDT will receive, in respect of those unvested restricted shares, one share of our Class B common stock for every two unvested restricted shares of IDT Class B common stock that they own as of the record date for the spin-off. Those particular unvested restricted shares of our stock that you will receive will be restricted under the same terms as the IDT unvested restricted shares in respect of which they were issued. This means that unvested restricted shares of our stock received in the spin-off are subject to forfeiture on the same terms, and their restrictions lapse at the same time, as the corresponding IDT shares. Holders of deferred stock units, or DSUs with respect to Class B common stock of IDT will receive, upon vesting, in addition to the shares of IDT Class B common stock, one share of our Class B common stock for every two shares of IDT Class B common stock subject to the DSU. Vesting of the DSUs will not be impacted by the spin-off.

Q:	If a stockholder owns options to purchase shares of IDT stock that have been issued by IDT, what will that option holder receive in the spin-off?

A:
In the spin-off, the exercise price of each outstanding option to purchase IDT Class B common stock that was issued by IDT will be proportionately reduced based on the relative trading prices of IDT and SPCI following the spin-off. Further, each such option holder will receive his or her ratable share in a pool of options to purchase 32,155 shares of SPCI Class B common stock with an exercise price equal to the closing price of SPCI on the first trading day following the consummation of the spin-off and an expiration date equal to the later of (i) the expiration of the IDT option held by such option holder and (ii) a date on or about the first anniversary of the spin-off when SPCI insiders will be free to trade in shares of SPCI under SPCI’s to be adopted insider trading policy.

Q:	What does an IDT stockholder need to do now?

A:
IDT stockholders do not need to take any action, although we urge you to read this entire document carefully. The approval of the IDT stockholders is not required or sought to effect the spin-off, and IDT stockholders have no appraisal rights in connection with the spin-off.  IDT is not seeking a proxy from any stockholders, and you are requested not to send us a proxy.

IDT stockholders will not be required to pay anything for our shares distributed in the spin-off or to surrender any shares of IDT Class A common stock or Class B common stock. IDT stockholders should not send in their IDT share certificates. IDT stockholders will automatically receive their shares of our Class A common stock  and Class B common stock when the spin-off is effected.

Q:	Are there risks associated with owning SPCI common stock?

A:
Yes. Our business is subject to both general and specific risks relating to our operations. In addition, our spin-off from IDT presents risks relating to our becoming a separately-traded public company as well as risks relating to the nature of the spin-off transaction itself. See “Risk Factors” beginning on page 7.

Q:	What are the U.S. federal income tax consequences of the spin-off to IDT stockholders?

A:
IDT stockholders should not recognize a gain or loss on the receipt of shares of our common stock in the spin-off other than with respect to fractional shares of our common stock for which cash is received. IDT stockholders should apportion their tax basis in IDT common stock between such IDT common stock and our common stock received in the spin-off in proportion to the relative fair market values of such stock at the time of the spin-off. An IDT stockholder’s holding period for our common stock received in the spin-off should include the period for which that stockholder’s IDT common stock was held. See “The Spin-Off--Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 23. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE SPIN-OFF TO YOU.

Q:	What if I want to sell my IDT common stock or my SPCI common stock?

A:
You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. We do not make any recommendations on the purchase, retention or sale of shares of IDT common stock or our common stock.

If you decide to sell any shares after the record date, but before the spin-off, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your IDT common stock, or your SPCI common stock after it is distributed, or both.

Q:	Where will I be able to trade shares of SPCI common stock?

A:
There is no current public market for our common stock. We have received approval for our Class B common stock to be traded on NYSE MKT under the symbol “STRP” following the spin-off. Trading in shares of our Class B common stock began on a “when-issued” basis on July 23, 2013 and will continue until the distribution date, and “regular way” trading will begin on the first trading day following the distribution date. If trading does begin on a “when-issued” basis, you may purchase or sell our Class B common stock after that time, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, when-issued trading with respect to our Class B common stock will end and regular way trading will begin. We cannot predict the trading prices for our Class B common stock before or after the distribution date.

Q:	Do you intend to pay dividends on your common stock?

A:
We do not anticipate paying dividends on our common stock until we achieve sustainable profitability (after satisfying all of our operational needs, including payments to the former Chief Executive Officer of Straight Path Spectrum (the “Former SPSI CEO”) and retain certain minimum cash reserves.  Following that time, it is our intention to distribute not less than 50% of our consolidated positive net earnings available for distribution to our stockholders.  Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets.  The nature of our operations is that, in the short term until our licensing, leasing, sale of rights in spectrum licenses and enforcement programs become more firmly established, we do not anticipate generating meaningful cash flows.  The payment of dividends in any specific period will be at the sole discretion of our Board of Directors.  We and IDT will be separate entities after the spin-off.  As such, our decision to pay (or not pay) dividends in the future will not impact IDT’s decision of whether to pay (or not pay) dividends in the future. See “Dividend Policy” on page 27 for additional information on our dividend policy following the spin-off.

Q:	Where can IDT stockholders get more information?

A:
If you have any questions relating to the distribution, you should contact:

IDT Corporation
520 Broad Street
Newark, New Jersey 07102
Attention: Bill Ulrey, Vice President–Investor Relations and External Affairs
(973) 438-3838

Q:	Who will be the distribution agent for the spin-off?

A:
American Stock Transfer & Trust Company will be the distribution agent for the spin-off. The distribution agent can be contacted at:

59 Maiden Lane
Plaza Level
New York, New York 10038
Telephone (800) 937-5449

EXECUTIVE SUMMARY

We own a significant number of FCC licenses for commercial fixed wireless spectrum and a portfolio of patents covering aspects of communications, primarily related to communications over the Internet and related licensing business.

The spin-off will separate our businesses from the remainder of IDT’s operations and holdings.  We, along with IDT’s management, believe that the value in our assets and business may best be realized by a separation from those non-spun-off businesses based on several factors including synergies and growth prospects.

Our business will consist of two reportable segments. Our Straight Path Spectrum segment will seek to market its wireless spectrum holdings to buyers, licensees and lessees, and our Straight Path IP Group segment will seek to maximize value derived from our patent assets, whether through licensing, enforcement of our rights against third parties, or both.

Summary of the Spin-Off

The following is a summary of the terms of the spin-off. Please see “The Spin-Off” beginning on page 19 for a more detailed description of the matters described below.

Distributing company	IDT Corporation, a Delaware corporation.

Distributed company
Straight Path Communications Inc., a Delaware corporation, which following the spin-off will be comprised of Straight Path Spectrum which holds a significant number of FCC licenses for commercial fixed wireless spectrum and Straight Path IP Group which holds certain communications over the Internet related patent assets.

SPCI’s principal executive offices are currently located at 5300 Hickory Park Drive, Suite 218, Glen Allen, VA 23059.

Distribution ratio
Each holder of IDT Class A will receive a distribution of one share of SPCI Class A common stock for every two shares of IDT Class A common stock held on the record date and each holder of IDT Class B common stock will receive a distribution of one share of SPCI Class B common stock for every two shares of IDT Class B common stock held on the record date. For additional information regarding how holders of IDT common stock will receive cash in lieu of fractional shares of our common stock, see “The Spin-Off Manner of Effecting the Spin-Off on page 22.

Securities to be distributed
Approximately 0.8 million shares of SPCI Class A common stock, which will constitute all of the outstanding shares of SPCI Class A common stock immediately after the spin-off (based on approximately 1.6 million shares of IDT Class A common stock that were expected to be outstanding on the record date).

Approximately 10.6 million shares of SPCI Class B common stock, which will constitute all of the outstanding shares of SPCI Class B common stock immediately after the spin-off (based on approximately 21.3 million shares of IDT Class B common stock that were expected to be outstanding on the record date).

Record date
The record date is 5:00 p.m., New York City time, on July 25, 2013. In order to be entitled to receive shares of SPCI Class A common stock and/or Class B common stock in the spin-off, holders of shares of IDT Class A common stock and Class B common stock must be stockholders as of 5:00 p.m., New York City time, on the record date.

Distribution date	The distribution date will be on or about July 31, 2013.

Relationship between SPCI and IDT after the spin-off
Following the spin-off, IDT and SPCI each will be independent, publicly-traded companies. We entered into a short-term Transition Services Agreement with IDT, to allow us to utilize certain personnel of, and obtain administrative, legal, financial, corporate, tax and other services form IDT until we develop those capabilities internally or arrange for such services from other vendors.  Unless amended, the TSA will terminate six months following the spin-off.  In addition, Straight Path IP Group, IDT and certain IDT subsidiaries have entered into a license agreement whereby each of IDT, SPCI and their respective affiliates has granted and will grant a license to the other to utilize patents held by each entity. Howard Jonas will distribute all of his SPCI Class A Common Stock and Class B Common Stock to a trust with an independent trustee.  Howard Jonas will retain only the economic benefit of the shares to be placed in trust, but will have no voting or dispositive power or control with respect to such shares.

Dividend policy
We do not anticipate paying dividends on our common stock until we achieve sustainable profitability (after satisfying all of our operational needs, including payments to the Former SPSI CEO) and retain certain minimum cash reserves. Following that time, it is our intention to distribute not less than 50% of our consolidated positive net earnings available for distribution to our stockholders. Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets. The nature of our operations is that, in the short term until our licensing, leasing, sale of rights in spectrum licenses and enforcement programs become more firmly established, we do not anticipate generating meaningful cash flows. The payment of dividends in any specific period will be at the sole discretion of our Board of Directors.

Payment of intercompany indebtedness
All existing intercompany debt between IDT and the businesses included in SPCI will be capitalized prior to the completion of the spin-off and there will be no indebtedness owing from SPCI to IDT immediately following the spin-off. The only contemplated obligations to IDT arising after the spin-off would be obligations that arise under the Separation and Distribution Agreement between SPCI and IDT (the “Separation Agreement”), the Transition Services Agreement between SPCI and IDT (the “Transition Services Agreement”) or the Tax Separation Agreement between SPCI and IDT (the “Tax Separation Agreement”).

Corporate Information and Structure

Pursuant to the spin-off, we will be separated from IDT and become a separate publicly-traded company. The spin-off and our resulting separation from IDT involve the following steps:

●
We have entered into the Separation Agreement and Tax Separation Agreement with IDT to effect the separation and provide a framework for our relationship with IDT after the spin-off. For more information on these agreements, see “Our Relationship with IDT After the Spin-Off and Related Person Transactions” beginning on page 60.

●
Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the registration statement on Form 10, as amended, of which this information statement is a part, shall have become effective, and IDT will mail this information statement to its stockholders.

●
Following the separation, we will operate as a separate publicly-traded company. We have received approval for our Class B common stock to be traded on the NYSE MKT under the symbol “STRP” following the spin-off. Trading in shares of our Class B common stock began on a “when-issued” basis on July 23, 2013 and will continue until the distribution date and “regular way” trading will begin on the first trading day following the distribution date.

●	IDT will transfer cash to us prior to the spin-off such that we will have approximately $15 million in cash at the time of the spin-off for our working capital and growth initiatives.

For a further explanation of the spin-off, see “The Spin-Off” beginning on page 19.

RISK FACTORS

Our business, operating results or financial condition could be materially adversely affected by any of the following risks associated with any one of our businesses, as well as the other risks highlighted elsewhere in this document, particularly the discussions about competition. The trading price of our common stock could decline due to any of these risks. Note that references to “our”, “us”, “we”, “the Company”, etc. used in each risk factor below refers to the business about which such risk factor is provided.

Risks Related to Straight Path Spectrum

We may never develop a significant market for leases, licenses or purchases of our spectrum assets, and we may not obtain meaningful revenues, or achieve profitability.

Our Spectrum holdings are among the Company’s core assets. A substantial market for our spectrum licenses may never develop and the prospects for that market may be adversely affected by:

●	the anticipated requirements for wireless small cell backhaul may not materialize;
●	the small cell backhaul market may be dominated by unlicensed band wireless backhaul options;
●	the small cell backhaul market may be dominated by fiber solutions not requiring any wireless spectrum;
●	the macro network may not use 28/39GHz spectrum or very little of it;
●
new wireless technologies that provide enough capability in existing Common Carrier frequencies, available at low cost from the FCC, may be sufficient for wireless backhaul needs of the small cell or macro backhaul network;

●	front haul solutions including CPRI or remote radio head backhaul may not use 28/98GHz spectrum instead preferring fiber, Common Carrier channels or unlicensed band spectrum;
●	small cells may require non line of sight spectrum for street level propagation mitigating the use-ability of 28/39GHz line of sight spectrum;
●	FCC regulatory impact;
●	new spectrum allocation by the FCC, thereby increasing more channels to be used by our competitors;
●	lack of available equipment for our band from manufacturers; and
●	cost of site acquisition for small cell placement.

If we are unable to overcome these obstacles, the business may never develop and it could have a material adverse effect on our business, prospects, results of operations and financial condition.

Even if a market develops, we may be unable to successfully execute any of our currently identified business opportunities or future business opportunities that we determine to pursue.

In order to pursue business opportunities, we will need to forge market alliances with hardware developers and system integrators, as well as maintain the integrity of our spectrum. Our ability to do any of these successfully could be affected by one or more of the following factors:

●	our ability to effectively manage our third party relationships;
●	our ability to manage the expansion of our operations, which could result in increased costs, high employee turnover or damage to customer relationships;
●	our ability to attract and retain qualified personnel, which may be affected by the significant competition in our industry for persons experienced in network operations and engineering;
●	equipment failure (not provided by us) or interruption of service, which could adversely affect our reputation and our relations with our customers;
●	our ability to respond to regulatory or policy changes in our industry;
●	our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving demands of the markets we serve; and
●	our ability to raise substantial additional capital to fund our growth.

Our failure to adequately address one or more of the above factors would have a significant impact on our ability to implement our business plan with respect to mobile backhaul and fiber network extensions and our ability to pursue other opportunities that arise, which might negatively affect our business.

The success of our business strategy relies on the continued growth in demand for high volume of data for mobile and home use.

The demand for backhaul needs depends on the continued growth in demand for high volume of data for mobile and home use. The provision of mobile use is a continuing evolving sector of the telecommunications industry, and is subject to a number of risks and uncertainties, including:

●	the continued development and market acceptance of mobile devices enabled for mobile applications;
●	the continued development and use of high-bandwidth mobile applications;
●	historical perceptions regarding the burdens and unreliability of previous mobile wireless technologies;
●	high rates of consumer adoption of mobile applications;
●	increased levels of usage by subscribers;
●	increased or burdensome government presence through policy and regulatory changes; and
●	increases in the number of overall subscribers.

Our revenues depend on the sale of backhaul to wireless service providers.

We plan to derive a substantial majority of our revenues from the sale of backhaul and related services to wireless service providers. Any competitor’s substitute service with similar performance and coverage characteristics and a lower cost structure could create downward price pressure and adversely affect our sales efforts. In addition, competing technologies could be developed that would make our services obsolete. Accordingly, any changes that could decrease demand for our services, whether due to pricing pressure, technological changes, or otherwise, could materially and adversely affect our business and results of operations.

The FCC may cancel or revoke our licenses for past or future violations of the FCC’s rules, which could limit our operations and growth.

Our wireless operations and wireless licenses are subject to significant government regulation and oversight, primarily by the FCC and, to a certain extent, by Congress, other federal agencies and foreign, state, and local authorities. In general, the FCC’s regulations impose potential limits on, among other things, the amount of foreign investment that may be made in some types of FCC licenses, on the transfer or sale of rights in licenses, on the construction and technical aspects of the operation of wireless communication systems, and on the nature of the services that can be provided within a particular frequency band. In addition, we are subject to certain regulatory and other fees levied by the FCC for certain classes of licenses and services. Under some circumstances, our licenses may be canceled or conditioned. We also may be fined for any past or future violation of the FCC’s rules, and in extreme cases, our licenses may be revoked.

Our FCC licenses are subject to renewal and substantial service requirements. If any licenses are not renewed upon expiration, that could limit the expansion of our business and our ability to lease spectrum and market services provided over our licenses, and could harm our operating results.

Our spectrum licenses in the LMDS and 39 GHz bands are granted for ten-year terms. The renewal date for our New York City LMDS license is in February 2016, renewal dates for our 14 other LMDS licenses are in 2018, and the renewal dates for our 39 GHz EA licenses are in 2020. During the fiscal year ended July 31, 2012, we derived no revenues from some of our LMDS licenses, although we believe our LMDS licenses are important to our business, as they complement our 39 GHz spectrum to serve our targeted customers.  A “substantial service” requirement applies to each of these licenses.  The FCC’s “substantial service” requirement for both LMDS and 39 GHz licensees is intended to provide licensees with flexibility in constructing their licenses. The “safe harbor” guidelines provide licensees with a degree of certainty as to how to comply with the requirement, but they are not the only way to demonstrate substantial service. Generally, if a licensee can demonstrate that it has made tangible use of the licensed frequencies, it should be able to make the requisite showing, although there is evolving precedent in this area. Furthermore, the FCC has taken a flexible approach to non-broadcast license renewal, an approach that has evolved over the past several years, including, for example, the potential for substantial service to be demonstrated by niche, specialized or technologically sophisticated services. We have filed substantial service showings for each of these licenses on or before the final construction deadline.  Many of these showings have been accepted by the FCC, but some of them remain pending and there can be no assurance that the FCC will accept these pending substantial service showings.  If the FCC finds that a licensee has failed to meet the substantial service requirement for any license that authorization is subject to termination.

Although the FCC’s rules currently require that a wireless licensee in our spectrum bands demonstrate substantial service only during its initial license term, the FCC is considering whether to apply additional or more stringent performance requirements in conjunction with the license renewal process for subsequent license terms. If we are unable to meet any current or future requirements for renewal of any of our licenses, they may be subject to termination.

The value of our FCC licenses could decline, which could materially affect our ability to raise capital, and have a material adverse effect on our business and the value of our stock.

A decline in the value of our FCC licenses could negatively impact our ability to raise capital both privately and in the public markets and could significantly reduce the value of the spectrum assets. The value of any or all of our FCC licenses could decrease as a result of many factors, including:

●	increases in supply of spectrum that provides similar functionality;

●	new wireless technology in unlicensed bands that provides the same capability of our network;

●	a decrease in the demand for services offered with any of our FCC licenses;

●	lower values placed on similar licenses in future FCC auctions;

●	regulatory limitations on the use, leases, transfer or sale of rights in any of our FCC licenses; or

●	bankruptcy or liquidation of any comparable companies.

Many of these factors depend on circumstances beyond our control. The occurrence of any of these events could have a material adverse effect on our ability to generate revenues and on our business, prospects, results of operations and financial condition.

The telecommunications and wireless markets are highly competitive, and we may be unable to compete effectively, especially against competitors with greater financial and other resources, which could materially and adversely affect our ability to operate effectively.

We operate in a highly competitive environment and may not be able to compete successfully. We expect to compete with new providers and technologies not yet introduced. Given the intense competition, we may be unable to compete effectively with other technologies and spectrum holders in the short-term and, consequently, we may be unable to develop our business objectives.

Many of our competitors, particularly wireless carriers, are much larger and have significantly greater financial resources and experience than us. If we are unable to compete effectively against existing and future competitors our business will be harmed.

One of our competitive advantages is our national coverage, and particularly, our extensive bandwidth holdings in congested metropolitan areas.  We are unable, at the current time, to transfer our licenses in the Washington, D.C. economic area, which excludes one major metropolitan area from our offering.  If competitors are able to offer a solution without any significant coverage exceptions, it could mitigate one of our competitive advantages and harm the attractiveness of our offering, which could have a material adverse impact on our sales.

Many of our competitors offer other telecommunications and wireless solutions to complement their spectrum leasing and sales activities.  Since we only offer sales and leasing services, we may not be able to compete with such competitors.

Additional spectrum may become available from the FCC, increasing the number of or viability of our competitors or even allowing potential buyers to obtain their own spectrum outright, reducing their need to obtain spectrum from us.

Other entities may obtain FCC licenses to operate spectrum in the same markets as we do, offering similar throughput capacities with comparable transmission reliability.  These entities may decide to enter our business and may have more spectrum available to use in a given market than we do.  If the FCC decides in the future to allocate additional spectrum in the high frequency bands to fixed services, the successful auction of that spectrum could increase the number of entities that hold this spectrum, and its general availability could have a material adverse effect on the value of our spectrum.  Companies that would otherwise use our services could instead decide to acquire spectrum rights in these auctions or obtain services from the winners of those auctions. Unsuccessful auctions of the spectrum may generate low winning bids and could therefore reduce the values of spectrum in neighboring bands, including the value of our spectrum licenses. Alternatively, the FCC may decide to allocate additional spectrum for licensing without auctions to certain classes of users, such as state and local government agencies, that otherwise might be potential customers of our services.

In addition, the FCC has in recent years taken action to maximize the use of the common carrier spectrum that is available to the public at low cost.  Such spectrum may be sufficient to meet the wireless backhaul needs of the small cell or macro backhaul network.  If the FCC continues to take such actions or allocates additional spectrum to common carrier operations, such regulatory activity could have a material adverse effect on our spectrum.

We anticipate a lengthy sales cycle, which could make our revenues difficult to forecast and cause our results to fall short of expectations.

We anticipate that our sales cycle will be lengthy due to the time often necessary for customized design of specific solutions or the possibility that our customers may incur added recurring costs for our products and service offerings or added one-time costs to replace their current telecommunications systems. Our sales cycles will be subject to a number of significant delays over which we have little or no control. Due to our anticipated lengthy sales cycle, we expect that our revenues will be difficult to forecast and may fall short of expectations.

Because we are thinly staffed and highly dependent on a limited number of management persons, we may not be able to pursue longer term business opportunities, which could limit our revenue growth.

As of April 30, 2013, we had 3 employees who work directly for us. We have historically relied on IDT and certain of its affiliates for services and support. Our ability to find and respond to opportunities to deliver our services in a cost-effective manner may be limited by the number of personnel we employ and our lack of capital and other operational resources. Even if we are able to identify customers to whom we can provide services, we may have to hire additional personnel without whom we may only be able to provide limited support for those services. This could result in customer dissatisfaction and loss. Additionally, our competitors, many of whom have significantly more personnel and greater resources, may be better able to seek and respond to opportunities than we can.

A substantial portion of Straight Path Spectrum’s historical revenues were derived from a limited number of customers, and the loss of those customers would have a negative effect on our revenues.

In fiscal 2012 and fiscal 2011, Straight Path Spectrum’s revenues from transactions with a single customer that amounted to 10% or more of total revenues (excluding Straight Path IP Group’s revenues of $3.5 million in fiscal 2011) were as follows:

Year ended July 31 (in thousands)	2012	2011
Customer:
Covad Communications Group	$161	$154
AT&T	124	124
Verizon	90	90

The loss of any of these major customers would have a material adverse effect on the Company’s results of operations and cash flows.

In March and April 2012, Straight Path Spectrum closed on the sale of rights in spectrum partitioned and/or disaggregated from eight of its spectrum licenses covering metropolitan areas from its nationwide portfolio. We received cash of $6.8 million in exchange for the licenses and recorded a gain of $5.3 million on the sale of rights in licenses in fiscal 2012. We may not be successful in continuing to sell our Spectrum licenses.

The extensive and continually evolving regulations to which we are subject could increase our costs and adversely affect our ability to implement our business plan successfully.

The FCC, various state regulatory bodies, local zoning authorities, and other governmental entities regulate us and the operation and installation of the underlying equipment. These regulators conduct regular rulemaking proceedings and issue interpretations of existing rules that apply to us and affect our business operations, directly or indirectly.  The FCC in particular imposes significant regulation on licensees of wireless spectrum with respect to how wireless spectrum is used by licensees, the nature of the services that licensees may offer and how the services may be offered, and resolution of issues of interference between spectrum bands.  The adoption or modification of laws or regulations relating to our fixed wireless licenses and operations could limit or otherwise adversely affect the manner in which we currently conduct our business. Such regulatory proceedings could impose additional obligations on us or our customers, reduce the attractiveness of our service, give rights to our competitors, increase our costs, make the business plans of the carriers or other customers that purchase or may purchase our services less viable, and otherwise adversely affect our ability to implement our business plan.

Interruption or failure of information technology and communications systems could impair our ability to provide services, which could damage our reputation and harm our operating results.

We may experience service interruptions or system failures in the future. If we experience frequent or persistent system or network failures, our reputation and brand could be permanently harmed. We may make significant capital expenditures to increase the reliability of our systems, but these capital expenditures may not achieve the expected results. Any service disruptions may have an immediate and significant impact on our ability to attract, retain, and grow customer revenues, which would harm our business and operating results.

We also depend on the continuing operation of our information technology and communications systems. Any damage to or failure of these systems could result in interruptions in service. Interruptions in service could reduce revenues and harm operating results, and our brand could be damaged if people believe the network is unreliable. These systems are also vulnerable to damage or interruption from earthquakes, terrorist attacks, riots, acts of war, floods, tornadoes, hurricanes, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. The occurrence of a natural disaster or unanticipated problems at any network center could result in lengthy interruptions in service and adversely affect operating results.

If our data security measures are breached, our reputation and business may be harmed.

We rely on the security of our networks to deliver our services to customers. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome these security systems and obtain access to data on the network. We may incur costs associated with the unauthorized use of our networks including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. In addition, because we operate and control the network and the customers' network connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by customers or carriers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security measures, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

The industry in which we operate is continually evolving. Our services may become obsolete, and we may not be able to develop competitive products or services on a timely basis or at all.

The wireless communications services industry is characterized by rapid technological change, competitive pricing, frequent new service introductions and evolving industry standards and regulatory requirements. The backhaul infrastructure that supports this dynamic industry must be similarly flexible and able to adapt to these changes. Our success depends on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with this reliance on technological development, such as:

● competition from service providers using other means to deliver similar or alternative services;
● competition from new service providers using more efficient, less expensive technologies, including products or services not yet invented or developed;
● customers self-provisioning their own backhaul services;
● gaining and sustaining market acceptance of the technology underlying our services;
● realizing economies of scale;
● responding successfully to advances in competing technologies in a timely and cost-effective manner; and
● existing, proposed or undeveloped technologies that may render fixed wireless backhaul and other services less profitable or obsolete.

As the services offered by us and our competitors develop, wireless carriers may not accept our services as a commercially viable alternative to other means of delivering wireless backhaul and other services. Accordingly, our inability to keep pace with technological development could materially and adversely affect our business.

Additional Risks Related to our FCC Licenses

Our reliance upon spectrum licensed by the FCC includes additional risks.

Our use of FCC-licensed spectrum imposes additional risks on our business, including:

● increases in spectrum acquisition costs;
● adverse changes to regulations governing spectrum/licensee rights;
● the risk that spectrum will not be commercially usable or free of harmful interference from licensed or unlicensed operators in our or adjacent bands;
● the risk that the government or other license holders introduce an oversupply of substantially similar spectrum into the market;
● contractual disputes with or the bankruptcy or other reorganization of the license holders, which could adversely affect control over the spectrum subject to such license;
● the risk that competitors, customers or other users may over utilize line of sight licensed spectrum and thus alter the FCC availability or allocation of such wireless spectrum in markets or geographic areas where we require it;
● change in the FCC rules regarding the licensing or use of wireless spectrum; and
● invalidation of any authorization to use all or a significant portion of the spectrum, resulting in, among other things, impairment charges related to assets recorded for such spectrum.

Risks Related to Straight Path IP Group

We may fail to enforce our intellectual property rights.

 Straight Path IP Group’s patent portfolios are among the Company’s core assets. If we fail to obtain or maintain adequate protections, or are unsuccessful in enforcing our patent rights, we may not be able to either realize additional value from our patents, or prevent third parties from benefiting from those patents without benefit to the Company. Third parties may allege that any issued patents may not have priority over any patent applications of others or may not contain claims sufficiently broad to protect us against third parties with similar technologies, products or processes. In addition, the Company’s existing patents have finite lives, and the patents start to expire on September 25, 2015, although Straight Path IP Group may continue to enforce the patents for patent infringement that occurred before expiration.  There is no guarantee that they will be adequately exploited or commercialized.

The USPTO may grant a re-examination of our patents.

In 2010 and 2011, certain patents in Straight Path IP Group’s portfolio successfully emerged from re-examination proceedings at the United States Patent and Trademark Office (USPTO).  Nevertheless, our patents may be subject to further requests to the USPTO to reexamine our patents.  Although we believe that our patents are valid, they may be deemed invalid during a re-examination.  Moreover, any litigation filed after the grant of a re-examination may be subject to an order to stay the litigation while the re-examination proceeds.  Therefore, while a re-examination is pending, we may be unable to enforce our patents.

The USPTO may grant an inter partes review.

The America Inventors Act (“AIA”) created a new procedure for challenging an issued patent at the Patent Office, the inter partes review.  A petitioner challenging a patent must allege “that there is a reasonable likelihood that the petitioner would prevail with respect to at least 1 of the claims challenged in the petition.”  35 U.S.C. § 314(a).

On April 11, 2013, Sipnet EU S.R.O., a limited liability Czech company, filed a petition for an inter partes review at the Patent Office for certain claims of U.S. Patent 6,108,704.  The petition has not been granted and Straight Path IP Group intends to oppose the grant of the petition.  Although we believe that our patents are valid, they may be deemed invalid during the inter partes review.  Moreover, if this or any other inter partes review is granted, any litigation related to the subject patents could potentially be subject to an order to stay the litigation while the review proceeds.  Therefore, while a review is pending, we may be unable to enforce our patents.

Our exposure to uncontrollable outside influences, including new legislation, court rulings or actions by the USPTO, could adversely affect our licensing and enforcement business and results of operations.

Our licensing and enforcement business is subject to numerous risks from outside influences, including the following:

New legislation, regulations or court rulings related to enforcing patents could adversely affect our business and operating results.

Our operating subsidiary acquires patents with enforcement opportunities and is spending a significant amount of resources to enforce those patents.  If new legislation, regulations or rules are implemented either by Congress, the USPTO or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. Recently, United States patent laws were amended with the enactment of the Leahy-Smith America Invents Act, or the America Invents Act, which took effect on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. At this time, it is not clear what, if any, impact the America Invents Act will have on the operation of our enforcement business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition.

In addition, the U.S. Department of Justice, or DOJ, has conducted reviews to evaluate the impact of patent assertion entities on industries in which those patents relate.  It is possible that the findings and recommendations of the DOJ could impact the ability to effectively license and enforce patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Further, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

Finally, leading US politicians have recently made statements related to regulation of patent enforcement entities.  Any such legislation that materially restricts our enforcement activities could have a negative impact on our ability to execute on Straight Path IP Group’s business plan, the value of our patents and our operating results.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries and trial courts.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Federal trial courts that hear our patent enforcement actions also hear criminal cases. Criminal cases always take priority over patent enforcement actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater effect on our business in the future unless this trend changes.

As patent enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our patents.

We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to voluntarily license our patents. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This may increase the risks associated with an investment in our company.

Any litigation to protect our intellectual property or any third party claims to invalidate our patents could have a material adverse effect on our business.

In the future, it may be necessary for us to commence patent litigation against third parties whom we believe require a license to our patents, as was the case in ooVoo, LLC, Vivox, Inc., and Stalker Software, Inc. We may incur significant expenses and commit significant management time with respect to such legal proceedings which may adversely affect our financial condition and results of operations. Moreover, there can be no assurance that we would be successful in any additional legal proceedings and the outcome of such litigation could be harmful to us. In addition, we may be subject to claims seeking to invalidate our patents, as typically asserted by defendants in patent litigation. If we are unsuccessful in enforcing and validating our patents and/or if third parties making claims against us seeking to invalidate our patents are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to license or otherwise capitalize on our proprietary technologies. In addition, then existing licensees of our patents may no longer be obligated to pay royalties to us. Successful litigation against us resulting in a determination that our patents are not valid or enforceable, and/or that third parties do not infringe, may have a material adverse effect on us.

We may require additional financing in the future, which may not be available, or may not be available on favorable terms.

We may need additional funds to finance our operations to make additional investments, or to acquire complementary businesses or assets.  We may be unable to generate these funds from our operations.  Additionally, we may experience delays in collecting judgments if defendants decide to appeal jury findings of infringement at federal district courts. Prior to the spin-off, IDT will capitalize SPCI such that it will have $15 million in addition to the other assets of the business. Following the spin-off, SPCI will be a separate publically traded company.

The availability of new technology may render our intellectual property obsolete.

While we anticipate that our technology will remain relevant to internet telephony  and other applications at least through the expiration of our patents, unanticipated rapid widespread adoption of new technologies that do not infringe our patents could affect our enforcement strategy.  In addition, prospective licensees may seek to develop ‘work arounds’ to our Patents for purposes of avoiding entering into a licensing agreement with Straight Path IP Group.

We are subject to litigation.

Our business model relies on licensing and otherwise realizing value on our communications over the Internet patent portfolio.  We may enforce our patents in United States federal district courts, which hold exclusive jurisdiction to hear claims of patent infringement and other forums.  We may be subject to counterclaims including but not limited to alleging that the asserted patents are not infringed, invalid, and/or unenforceable.

On December 11, 2012, Straight Path IP Group filed a demand for arbitration seeking a declaration that it was entitled to terminate its former Chief Executive Officer’s (the “Former SPIP CEO”) employment and that the former executive is not entitled to severance or certain equity rights under his employment agreement.  On March 15, 2013, that former executive filed a response and counterclaims alleging breach of contract and seeking various forms of relief.  Specifically, he is seeking certain declarations related to the termination of his employment, that he is entitled to certain payments and the vesting of options to purchase common stock representing 5% of the outstanding common stock of Straight Path IP Group, damages for unpaid compensation and severance, a sum in excess of $35 million in compensatory damages, and punitive damages in an unspecified amount.  The parties have selected an arbitrator, commenced discovery, and set a case management schedule.  We do not believe that the Former SPIP CEO’s counterclaims have merit and are vigorously seeking to enforce our rights and defending the matter.  At the current time, we cannot reasonably estimate our likely exposure in this matter.

Risks Relating to the Spin-Off

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from IDT.

As a stand-alone, independent public company, we believe that our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based solely on the characteristics of our business, to focus our financial resources wholly on our own operations and to implement and maintain a capital structure designed to meet our own specific needs. However, we may not be able to achieve some or all of the benefits expected as a result of the spin-off.

Additionally, by separating from IDT, there is a risk that our company may be more susceptible to stock market fluctuations and other adverse events than we would have been were we still a part of IDT due to a reduction in market diversification. Prior to the spin-off, we have been able to take advantage of IDT’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and legal and audit services. As a separate, stand-alone entity, we may be unable to obtain access to financial and other resources on terms as favorable as those available to us prior to the separation. Furthermore, as a stand-alone company, we will not be able to enjoy certain benefits from IDT’s operating diversity, borrowing leverage and available capital for investments. Our operations may depend on the availability of additional financing and, after the spin-off, we will not be able to obtain financing from IDT.

We have also historically relied on IDT and certain of its affiliates for services and support. Our ability to find and respond to opportunities to deliver our services in a cost-effective manner may be limited by the number of personnel we employ and our lack of capital and other operational resources. Even if we are able to identify customers to whom we can provide services, we may have to hire additional personnel without whom we may only be able to provide limited support for those services. This could result in customer dissatisfaction and loss.

Following the spin-off, we expect to have sufficient liquidity to support the development of our business for the medium term. In the future, however, we may require additional financing for capital requirements and growth initiatives. After the spin-off, IDT will not provide funds to us.  Accordingly, we will depend on our ability to generate cash flows from operations, namely the realization of value from our intellectual property, proceeds from the marketing and leasing of the spectrum and to borrow funds and issue securities in the capital markets to maintain and expand our business. We may need to incur debt on terms and at interest rates that may not be as favorable as those historically enjoyed by IDT. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our business, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our products and business, financial condition and results of operations.

 If the spin-off were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, our stockholders and/or IDT might be subject to significant tax liability.

If the spin-off fails to qualify for tax-free treatment, IDT would be treated as if it had sold the common stock of our company for its fair market value, resulting in a taxable gain to the extent of the excess of such fair market value over its tax basis in our stock. In general, our initial public stockholders would be treated as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. For additional information, see “Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 23.

Our historical and pro forma financial information may not be indicative of our future results as an independent company.

The historical and pro forma financial information we have included in this information statement may not reflect what our results of operations, financial position and cash flows would have been had we been an independent company during the periods presented or be indicative of what our results of operations, financial position and cash flows may be in the future when we are an independent company. Our pro forma information should not be assumed to be indicative of what our results of operations, cash flows or financial condition actually would have been as a stand-alone public company nor to be a reliable indicator of what our results of operations, cash flows and financial condition actually may be in the future.

There can be no assurance that the FCC will approve or accept our new ownership resulting from the spin-off.

Because we hold spectrum licenses, the FCC must approve our new ownership prior to the spin-off.  The FCC’s rules contemplate that applications to transfer ownership of licenses will be processed using either “General Approval Procedures” (“GAP”) or “Immediate Approval Procedures” (“IAP”).  We believe we will meet all applicable criteria for our application to be approved under IAP, which provides for an expedited review and response.

Our initial application for transfer of control of spectrum licenses in connection with the spin-off was not granted under the IAP, but was placed on public notice for consideration under GAP. In consideration of moving forward expeditiously, we have removed from the application a total of 93 licenses with respect to which our applications for substantial service showing has not yet been accepted by the FCC, or where the FCC has indicated that they would like to receive additional information.  This has allowed us to proceed with a revised application covering the majority of the licenses in the portfolio that we believe will proceed under the IAP.

Risk Factors Generally Relating to Us and Our Common Stock

The reporting requirements associated with our being a public company could subject us to significant expenses.

As a result of the spin-off, we will become a public reporting company and will be required to file with the Securities and Exchange Commission reports required by the Securities Exchange Act of 1933.  Specifically, among other requirements, we will need to file quarterly reports on Form 10-Q, annual reports on Form 10-K and under some circumstances, current reports on Form 8-K, in accordance with strict timelines.  We will also be required to file annual proxy materials.  In addition, as part of those filings, we will be required to provide annual audited financial statements.  Also, we will need to establish an internal audit function. We anticipate that compliance with such requirements will significantly increase our legal and accounting costs and will demand significant attention from management.  The resources and time required to comply with rules applicable to public companies could divert financial and human resources from focusing on our business, and we can provide no assurance that the benefits of our being public outweigh the disadvantages and costs associated with compliance.  We currently anticipate our total costs to increase by approximately $750,000 to $1.0 million a year as a result of being a public reporting company.  Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

There may not be an active trading market for shares of our Class B common stock and stockholders may find it difficult to transfer our securities.

Prior to the spin-off, there is no public trading market for shares of our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market in our common stock or how liquid such a market might become. It is possible that, even though our Class B common stock will be listed on the NYSE MKT an active trading market will not develop or continue, and there can be no assurance as to the price at which our Class B common stock will trade. The initial share price of our Class B common stock may not be indicative of prices that will prevail in any future trading market.

In addition, because of the significant changes that will take place as a result of the spin-off, the trading market for our Class B common stock and IDT’s Class B common stock after the spin-off may be significantly different from that for IDT’s Class B common stock prior to the spin-off.

We cannot predict the price range or volatility of our Class B common stock after it is listed, and sales of a substantial number of shares of our Class B common stock may adversely affect the market price of our Class B common stock.

Investors may suffer dilution.

We may engage in equity financing to fund our future operations and growth.  If we raise additional funds by issuing equity securities, stockholders may experience significant dilution of their ownership interest (both with respect to the percentage of total securities held, and with respect to the book value of their securities) and such securities may have rights senior to those of the holders of our common stock.

We are controlled by our principal stockholder, which limits the ability of other stockholders to affect the management of the Company.

Howard Jonas has undertaken that all of the SPCI Class A Common Stock and Class B Common Stock to be distributed in the spin-off that would be beneficially owned by him will be placed in trust with an independent trustee. Howard Jonas will retain the economic benefit of the shares to be placed in trust, but will have no voting or dispositive power or control with respect to such shares. The trustee will, following the spin-off, have voting power or control over 2,195,419 shares of our common stock (which includes 787,163 shares of our Class A common stock and 1,408,256 shares of our Class B common stock) and representing approximately 74.7% of the combined voting power of our outstanding common stock, as of April 30, 2013. The trustee will be able to control matters requiring approval by our stockholders, including the approval of significant corporate matters, such as any merger, consolidation or sale of all or substantially all of our assets. As a result, the ability of any of our other stockholders to influence our management will be limited.

We intend to exercise our option for the “controlled company” exemption under NYSE MKT rules with respect to our Nominating Committee.

Following the spin-off, we will be a “controlled company” as defined in section 801(a) of the NYSE MKT Company Guide because more than 50% of the combined voting power of all of our outstanding common stock will be beneficially owned by a single stockholder. As a “controlled company,” we will be exempt from certain NYSE MKT rules requiring a board of directors with a majority of independent members, a compensation committee composed entirely of independent directors and a nominating committee composed entirely of independent directors. These independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. We intend to apply this “controlled company” exemption for our corporate governance practices only with respect to the independence requirements of our Nominating Committee. Accordingly, with respect to our Nominating Committee you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE MKT, and if we were to apply the controlled company exemption to other independence requirements, you would not have the protection afforded by those requirements either.

We have limited resources and could find it difficult to raise additional capital.

As a result of the spin-off, we will be independent from IDT.  We have no operating history as an independent company, and no current sources of financing. Any financing formerly provided to any of our businesses by IDT will no longer be available. We may need to raise additional capital in order for stockholders to realize increased value on our securities.

Given the current global economy, there can be no assurance that we will be able to obtain the necessary funding on commercially reasonable terms in a timely fashion. Failure to receive the funding could have a material adverse effect on our business, prospects, and financial condition.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This information statement and other materials filed or to be filed by us and IDT, as well as information in oral statements or other written statements made or to be made by us and IDT, contain statements, including in this document under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases. Any forward-looking statements contained in this information statement are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved.

We believe that the factors that could cause our actual results to differ materially include but are not limited to the factors we describe in this information statement, including under “Risk Factors,” “The Spin-off” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

●	Fluctuations in our financial results;
●	Changes in demand for our licenses or the prevalence of communications over the Internet use;
●	Acts of terrorism or war;
●	The availability of competing intellectual property at lower prices;
●	Difficulty in developing, preserving and protecting our intellectual property;
●	Adequacy of our internal controls;

●	Loss of key management and other personnel;
●	Our ability to comply with laws governing our operations and industries;
●	Increases in tax liabilities;
●	Difficulty in implementing our business strategies;
●	Availability and access to financial and other resources;
●	Failure to qualify as a tax-free reorganization; and
●	Our ability to obtain financing;

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this information statement. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this information statement are made only as of the date of this information statement, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

THE SPIN-OFF

After a strategic review of IDT’s portfolio, IDT determined that separating SPCI’s businesses from its other operations would best facilitate utilization of certain of its intangible assets under their own management focus and long-term growth plans and allow SPCI to create more long-term value than to continue to have those assets owned by IDT.  In addition, by separating from the remaining IDT businesses, the separate entities may avoid exposure to the risks associated with the other company’s businesses.

The transaction is intended to be in the form of a tax-free distribution to IDT’s stockholders. IDT’s Board of Directors established a record date of July 25, 2013 and established a payment date for the spin-off shortly before the completion of the distribution.  You should consult your own tax advisor concerning the tax impact of the spin-off on you.

Reasons for the Spin-Off

IDT’s Board of Directors believes that the spin-off will separate certain business units whose needs and focuses are better served by together becoming part of a separate entity.  The businesses that will be owned by an independent SPCI comprise the key intangible assets included in IDT’s holdings that are not directly required for the operations of its other businesses.  The spectrum and intellectual property licensing and enforcement businesses are focused on monetizing intangible assets and thus have similarities in the approaches to realizing value from those assets that are distinct from other business units that utilize other assets or business plans.   SPCI will be in the business of leasing and sub-licensing a national portfolio of wireless spectrum licenses and licensing intellectual property.

Management believes that separating the SPCI businesses from the remaining IDT businesses will allow management of each of IDT and SPCI to design and implement corporate strategies and policies that are based solely on the business characteristics of that company and its other affiliated companies and its business units, maintain a sharper focus on core business and growth opportunities, and concentrate their financial resources wholly on their own operations. The companies will be able to reinvest the proceeds from their operations into their businesses, find other ways to deploy those resources or distribute value to that company’s shareholders.

Historically, despite several alternate attempts, IDT was not successful in developing a business to fully realize the value of the nationwide portfolio of spectrum licenses it acquired in 2001. Management believes that a smaller entity with fewer diverse business interests and a focus on the exploitation of intangible assets will be better able to adapt its plans and market the spectrum portfolio for the needs of the communications industry in real time. The needs of that industry are constantly changing, and the ways that Straight Path Spectrum’s assets can be deployed to meet those needs must adapt quickly to address the right market at the right time. Management believes that this will be better accomplished as part of an independent SPCI and not as a subsidiary of IDT. Because of the need to have management with full authority to make decisions and deploy resources is essential to the full realization of the value of the license portfolio, this was not practicable in a non-taxable transaction that did not result in a full separation from IDT.

In addition, IDT and SPCI also believe that management of SPCI may better be able to enhance the value of SPCI IP Group’s assets under the proposed structure more so than was possible as part of IDT or as a standalone entity, due to (i) synergies of having an entity focused on generating value from intangible assets, and (ii) isolation of SPCI’s licensing business and the patents from IDT’s operations.  Accordingly, isolation of the patents and the licensing business may not be able to be achieved practically or inexpensively through another non-taxable transaction that does not involve the spin-off.

IDT initially announced its intent to spin-off Straight Path IP Group (formerly named Innovative Communications Technologies Inc.) in March 2011.  In June 2011, IDT announced that it had determined not to proceed with the previously announced spin-off, declaring that it was continuing to explore options for maximizing potential returns from the Straight Path IP Group assets and business.

On July 19, 2012, IDT announced its then current intention to spin-off the Straight Path IP Group to its stockholders. IDT continued to evaluate the potential spin-off of Straight Path IP Group to its stockholders, along with other alternatives for the business, as Straight Path IP Group continued the efforts that it began in the second quarter of fiscal 2012 to enforce its rights against third parties that it believes are infringing upon its intellectual property.

Outside of IDT, the intellectual property enforcement industry has undergone substantial change and growth.  High profile and other entities have undertaken various efforts to separate their patent portfolios from their core business operations, and seek to have them enforced under independent management and control.  This growth reduces the concerns expressed in the prior announcements related to enforcement by an independent SPCI.

Straight Path IP Group had explored various options for transferring its assets to a third party but concluded that the value to be realized by its and IDT’s stockholders would likely be less than a direct enforcement effort where those stockholders would retain all the equity value from the effort.

In March 2013, the IDT Board determined that a spin-off of Straight Path Spectrum and Straight Path IP Group, presented an opportunity to realize synergies from the overlap of the nature and approach to generate value from those businesses and eliminate restrictions on those efforts that resulted from being part of IDT, and authorized the spin-off of SPCI in its current form.  The determination is based on the belief that it is the plan with the greatest likelihood of realizing the greatest value to the IDT shareholders.

On May 2, 2013, the IDT Board gave its final approval for the spin-off in the form described in this information statement.

IDT’s Board of Directors weighed the reasons for the spin-off and the other benefits it is expected to bring against the negative impacts thereof, including the one-time costs of effecting the spin-off, the increased costs of maintaining IDT and SPCI as separate public companies, the possibility of reduced liquidity in the market for the SPCI common stock as a smaller company or because of  the absence of a listing for the SPCI equity on an established market and the disruption on operations caused by the separation.  The Board concluded that the reasons and benefits outweighed the negative impacts and elected to proceed with the spin-off.

Other Benefits of the Spin-Off

The Board of Directors of IDT considered the following potential benefits in making the determination to effect the spin-off:

●
Reduce internal competition for capital. Instead of having limited access to resources, we will now be able to invest our resources and cash flow exclusively into our businesses. In addition, we will have direct access to the public capital markets to allow us to seek to finance our operations and growth without having to compete with IDT’s other businesses with respect to financing. As an independent entity, we will be in a position to pursue strategies our Board of Directors and management believe will create long-term stockholder value, including organic and acquisition growth opportunities, provided we continue to have access to capital.

●	Provide both companies heightened strategic flexibility to form strategic business alliances in their target markets, unencumbered by considerations of the potential impact on the other business.
●
Create our common equity shares, including options and restricted shares, in order to provide the appropriate incentive mechanisms to motivate and reward our management and employees. The common stock of the independent, publicly-traded SPCI will have a value that reflects the efforts and performance of our management and employees. As a result, we will be able to develop better incentive programs to attract and retain key employees through the use of stock-based and performance-based incentive plans that more directly link their compensation with our financial performance. These programs will be designed to more directly reward employees based on our performance.

●	Allow us to effect future acquisitions utilizing our common stock for all or part of the consideration and to issue a security more directly tied to the performance of our business.
●
Increase transparency and clarity into the different businesses of IDT and us. The investment community will be better able to evaluate the merits and future prospects of each company. This will enhance the likelihood that each company will receive an appropriate market valuation.

Neither we nor IDT can assure you that, following the spin-off, any of these benefits will be realized to the extent anticipated or at all. For a description of the factors that might impact our ability to achieve these benefits, see “Risk Factors.”

Negative Factors

In evaluating the spin-off, the IDT’s Board of Directors also considered a number of other factors that may have weighed against proceeding, including:

●
The one-time costs of the spin-off, and the ongoing costs of having us operate as an independent public company, including legal, auditing and other costs of compliance with laws and regulations applicable to public companies, that are estimated to be between $750,000 and $1.0 million annually;

●	Our capital structure and the need to replicate that structure in SPCI;

●	The possibility that disruptions in normal business may result, including as we are compelled to independently perform functions that previously were provided by IDT; and

●	The risk that the combined trading prices of our common stock and IDT common stock after the distribution may be lower than the trading price of IDT common stock before the distribution.

IDT’s Board of Directors concluded, however, that the potential long-term benefits of the spin-off outweigh these factors, and that separating us from IDT in the form of a tax-free distribution is appropriate and advisable.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off are set forth in the Separation and Distribution Agreement between us and IDT. The spin-off will be effective at 11:59 p.m., New York City time on the distribution date, which will be on or about July 31, 2013. As a result of the spin-off, each IDT stockholder will receive one share of our Class A common stock for every two shares of IDT Class A common stock and one share of our Class B common stock for every two shares of IDT Class B common stock held as of the record date. The distribution agent will first convert shares of our Class A common stock into Class B common stock and then aggregate fractional shares of our Class B common stock into whole shares, sell the respective whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the respective sales pro rata to each holder of our Class A common stock and Class B common stock, respectively, who otherwise would have been entitled to receive a fractional share in the distribution.  Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders as described in “Material U.S. Federal Income Tax Consequences of the Spin-Off” beginning on page 23.

In order to be entitled to receive shares of our common stock in the spin-off, IDT stockholders must be stockholders as of the record date. The distribution of unrestricted shares of our Class B common stock will be paid in book-entry form and physical stock certificates will be issued only to holders of our Class A common stock and, upon request, to holders of our Class B common stock. Each share of our Class A common stock and Class B common stock that is distributed will be validly issued, fully paid and non-assessable and free of preemptive rights. See “Description of Our Capital Stock” beginning on page 63.

IDT stockholders will not be required to pay for shares of our Class A common stock and Class B common stock received in the spin-off or to surrender or exchange shares of IDT Class A common stock and/or Class B common stock in order to receive our common stock or to take any other action in connection with the spin-off. No vote of IDT stockholders is required or sought in connection with the spin-off, and IDT stockholders will have no appraisal rights in connection with the spin-off.

If any stockholder of IDT on the record date sells shares of IDT common stock after the record date but on or before the spin-off date, the buyer of those shares, and not the seller, will become entitled to receive the shares of our common stock issuable in respect of the shares sold. See “Trading Between the Record Date and Spin-Off Date” below for more information.

Trading Between the Record Date and Distribution Date

Beginning on or about July 23, 2013, and continuing up to and including through the distribution date, we expect that there will be two markets in IDT Class B common stock: a “regular-way” market and an “ex-distribution” market. Shares of IDT Class B common stock that trade on the regular-way market will trade with an entitlement to receive shares of SPCI Class B common stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of SPCI Class B common stock distributed pursuant to the distribution. Therefore, if you sell shares of IDT Class B common stock in the “regular-way” market after the close of business on the record date and up to and including through the distribution date, you will be selling your right to receive shares of SPCI Class B common stock in the distribution. If you own shares of IDT Class B common stock at the close of business on the record date and sell those shares on the “ex-distribution” market, up to and including through the distribution date, you will still receive the shares of SPCI Class B common stock that you would be entitled to receive pursuant to your ownership of the shares of IDT Class B common stock.

Furthermore, on July 23, 2013 a “when-issued” market in our Class B common stock commenced, and will continue up to and including through the distribution date. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of SPCI Class B common stock that will be distributed to IDT stockholders on the distribution date. If you owned shares of IDT Class B common stock at the close of business on the record date, you would be entitled to shares of our common stock distributed pursuant to the distribution. You may trade this entitlement to shares of SPCI Class B common stock, without trading the shares of IDT Class B common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to SPCI Class B common stock will end and “regular-way” trading will begin.

Results of the Spin-Off

After the spin-off, we will be a separately traded, public company. Immediately following the spin-off, we expect to have approximately 6 record holders of our Class A common stock and 108 record holders of shares of our Class B common stock based on the number of beneficial and record holders, respectively, of shares of IDT Class A common stock and Class B common stock on July 31, 2013. These numbers do not include the number of persons whose shares are in nominee or in “street name” accounts through brokers. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of IDT stock options between the date the Board of Directors of IDT declares the distribution for the spin-off and the record date for the spin-off.

We and IDT will be parties to a number of agreements that govern the spin-off and the future relationship between the two companies. For a more detailed description of these agreements, please see “Our Relationship with IDT After the Spin-” beginning on page 60.

Treatment of Stock Options Issued by IDT in the Spin-Off

In the spin-off, the exercise price of each outstanding option to purchase IDT Class B common stock that was issued by IDT will be proportionately reduced based on the relative trading prices of IDT and SPCI following the spin-off. Further, each such option holder will share ratably in a pool of options to purchase 32,155 shares of SPCI Class B common stock with an exercise price equal to the closing price of SPCI on the first trading day following the consummation of the spin-off and an expiration date equal to the later of (i) the expiration of the IDT option held by such option holder and (ii) a date on or about the first anniversary of the spin-off when SPCI insiders will be free to trade in shares of SPCI under SPCI’s to be adopted insider trading policy.

Interest of SPCI Officers and Directors

The interest of our officers and board of directors in the spin-off is reflected in their stock ownership as set forth in the Security Ownership and Certain Beneficial Owners and Management table as certain of them will be receiving shares of our common stock as a result of the distribution. Howard Jonas has undertaken that all of the SPCI Class A Common Stock and Class B Common Stock to be distributed in the Spin-Off that would be beneficially owned by him will be placed in trust with an independent trustee. Accordingly, Howard Jonas will disclaim beneficial ownership of those shares. As a result, Mr. Jonas will not retain voting or dispositive control over any shares of SPCI common stock and will not control SPCI or the outcome of any matters submitted to the stockholders of SPCI.

Material U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of the material U.S. federal income tax consequences to IDT, the holders of IDT Class A common stock and Class B common stock, us and the holders of our common stock after the spin-off as of the date hereof. This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as stockholders subject to the alternative minimum tax, tax-exempt entities, non-resident alien individuals, foreign entities, foreign trusts and estates and beneficiaries thereof, stockholders who acquire shares as compensation for services (including holders of IDT restricted stock who did not make a Section 83(b) election), banks, insurance companies, other financial institutions, traders in securities that use mark-to-market accounting, and dealers in securities or commodities. In addition, this summary does not address any state, local or foreign tax consequences. This summary is based upon provisions of the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service and such other relevant authorities, in effect on the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.

This summary is limited to holders of shares of IDT common stock that are U.S. Holders, as defined immediately below. A U.S. Holder is a beneficial owner of IDT common stock that is, for U.S. federal income tax purposes:

● an individual who is a citizen or a resident of the United States;

● a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

● an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

● a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not address the U.S. federal income tax consequences to IDT stockholders who do not hold shares of IDT common stock as a capital asset. Moreover, this summary does not address any state, local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of IDT common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the distribution.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.

THIS SUMMARY IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR

IDT received a legal opinion from Pryor Cashman LLP as to the U.S. federal income tax treatment of the distribution.  The legal opinion provides that the distribution should qualify as a transaction described in Section 368(a)(1)(D) of the Code and Section 355(a) of the Code.  An opinion of independent tax attorneys is not binding on the IRS or the courts.  In addition there is no direct authority on point with respect to some of the conclusions in the opinion and therefore the IRS or the courts may disagree with these conclusions. The opinion is based on, among other things, current tax law and assumptions and representations as to factual matters made by IDT, which if incorrect in certain material respects, would jeopardize the conclusions reached in an opinion. Neither we nor IDT are currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect or that would jeopardize the conclusions reached by Pryor Cashman LLP in the opinion.

Assuming the distribution qualifies under Section 355 of the Code, for U.S. federal income tax purposes, we believe that:

● no gain or loss will be recognized by IDT or us as a result of the distribution;

● no gain or loss will be recognized by, or be includible in the income of, a holder of IDT common stock, solely as a result of the receipt of our common stock in the distribution;

● the aggregate tax basis of the shares of IDT common stock and our common stock in the hands of IDT stockholders immediately after the distribution will be the same as the aggregate tax basis of the shares of IDT common stock held by the holder immediately before the distribution, allocated between the shares of IDT common stock and our common stock in proportion to their relative fair market values immediately following the distribution; and

● the holding period with respect to our common stock received by IDT stockholders will include the holding period of their shares of IDT common stock, provided that such shares of IDT common stock are held as a capital asset immediately following the distribution.

If, notwithstanding the conclusions included in the opinion, it is ultimately determined that the distribution does not qualify as tax-free for IDT for U.S. federal income tax purposes, then IDT would recognize gain in an amount equal to the excess of the fair market value of our common stock distributed to IDT stockholders over IDT's tax basis in such shares.

In addition, if the distribution were not to qualify as tax-free for IDT's stockholders for U.S. federal income tax purposes, each IDT stockholder that is subject to U.S. federal income tax and who receives our common stock in the distribution could be treated as receiving a distribution in an amount equal to the fair market value of our common stock that was distributed to the stockholder, which generally would be taxed as a dividend to the extent of the stockholder’s pro rata share of IDT's current and accumulated earnings and profits and then treated as a non-taxable return of capital to the extent of the stockholder’s basis in the IDT stock and finally as capital gain from the sale or exchange of IDT stock.

Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate level taxable gain to IDT under Section 355(e) of the Code if 50% or more, by vote or value, of our stock or IDT’s stock is acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of IDT's stock within two years before the distribution, and any acquisitions or issuances of our stock or IDT's stock within two years after the distribution may be presumed to be part of such a plan, although we or IDT may be able to rebut that presumption. We are not aware of any acquisitions or issuances of IDT’s stock within the two years before the distribution that would be considered to occur as part of a plan or series of related transactions that includes the distribution. If an acquisition or issuance of our stock or IDT’s stock triggers the application of Section 355(e) of the Code, IDT would recognize taxable gain as described above and such gain would be subject to U.S. federal income tax.

A merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off, in some circumstances, could be counted toward the 50% change of ownership threshold. As a result, we may be unable to engage in strategic or capital raising transactions that stockholders might consider favorable, or to structure potential transactions in the manner most favorable to us.

If you receive cash in lieu of a fractional share of our common stock, you will be treated as though you first received a distribution of the fractional share in the spin-off and then sold it for the amount of such cash. You will recognize capital gain or loss, provided that the fractional share is considered to be held as a capital asset, measured by the difference between the cash you receive for such fractional share and your tax basis in that fractional share, as determined above.

If you are a “significant distributee” with respect to the spin-off, you are required to attach a statement to your federal income tax return for the year in which the spin-off occurs setting forth our name and IRS employer identification number, IDT’s name and IRS employer identification number, the date of the spin-off, and the fair market value of the shares of our common stock that you receive in the spin-off. Upon request, IDT will provide the information necessary to comply with this reporting requirement to each stockholder of record as of the record date. You are a “significant distributee” with respect to the spin-off if you own at least 5% of the outstanding shares of IDT common stock immediately before the spin-off. You should consult your own tax advisor concerning the application of this reporting requirement in light of your particular circumstances.

Certain State Income Tax Matters

The above discussion does not address any tax consequences of the spin-off other than the material U.S. federal income tax consequences set forth above.  IDT stockholders are encouraged to consult their tax advisor concerning all possible state income tax consequences of the spin-off.

Listing and Trading of common Stock

There is currently no public market for our common stock. We have received approval of our Class B common stock to be traded on NYSE MKT under the ticker symbol “STRP” following the spin-off.

Trading in shares of our Class B common stock commenced on a when-issued basis on July 23, 2013 and will continue until the distribution date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our Class B common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction.

We cannot predict what the trading price for our Class B common stock will be before or after the distribution date. We also cannot predict any change that may occur in the trading price of IDT Class B common stock as a result of the spin-off. Until our Class B common stock is fully distributed and an orderly market develops, the prices at which it trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. See “Risk Factors--Risk Factors Generally Relating to Us and Our Common Stock.”

The shares of our Class B common stock distributed to IDT stockholders will be freely transferable except for shares received by persons who may be deemed to be our “affiliates” under the Securities Act of 1933, as amended (the “Securities Act”). Persons that may be considered affiliates of us after the spin-off generally include individuals or entities that control, are controlled by or are under common control with us. This may include some or all of our officers and directors as well as our principal stockholders. Persons that are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

Following the spin-off, the number of shares of each of our Class A common stock and Class B common stock, other than Class B common stock that will be freely transferable, that could be sold pursuant to Securities Act Rule 144 or that we have agreed to register under the Securities Act for sale by resale is 314,865 and 4,255,261 respectively.

We do not intend to list or quote our Class A common stock on any exchange or trading system.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to IDT stockholders who will receive shares of our common stock in the spin-off. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither we nor IDT undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

We do not anticipate paying dividends on our common stock until we achieve sustainable profitability (after satisfying all of our operational needs, including payments to the Former SPSI CEO) and retain certain minimum cash reserves.  Following that time, it is our intention to distribute not less than 50% of our consolidated positive net earnings available for distribution to our stockholders. Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets. The nature of our operations is that, in the short term until our licensing, leasing, sale of rights in licenses and enforcement programs become more firmly established, we do not anticipate generating meaningful cash flows. The payment of dividends in any specific period will be at the sole discretion of our Board of Directors.

 UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The unaudited pro forma combined financial data reported below consist of an unaudited pro forma combined balance sheet as of April 30, 2013 and unaudited pro forma combined statements of operations for the nine months ended April 30, 2013 and for the fiscal year ended July 31, 2012. The unaudited pro forma combined financial data reported below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited combined financial statements as of July 31, 2012 and 2011 and for the fiscal years then ended and the notes thereto, and the unaudited interim combined financial statements as of April 30, 2013 and for the nine months ended April 30, 2013 and 2012 and the notes thereto, all of which are included elsewhere in this Information Statement. Our unaudited pro forma combined financial data were prepared on the same basis as our audited combined financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position and results of operations for these periods.

The pro forma combined balance sheet adjustments assume that our spin-off from IDT occurred as of April 30, 2013. The pro forma adjustments to the combined statements of operations for the nine months ended April 30, 2013 and for the year ended July 31, 2012 assume that the spin-off occurred as of August 1, 2011.

The following unaudited pro forma combined financial statements reflect IDT’s transfer to us of all of its assets and liabilities related to SPCI, the contribution by IDT prior to the spin-off of an amount of cash so that Straight Path Communications has $15 million in cash at the time of the spin-off, and the distribution by IDT to its stockholders of approximately 0.8 million shares of Straight Path Communications Class A common stock (based on 1.6 million shares of IDT Class A common stock that were expected to be outstanding on the record date) and approximately 10.6 million shares of Straight Path Communications Class B common stock (based on 21.3 million shares of IDT Class B common stock that were expected to be outstanding on the record date).  In the distribution, each IDT stockholder will receive one share of Straight Path Communications Class A common stock for every two shares of IDT Class A common stock and one share of Straight Path Communications Class B common stock for every two shares of IDT Class B common stock held on the record date for the spin-off.

 The unaudited pro forma financial statements assume that the charges for the services that IDT will provide to us will be similar to those currently being charged via inter-company billings. Accordingly, the pro forma financial statements assume that future service agreements will not result in a significantly different impact on our results of operations as compared to periods preceding the spin-off.

In addition, the service agreements between IDT and us will include additional services to be provided, on an interim basis, as a separate publicly-traded company. Such services will include assistance with internal audit, periodic reports required to be filed with the SEC, as well as maintaining minutes, books and records of meetings of the Board of Directors and its committees. Charges for these additional services were not included in the historical combined financial statements or in the pro forma adjustments since they were not applicable for periods that we were not a separate public company. The additional costs (including for services to be provided by IDT and others) related to being a publicly-traded company and being separated from IDT, are currently estimated to be between $750,000 and $1.0 million annually. Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

The unaudited pro forma combined balance sheet and unaudited combined statements of operations included in this Information Statement have been derived from our audited and unaudited combined financial statements included elsewhere in this Information Statement and do not purport to represent what our financial position, results of operations or cash flows actually would have been had the spin-off occurred on the dates indicated, or to project financial performance for any future period.

STRAIGHT PATH COMMUNICATIONS INC.

PROFORMA CONDENSED COMBINED BALANCE SHEET
AS OF APRIL 30, 2013
(in thousands, except share data)
(unaudited)

	Historical	Pro Forma Adjustments			Pro Forma
Assets
Current assets:
Cash and cash equivalents	$3,252	$11,748		(A)	$15,000
Trade accounts receivable, net	74				74
Other current assets	106				106
Total current assets	3,432				15,180
Prepaid expenses—long-term portion	242				242
Total assets	$3,674				$15,422

Liabilities and Equity
Current liabilities:
Trade accounts payable	$1				$1
Accrued expenses	1,453				1,453
Deferred revenue	161				161
Income taxes payable	15				15
Total current liabilities	1,630				1,630
Deferred revenue —long-term portion	262				262
Total liabilities	1,892				1,892
Equity :
Straight Path Communications Inc. stockholder’s equity:
Preferred stock, $.01 par value; authorized shares— historical nil, pro forma 3,000,000; no shares issued	—				—
Common stock, $.01 par value; authorized shares—historical 1,500, pro forma nil; historical 100 shares issued; pro forma no shares issued	—			(B)	—
Class A common stock, $.01 par value; authorized shares—historical nil, pro forma 2,000,000; historical no shares issued; pro forma 787,163 shares issued and outstanding	—	8		(B)	8
Class B common stock, $.01 par value; authorized shares— historical nil, pro forma 40,000,000; historical no shares issued; pro forma 10,636,428 shares issued and outstanding	—	106		(B)	106
Additional paid-in capital	—	11,748	(114)	(A)(B)	380,768
		369,134		(E)
Accumulated deficit	—	(367,149)		(E)	(367,149)
Group equity	1,985	(1,985)		(E)	—
Total Straight Path Communications Inc. stockholder’s equity	1,985				13,733
Noncontrolling interests	(203)				(203)
Total equity	1,782				13,530
Total liabilities and equity	$3,674				$15,422

STRAIGHT PATH COMMUNICATIONS INC.

PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED APRIL 30, 2013
(in thousands, except per share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma

Revenues	$982			$982
Costs and expenses:
Direct cost of revenues	598			598
Selling, general and administrative	3,303			3,303
Total costs and expenses	3,901			3,901
Gain on sale of rights in wireless spectrum	150			150
Loss from operations	(2,769)			(2,769)
Interest income	8			8
Loss before income taxes	(2,761)			(2,761)
Provision for income taxes	(7)		(C)	(7)
Net loss	(2,768)			(2,768)
Net loss attributable to noncontrolling interests	313			313
Net loss attributable to Straight Path Communications Inc.	$(2,455)			$(2,455)

Loss per share attributable to Straight Path Communications Inc.:
Basic			(D)	$(0.21)
Diluted			(D)	$(0.21)

Weighted average number of shares used in calculation of loss per share
Basic				11,424
Diluted				11,424

STRAIGHT PATH COMMUNICATIONS INC.

PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JULY 31, 2012
(in thousands, except per share data)
(unaudited)

	Historical	Pro Forma Adjustments		Pro Forma

Revenues	$553			$553
Costs and expenses:
Direct cost of revenues	92			92
Selling, general and administrative	1,010			1,010
Total costs and expenses	1,102			1,102
Gain on sale of rights in wireless spectrum	5,330			5,330
Income from operations	4,781			4,781
Interest income	8			8
Interest expense	(9)			(9)
Other income	1			1
Income before income taxes	4,781			4,781
Provision for income taxes	(25)		(C)	(25)
Net income	4,756			4,756
Net loss attributable to noncontrolling interests	33			33
Net income attributable to Straight Path Communications Inc.	$4,789			$4,789

Earnings per share attributable to Straight Path Communications Inc.:
Basic			(D)	$0.42
Diluted			(D)	$0.39

Weighted average number of shares used in calculation of earnings per share
Basic				11,424
Diluted				12,425

STRAIGHT PATH COMMUNICATIONS INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS
TO THE PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

The following is a description of the pro forma adjustments to the combined financial statements:

(A)
In connection with the planned spin-off, IDT will transfer cash to the Company prior to the spin-off such that the Company will have approximately $15 million in cash at the time of the spin-off. This cash transfer is reflected as if IDT made the cash contribution to the Company on April 30, 2013.

(B)
Reflected as if the 0.8 million shares of Class A common stock (based on 1.6 million shares of IDT Class A common stock that were expected to be outstanding on the record date) and 10.6 million shares of Class B common stock (based on 21.3 million shares of IDT Class B common stock that were expected to be outstanding on the record date) were issued on April 30, 2013.  Such shares will be reflected in the amended and restated certificate of incorporation of the Company to be filed prior to the distribution.  The Company’s current authorized capital stock consists of 1,500 shares of common stock of which 100 shares are outstanding.

(C)
The Company’s historical combined financial statements include provisions for federal and state income taxes on a separate tax return basis for all periods presented. Accordingly, no pro forma adjustment for income taxes is necessary.

(D)
Earnings (loss) per share is calculated as if 0.8 million shares of Class A common stock (based on 1.6 million shares of IDT Class A common stock that were expected to be outstanding on the record date) and 10.6 million shares of Class B Common Stock (based on 21.3 million shares of IDT Class B common stock that were expected to be outstanding on the record date) were issued and outstanding, The diluted earnings per share includes pro forma restricted stock subject to risk of forfeiture, unless the effect of such additional shares is anti-dilutive.

(E)	Reflected as if IDT contributed the business operations to the Company on April 30, 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are currently a subsidiary of IDT. Our businesses will consist of Straight Path Spectrum and Straight Path IP. We own 100% of Straight Path Spectrum, and 84.5% ownership of Straight Path IP, subject to outstanding options held by an employee to purchase another 0.5% from us. The Former SPSI CEO is entitled to receive payments out of revenue derived from certain of Straight Path Spectrum’s wireless spectrum licenses.  Those payments are to be made out of 50% of the covered revenue and are in a maximum aggregate amount of $4 million.  The payments arise under a settlement of certain claims more fully described under the caption “Legal Proceedings” on page 62. In addition, the Former SPIP CEO (who is not the same person as the Former SPSI CEO) has asserted claim to the right to receive options to purchase another 5% of Straight Path IP Group’s common stock from us, at an exercise price of approximately $0.4 million, which is subject to dispute by us.  We generally pay law firms that represent us in litigation against alleged infringers of our intellectual property rights a percentage of the amounts recovered ranging from 0 to 40% depending on several factors.  One of such law firms has the right to 30% of the proceeds from any monetization of the Droplet patent portfolio, as such assets were received in settlement of litigation.

The spin-off will separate our businesses from the remainder of IDT’s operations and holdings. Following the spin-off, IDT’s business will consist of IDT Telecom, IDT’s interests in Fabrix T.V. and Zedge, as well as other interests.  We, along with IDT’s management, believe that the operational and growth prospects of our businesses may best be realized by a separation from those non-spun-off businesses based on several factors including synergies of combining our intangible assets and growth prospects.

We will operate as an independent public company following the spin-off. While many of the costs of being a public company were already borne by our business units either directly or by allocation of corporate overhead from IDT, we will need to have the proper infrastructure in place to perform the necessary, legal, treasury, accounting, internal controls and reporting functions. We anticipate our total costs will increase by $750,000 to $1.0 million per year as a result of being a public reporting company. Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized.

Reportable Segments

Our business will consist of two reportable segments, Straight Path Spectrum and Straight Path IP.

Presentation of financial information

Critical Accounting Policies

Our combined financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Critical accounting policies are those that require application of management’s most subjective or complex judgments, often as a result of matters that are inherently uncertain and may change in subsequent periods. Management believes that currently none of our accounting policies are particularly subjective or complex. See Note 1 to the combined financial statements in this Information Statement for a complete discussion of our significant accounting policies.

Recent Issued Accounting Standards Not Yet Adopted

In December 2011, an accounting standard update was issued to enhance disclosures and provide converged disclosures in U.S. GAAP and International Financial Reporting Standards, or IFRS, about derivative instruments that are either offset on the statement of financial position or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial position. Entities will be required to provide both net and gross information for those assets and liabilities in order to enhance comparability between entities that prepare their financial statements on the basis of U.S. GAAP and entities that prepare their financial statements on the basis of IFRS. We are required to adopt this standard update on August 1, 2013. We are evaluating the impact that this standard update will have on our combined financial statements.

In July 2012, an accounting standard update was issued to reduce the complexity of performing an impairment test for indefinite-lived intangible assets by simplifying how an entity tests those assets for impairment and to improve consistency in impairment testing guidance among long-lived asset categories. The amendments in the update permit an entity to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test. Prior to the adoption of this update, an entity is required to test indefinite-lived intangible assets for impairment, on at least an annual basis, by comparing the fair value of the asset with its carrying amount. We are required to adopt this standard update on August 1, 2013. The adoption of this standard update will not impact our financial position, results of operations or cash flows.

 Results of Operations

We were incorporated in April 2013 in the state of Delaware. Our financial statements include the assets, liabilities, results of operations and cash flows relating to the businesses to be included in the spin-off, and are reflected as if we were a separate entity and operated our business in all periods presented.

We evaluate the performance of our operating business segments based primarily on income (loss) from operations. Accordingly, the income and expense line items below income (loss) from operations are only included in our discussion of the combined results of operations.

Nine Months Ended April 30, 2013 Compared to Nine Months Ended April 30, 2012

Combined

	Nine months ended April 30,		Change
	2013	2012	$	%
	(in millions)
Revenues	$1.0	$0.4	$0.6	138.4%
Direct cost of revenues	(0.7)	(0.1)	(0.6)	(958.9)
Selling, general and administrative	(3.3)	(0.6)	(2.7)	(383.4)
Gain on sale of rights in wireless spectrum	0.2	5.3	(5.1)	(97.2)

(Loss) income from operations	$(2.8)	$5.0	$(7.8)	(155.4)%

Revenues.  Revenues consisted of $0.4 million in the nine months ended April 30, 2013 and 2012 generated by Straight Path Spectrum, and $0.6 million in the nine months ended April 30, 2013 generated by Straight Path IP. No revenues were generated by Straight Path IP in the nine months ended April 30, 2012.

Direct cost of revenues. Direct cost of revenues increased mainly due to an increase by our Straight Path IP business related to IP litigation settlements.

Selling, general and administrative expense.  Selling, general and administrative expenses are incurred mainly by our Straight Path IP business. The increase in selling, general and administrative expenses in the nine months ended April 30, 2013 compared to the similar period in fiscal 2012 is primarily due to increases in stock-based compensation, legal fees and other employee related expense.

Gain on sale of rights in wireless spectrum.  In March and April 2012, we closed on the sale of rights in spectrum partitioned and/or disaggregated from eight of our spectrum licenses covering metropolitan areas from our nationwide portfolio. We received cash of $6.8 million in exchange for the licenses and recorded a gain of $5.3 million. In the nine months ended April 30, 2013, we settled certain claims related to the sale of rights in wireless licenses and recorded an additional gain of $0.2 million.

The following is a discussion of our combined income and expense line items below income (loss) from operations.

	Nine months ended April 30,		Change
	2013	2012	$	%
	(in millions)
(Loss) income from operations	$(2.8)	$5.0	$(7.8)	(155.4)%
Interest income	—	—	—	49.2
Interest expense	—	—	—	(100.0)
Provision for income taxes	—	—	—	(69.4)

Net (loss) income	(2.8)	5.0	(7.8)	(155.6)
Net loss attributable to noncontrolling interests	0.3	—	0.3	nm

Net (loss) income attributable to Straight Path Communications Inc.	$(2.5)	$5.0	$(7.5)	(149.1)%

nm—not meaningful

Net loss attributable to noncontrolling interests.  The change in net loss attributable to noncontrolling interests was primarily due to the 10% increase in the aggregate noncontrolling interests in Straight Path IP from 5.5% to 15.5%, as well as an increase in Straight Path IP’s net loss. On September 24, 2012, IDT’s Board of Directors approved a grant of 10% of the equity of Straight Path IP to Howard Jonas. In addition, the stock-based compensation expense of $1.2 million that we recorded for the grant of these shares significantly increased Straight Path IP’s net loss in the nine months ended April 30, 2013 compared to the similar period in fiscal 2012.

Straight Path Spectrum Segment

	Nine months ended April 30,		Change
	2013	2012	$	%
	(in millions)
Revenues	$0.4	$0.4	$—	(3.6)%
Direct cost of revenues	(0.1)	(0.1)	—	(28.9)
Selling, general and administrative	(1.2)	(0.2)	(1.0)	(393.9)
Gain on sale of rights in wireless spectrum	0.2	5.3	(5.1)	(97.2)

Income from operations	$(0.7)	$5.4	$(6.1)	(112.3)%

Revenues.  Revenues were mostly unchanged in the nine months ended April 30, 2013 compared to the similar period in fiscal 2012, as a result of revenue from new leases with current customers, offset by the loss of revenue from leases that expired or terminated.

Direct cost of revenues. Direct cost of revenues include governmental fees and connectivity costs that were mostly unchanged in the nine months ended April 30, 2013 compared to the similar period in fiscal 2012.

Selling, general and administrative expense.  Selling, general and administrative expenses increased in the nine months ended April 30, 2013 compared to the similar period in fiscal 2012 primarily due to an increase in legal fees as well as a reduction in the reversal of accrued lease termination costs that were recorded in a prior period. These increases were partially offset by a decrease in commissions on spectrum leases.

Gain on sale of rights in wireless spectrum.  In March and April 2012, we closed on the sale of rights in spectrum partitioned and/or disaggregated from eight of our spectrum licenses covering metropolitan areas from our nationwide portfolio. In the nine months ended April 30, 2012, we received cash of $6.8 million in exchange for the licenses and recorded a gain of $5.3 million. In the nine months ended April 30, 2013, we settled certain claims related to the sale of rights in wireless licenses and recorded an additional gain of $0.2 million.

Straight Path IP Segment

	Nine months ended April 30,		Change
	2013	2012	$	%
	(in millions)
Revenues	$0.6	$—	$0.6	nm
Direct cost of revenues	(0.6)	—	(0.6)	nm
General and administrative expense	(2.1)	(0.4)	(1.7)	(377.8)

Loss from operations	$(2.1)	$(0.4)	$(1.7)	(371.8)%

nm—not meaningful

Revenues. In January 2012, we filed complaints in the United States District Court for the Eastern District of Virginia against Stalker Software, Inc. (d/b/a CommuniGate Systems, Inc.), ooVoo, LLC, and Vivox, Inc. claiming infringement of a number of our key patents. We sought both damages and injunctive relief from the defendants. The defendants each filed an answer to the complaint and/or a counterclaim. A Markman hearing (also known as a claim construction hearing) was held on October 10, 2012, and on October 26, 2012, the judge issued an Opinion and Order that was favorable to us. In October and November 2012, we reached confidential settlement agreements with each of the three defendants. In connection with the settlements, the Company received cash and one of the defendants transferred to the Company a number of patents and patent applications and a non-sublicensable, non-exclusive right in source code for peer to peer calling applications. In connection with the settlements, we recognized revenue of $0.6 million in the nine months ended April 30, 2013. The total settlement amounts aggregated $0.8 million, excluding contingent amounts for which collectability is not reasonably assured.

Direct cost of revenues.  Direct cost of revenues consists of legal expenses directly related to revenues from litigation settlements entered into in the nine months ended April 30, 2013. No direct cost of revenues were incurred in the similar period in 2012.

General and administrative expense.  The increase in general and administrative expense in the nine months ended April 30, 2013 compared to the similar period in fiscal 2012 was due to increases in stock-based compensation, legal fees and other employee related expense. On September 24, 2012, IDT’s Board of Directors approved a grant of 10% of the equity of Straight Path IP to Howard Jonas, Chairman and Chief Executive Officer of IDT. These Straight Path IP shares vested immediately. We recorded stock-based compensation expense of $1.2 million in the first quarter of fiscal 2013 for the grant of these shares, based on the estimated fair value of the shares on the grant date. The estimated fair value of the Straight Path IP shares was determined using the income approach based on expected future royalties. Legal fees, which relate to defending and enforcing our rights related to our patents, increased mainly due to the complaints and settlements described above.

Fiscal Year Ended July 31, 2012 Compared to Fiscal Year Ended July 31, 2011

Combined

	Fiscal Year ended July 31,		Change
	2012	2011	$	%
	(in millions)
Revenues	$0.6	$4.0	$(3.4)	(86.2)%
Direct cost of revenues	(0.1)	(0.2)	0.1	(70.0)
Selling, general and administrative	(1.0)	(1.3)	0.3	(18.5)
Gain on sale of rights in wireless spectrum	5.3	—	5.3	nm

Income from operations	$4.8	$2.5	$2.3	95.0

nm—not meaningful

Revenues.  Revenues decreased in fiscal 2012 compared to fiscal 2011, due mainly to the $3.5 million revenue from settlement entered into in 2011 by Straight Path IP, partially offset by a slight increase in revenues in our Straight Path Spectrum segment.

Direct cost of revenues. Direct cost of revenues decreased due to the decrease by Straight Path IP as a result of the decrease in the related IP revenues. The decrease was partially offset by an increase by Straight Path Spectrum primarily due to the increase in revenues in our spectrum segment.

Selling, general and administrative expense.  Selling, general and administrative expenses decreased in fiscal 2012 compared to fiscal 2011 mainly due to stock-based compensation charge that we recorded in fiscal 2011.

Gain on sale of rights in wireless spectrum.  In March and April 2012, we closed on the sale of rights in spectrum partitioned and/or disaggregated from eight of our LMDS and 39 GHz spectrum licenses covering metropolitan areas from our nationwide portfolio. We received cash of $6.8 million in exchange for the sale of rights and recorded a gain of $5.3 million in fiscal 2012.

The following is a discussion of our combined income and expense line items below income (loss) from operations.

	Fiscal Year ended July 31,		Change
	2012	2011	$	%
	(in millions)
Income from operations	$4.8	$2.5	$2.3	95.0%
Interest income	—	—	—	45.5
Interest expense	—	(0.1)	0.1	84.6
Other income	—	0.1	(0.1)	(99.1)
Provision for income taxes	—	(0.9)	0.9	97.2

Net income	4.8	1.6	3.2	201.1
Net loss attributable to noncontrolling interests	—	—	—	95.7

Net income attributable to Straight Path Communications Inc.	$4.8	$1.6	$3.2	200.0%

Interest expense.  Interest expense in fiscal 2011 related to a note payable that we issued in the first quarter of fiscal 2010 and fully repaid in October 2011. The note was issued in connection with our conversion of a $2.0 million liability for legal fees into an unsecured note payable with interest at an annual rate of 5.1%.

Other income.  Other income in fiscal 2011 is primarily due to a state excise tax refund received in February 2011.

Income Taxes.  The provision for income taxes in fiscal 2011 was primarily the result of taxable income generated by Straight Path IP. In fiscal 2012, our income before income taxes was primarily from Straight Path Spectrum’s gain on the sale of rights in wireless spectrum. Straight Path Spectrum used a portion of its net operating losses to offset its taxable income, therefore our combined provision for income taxes in fiscal 2012 was $25,000.

Net loss attributable to noncontrolling interests.  Net loss attributable to noncontrolling interests was $33,000 and $17,000 in fiscal 2012 and fiscal 2011, respectively. Beginning in March 2011, Straight Path IP had aggregate noncontrolling interests of 5.5%.

Straight Path Spectrum Segment

	Fiscal Year ended July 31,		Change
	2012	2011	$	%
	(in millions)
Revenues	$0.6	$0.5	$0.1	10.8%
Direct cost of revenues	(0.1)	—	(0.1)	(56.8)
Selling, general and administrative	(0.4)	(0.3)	(0.1)	(49.9)
Gain on sale of rights in wireless spectrum	5.3	—	5.3	nm

Income from operations	$5.4	$0.2	$5.2	nm

nm—not meaningful

Revenues.  Revenues increased in fiscal 2012 compared to fiscal 2011 primarily as a result of revenue from new leases, partially offset by the loss of revenue from leases that expired or terminated in fiscal 2012.

Direct cost of revenues. Direct cost of revenues include governmental fees and connectivity costs that increased in fiscal 2012 compared to fiscal 2011 primarily due to the increase in revenues.

Selling, general and administrative expense.  Selling, general and administrative expenses increased in fiscal 2012 compared to fiscal 2011 due to a reduction in the reversal of accrued lease termination costs that were recorded in a prior period and an increase in commissions on spectrum leases, partially offset by a decrease in legal fees.

Gain on sale of rights in wireless spectrum.  In March and April 2012, we closed on the sale of rights in spectrum partitioned and/or disaggregated from eight of our LMDS and 39 GHz spectrum licenses covering metropolitan areas from our nationwide portfolio. We received cash of $6.8 million in exchange for the sale of rights in spectrum licenses and recorded a gain of $5.3 million in fiscal 2012.

Straight Path IP Segment

	Fiscal Year ended July 31,		Change
	2012	2011	$	%
	(in millions)
Revenues	$—	$3.5	$(3.5)	(100.0)%
Direct cost of revenues	—	(0.2)	0.2	(100.0)
General and administrative expense	(0.6)	(1.0)	0.4	38.8

(Loss) income from operations	$(0.6)	$2.3	$(2.9)	(125.5)%

Revenues.  In August 2010, we entered into a settlement, release and cross-license agreement in connection with a lawsuit asserting infringement of our patents. We received a payment of $3.5 million in August 2010 as a result of the agreement. We earned no revenues in fiscal 2012 and in years prior to fiscal 2010.

Direct cost of revenues.  Direct cost of revenues consists of legal expenses directly related to revenues from the settlement, release and cross-license agreement we entered into in August 2010.

General and administrative expense.  General and administrative expense, which consists mainly of compensation costs and corporate expenses, decreased mainly due to a $0.7 million stock-based compensation charge that we recorded in fiscal 2011 as a result of a 5.5% fully vested equity grant to two IDT employees. Partially offsetting the decrease was additional compensation costs for the compensation of the Former SPIP CEO, who was appointed in May 2011.

Liquidity and Capital Resources

General

Historically, we have satisfied our cash requirements primarily through funding from IDT, proceeds from the sale of rights in spectrum licenses, and settlements or licensing fees received. In connection with the spin-off, IDT will transfer cash to us prior to the spin-off such that we will have approximately $15 million in cash at the time of the spin-off, and IDT will capitalize any amount due from us to IDT as an equity contribution. As a result, there will be no indebtedness owing from us to IDT immediately following the spin-off. We anticipate our total costs to increase by $750,000 to $1.0 million per year as a result of being a public reporting company. Several of the costs included in this estimated range are preliminary, subject to negotiation, and may vary from the estimates when finalized. We currently expect that the cash that IDT will transfer to us will be sufficient to meet our anticipated cash requirements during the next twelve months.

 As of April 30, 2013, we had cash and cash equivalents of $3.3 million and working capital (current assets less current liabilities) of $1.8 million.

(in millions)	Nine months ended April 30,	Year ended July 31,
	2013	2012	2011
Cash flows (used in) provided by
Operating activities	$(1.2)	$(1.1)	$1.5
Investing activities	—	7.0	(0.2)
Financing activities	1.9	(3.9)	(0.9)
(Decrease) increase in cash and cash equivalents	$0.7	$2.0	$0.4

Operating Activities

Our cash flow from operations varies significantly from quarter to quarter and from year to year, depending on our operating results and the timing of operating cash receipts and payments, specifically payments of trade accounts payable. The cash provided by operating activities in fiscal 2011 was primarily due to the proceeds of $3.5 million that we received in August 2010 as a result of a settlement, release and cross-license agreement in connection with a lawsuit asserting infringement of our patents.

Investing Activities

Proceeds from sale of rights in wireless spectrum partitioned and/or disaggregated from eight of our LMDS and 39 GHz licenses of $6.8 million in fiscal 2012 were due to the transactions consummated in March and April 2012. We recorded a gain on the sale of rights in wireless spectrum of $5.3 million in fiscal 2012.

We used cash of $0.2 million in fiscal 2011 to purchase a certificate of deposit. In fiscal 2012, we received cash of $0.2 million upon the maturity of the certificate of deposit.

Financing Activities

During all periods presented, IDT provided us with the cash required to fund our working capital requirements and our operations. In the nine months ended April 30, 2013, expenses paid by IDT on our behalf and net cash transfers received from IDT were an aggregate of $0.9 million. In fiscal 2012 and fiscal 2011, our repayments to IDT net of expenses paid by IDT on our behalf were $3.3 million and $0.3 million, respectively. In addition, in the nine months ended April 30, 2013 and fiscal 2012, $0.9 million and $233.4 million, respectively, of amounts due from us to IDT were contributed by IDT to our equity.

In the nine months ended April 30, 2013, IDT invested cash of $1.0 million in Straight Path Spectrum.

In the first quarter of fiscal 2010, we converted a liability of $2.0 million into an unsecured note payable. The note incurred interest at an annual rate of 5.1% and was payable in three annual payments of $0.7 million, which included principal and interest. The note was fully repaid in October 2011.

We do not anticipate paying dividends on our common stock until we achieve sustainable profitability and retain certain minimum cash reserves. Following that time, it is our intention to distribute not less than 50% of our consolidated positive net earnings available for distribution to our stockholders.  Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets. The nature of our operations is that, in the short term until our licensing, leasing, sale of rights in wireless spectrum and enforcement programs become more firmly established, we do not anticipate generating meaningful cash flows. The payment of dividends in any specific period will be at the sole discretion of our Board of Directors.

CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

We have no future contractual obligations or other commercial commitments as of April 30, 2013, other than as follows:  In April 2013, we entered into a lease agreement for our corporate headquarters in Richmond, Virginia for a term of twelve months beginning on May 1, 2013 and ending on April 30, 2014 at a monthly rent of $800.

OFF-BALANCE SHEET ARRANGEMENTS

As of April 30, 2013, we did not have any “off-balance sheet arrangements,” as defined in relevant SEC regulations that are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

In connection with the spin-off, we and IDT entered into a tax separation agreement, which will set forth the responsibilities of IDT and us with respect to, among other things, liabilities for federal, state and local taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. IDT will be generally responsible for our federal, state and local income taxes for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business. We and IDT will each generally be responsible for managing those disputes that relate to the taxes for which each of us is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of us are responsible.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Smaller reporting companies are not required to provide the information required by this item.

BUSINESS

Straight Path Spectrum, Inc.

Overview

We hold a significant number of licenses for commercial fixed wireless spectrum in the United States, providing broad geographic coverage and a large amount of total bandwidth in many areas. These include licenses in what is known as the 39 GHz band and LMDS band.  Other than the Washington, D.C. Economic Area (as discussed below), we have licenses covering the entire continental United States with at least 600 MHz (Megahertz) of bandwidth in each of the top 25 U.S. markets (measured by population).

Our spectrum is primarily used to provide backhaul services for existing wireless internet service providers (WISPs) and for cellular mobile backhaul. WISPs include primarily providers that serve WiFi markets in venues, businesses and outdoor public spaces. The mobile network operators have used our spectrum for macro cellular backhaul where fiber backhaul is not available or as a substitution for fiber. The cellular market is undergoing a transformational change from 3G to 4G.  In this transformation, many mobile network operators intend to deploy large quantities of so called small cells. A small cell is a self-contained base station with or without integrated 3G and/or WiFi capability that is capable of being deployed at “street level” or within narrowly bound locations that cannot be served by existing macro tower locations. Small cells may be affixed to lamp posts, small buildings, sides of buildings even traffic lights. In this manner the mobile network operators are able to provide dense coverage and capacity solutions to maximize their 4G business opportunities. A particular problem for small cell deployment is the choice of backhaul. Traditional fiber backhaul is oftentimes cost prohibitive for the mobile network operators where they don’t have a large fiber penetration market. Our spectrum is regarded one of several alternatives for providing small cell backhaul amongst several wireless backhaul alternatives. The features allowing for channel concatenation, sectored antenna leases and the permitted use of extremely small antennas in our holdings make our spectrum an attractive choice for small cell backhaul.

History

In December 2001, IDT, through its subsidiary, Winstar Holdings, LLC, acquired FCC spectrum licenses and other assets from the bankruptcy estate of Winstar Communications, Inc. Certain of those spectrum licenses were transferred to Straight Path Spectrum (then known as IDT Spectrum, Inc.).  Certain licenses were allowed to lapse upon expiration, and others were extended, resulting in the holdings described below.

Our Spectrum Holdings

We hold a significant number of licenses for commercial fixed wireless spectrum in the United States, providing broad geographic coverage and a large amount of total bandwidth in many areas. These include licenses in what is known as the 39 GHz band and LMDS band. Other than in the Washington, D.C. Economic Area, we have at least 200Mhz of bandwidth in every location in the United States, and in higher population areas, our licenses cover 600 MHz or more of bandwidth.

The Federal Communications Commission grants spectrum licenses of various types according to geographic areas. Our auctioned 39 GHz band spectrum is primarily licensed in Economic Areas, or EAs. EAs are delineated by the Regional Analysis Division, Bureau of Economic Analysis, U.S. Department of Commerce and are based on metropolitan or micropolitan statistical areas that serve as regional centers of economic activity, plus the surrounding counties that are economically related to these areas.

Prior to adopting service rules for the 39 GHz spectrum distributed by auction, the FCC permitted licensees to define their own service areas. Applicants for licenses provided the latitude and longitude points for the boundaries of their desired service area, thereby creating service areas generally rectangular in shape – rectangular service areas, or RSAs.

Currently, the United States is divided into 176 EAs for the auctioned 39 GHz spectrum. Our licenses cover all EAs, and, based on a comparison of the geographic areas covered by our licenses with the U.S. Census Bureau’s 2000 Census, cover most of the U.S. population. We hold multiple licenses in all U.S. markets including 615 exclusive EA licenses, 34 39 GHz RSA licenses, and 15 licenses in the LMDS band. Our 39 GHz licenses, which are our primary holdings, include at least 100 MHz of total bandwidth in every U.S. market, with up to 1,000 MHz in certain markets. We hold an average of 720 MHz of spectrum in each of the top 25 EAs. As a result, we believe that we are well positioned to provide a single source of fixed wireless spectrum solutions across a variety of geographic areas and bandwidth requirements.

IDT Spectrum held licenses covering all of the United States with multiple licenses covering many areas and all major metropolitan areas.  In connection with the application for immediate FCC approval under the IAP of the change of control of the licenses in connection with the spin-off, certain licenses, consisting of 79 RSA licenses and 14 EA licenses - representing all of IDT Spectrum’s licenses covering the Washington, D.C. EA have not yet been transferred to us.   We and IDT will continue to pursue the transfer of such licenses and they will be transferred upon receipt of FCC approval.  We cannot predict whether the current lack of licenses covering the Washington, D.C. area will impact our sales.

Wireless Spectrum

Fixed wireless systems offer an alternative means of providing high-speed, high-capacity voice and data transmissions using antennae placed at strategic points connected by direct line of sight. In many circumstances, fixed wireless systems eliminate the need for expensive and time-consuming trenching or physical connections to wired networks and are less expensive and quicker to deploy than wired systems. We believe that wireless systems, and systems using our proposed installations, are also more flexible than wired solutions, and that there are specific characteristics of our spectrum assets that make them more attractive than other wireless offerings for backhaul applications.

As the table below illustrates, the small cell forum predicts that by 2015 there will be 4.5 small cells deployed per macro cell. In the United States there are over 350,000 macro cellular towers deployed, with an average of 2.5 carriers deployed per tower. Conservatively, using the small cell forum statistics we can predict that there will 3.5 million small cells deployed by 2015 with a majority of these using wireless backhaul.

As the capacity necessary to support home and mobile communications needs increases, the providers of those services need solutions to carry that volume.  Traffic from various customers are carried to communications points – cells or other – and the aggregated traffic needs to be carried from those points back to the central or regional hubs where they interconnect with larger communications networks.  This process is known as backhaul.

Our Strategy

Our strategy is to focus on applications and geographies where our spectrum holdings are best suited to meet the needs of the market.  We will seek to leverage the inherent advantages and capabilities of our assets, including the breadth and depth of the portfolio to educate various communications industry participants as to how our offerings best meet the needs of their operations for backhaul and other transmission capacity.

We will focus on urban markets, where we can best exploit the physical properties and advantages of our spectrum assets, which include high bandwidth and high circuit density.  We are developing working relationships with service providers, systems integrators, equipment and technology supply partners to ensure that all the elements necessary to deploy our solutions are available to our prospective customers.

Our Services

Spectrum leasing services

We currently lease spectrum and provide related services to telecommunications providers and other companies that prefer to buy their own equipment and design their own fixed wireless networks for last mile and backhaul applications and have the staff and operational systems to support a build-out.

Developing Service Offerings

We have the ability to design and deliver “wide-channel” spectrum incorporating 150MHz bandwidth links coupled with small aperture antennae in a point-to-point network architecture configuration that can advantageously satisfy the performance and economic requirements for small cell backhaul at a high-scale volume.

We anticipate providing our services for the following applications:

●	enhancing the ability of WISPs to serve customers in an area to allow greater utilization of high bandwidth applications; and
●	providing backhaul capabilities to wireless service providers deploying a small cell network to serve high density areas.

As on-line applications such as streaming and real-time video gain in popularity and demand increasing amounts of data transmission volume, existing WISP infrastructure cannot support concentrations of users utilizing those applications in an area.  Utilizing our spectrum holdings to transmit large volumes of data from a high-demand area can cost-effectively increase the WISP’s ability to serve these customers.

Wireless service providers are struggling with the ability to meet the demand from customers using wireless devices for high volume data applications in addition to voice.  One strategy that is gaining traction is to deploy small cell networks in high demand areas – such as business districts and downtown areas in large metropolitan areas.

Wireless service providers have traditionally deployed networks of large “cells” that cover a significant area, and carry traffic to substantial numbers of wireless customers.  The voice and data traffic from those large cells is carried back to the providers’ hubs (a process known as “backhaul”) by a variety of high volume methods, primarily fiber optic cables.  This requires that the cells be sited on fiber optic cable access points.

The small cell approach is to develop a network of a large number of small cells giving more ubiquitous coverage of an area and providing more flexible coverage as traffic demands migrate between portions of the covered area.  The small cells are to be sited on buildings, lampposts and other locations close to the ground and will provide service to a smaller number of users over a smaller area than large cells.  The small cells retain the need for high volume backhaul to a central or regional hub that enable communications to other users, the internet and data providers.  Because of their requirements to be close to the ground and the need for a large number in an area, small cells cannot be consistently sited with easy access to fiber optic access points, and must rely, to a greater extent on other solution for their backhaul needs.

We believe that our spectrum holdings provide a cost-effective and attractive solution for these needs as compared to fiber optic or other wired or wireless alternatives:

●	Our spectrum is able to carry large volumes of traffic from one point to another point (point-to-point) or from one point to a number of points (point-to-multipoint);
●	Our solutions are scalable as to volume and geographic coverage;
●	Our solutions can be deployed at lower cost than new wired connectivity;
●	Our solutions can be implemented quickly and without the need to secure additional rights;
●	We can deploy our spectrum assets flexibly and support multiple customers in a single area;
●	Because of our substantial holdings in large metropolitan areas, we can utilize our spectrum for various applications and support the needs of the largest service providers;
●	Our extensive bandwidth in high population density areas enables us to deploy multiple adjacent channels – or concatenate – to support extremely high volume applications;
●	Because we own spectrum licenses across the United States, we can provide a large scale solution for national ISPs and wireless service providers;
●	For small cell applications, we can utilize small antennae that are not available for other wireless solutions where sites cannot accommodate large equipment;

Point to Multipoint Installations

Wireless backhaul operations can be deployed using point-to-point or point-to-multipoint installations.  Point-to-point is typically line-of-sight with highly directive antennas at each end of the link.  This requires dedicated transceiver hardware at each end of the link.  In point-to-multipoint applications a transceiver can support multiple small cells or other collection points thus reducing the expense of additional hardware and the space demands of that equipment.  Our spectrum holdings are express authorized for point-to-multipoint applications by FCC rulemaking.  In deployments to support small cell backhaul, the hub uses multiple sector antennas to provide connectivity to a number of terminals anywhere around the hub site.  New small cell sites can be added without revisiting the hub site.

Sales and Marketing

We intend to market our services to a targeted group of internet service providers, wireless communications providers and other telecommunications carriers.  We may also market to other commercial enterprises and through systems integrators.  We will focus on substantial entities who do not have their own wired or fiber optic networks or portfolio of spectrum licenses to meet their backhaul and other requirements. In addition, we intend to work with large systems integrators for the cellular mobile network operators that provide backhaul equipment and services to the Service Provider community.

Major Customers

In fiscal 2012 and fiscal 2011, Straight Path Spectrum’s revenues from transactions with a single customer that amounted to 10% or more of total revenues (excluding Straight Path IP Group’s revenues of $3.5 million in fiscal 2011) were as follows:

Year ended July 31 (in thousands)	2012	2011
Customer:
Covad Communications Group	$161	$154
AT&T	124	124
Verizon	90	90

Competition

We operate in the highly competitive telecommunications market. We expect to compete primarily on the basis of our fixed wireless license portfolio, experience and technical skills, competitive pricing model, service quality, reliability and deployment speed.

 We face significant competition from entities that deliver voice and data transmission service and capacity through a variety of methods, including copper, fiber, coaxial cable and other wireless communications solutions.

Our principal competitors are fiber providers such as Level 3 Communications, Inc., NEON and Verizon, cable companies such as Comcast and Time Warner, other spectrum license holders such as XO Communications and Fiber Tower, long-distance interexchange carriers such as AT&T and Verizon, and the mobile cellular operators that use Common Carrier Channel licenses acquired from the FCC.

Many of our competitors have longer operating histories, long-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we do and, as a result, may have substantial competitive advantages over us. Additionally, market perceptions as to reliability and security for fixed wireless solutions as compared to copper or fiber networks provide us with additional marketing challenges. We may not be able to exploit new or emerging technologies or adapt to changes in customer requirements more quickly than these competitors, or devote the necessary resources to the marketing and sale of our services.

The FCC imposes significant regulation on licensees of wireless spectrum with respect to how wireless spectrum is used by licensees, the nature of the services that licensees may offer and how the services may be offered, and resolution of issues of interference between spectrum bands.  The adoption or modification of laws or regulations relating to our fixed wireless licenses and operations could limit or otherwise adversely affect the manner in which we currently conduct our business and compete with other fixed wireless service providers.

Regulatory Framework

Our fixed wireless operations and wireless licenses in the Local Multipoint Distribution Service (“LMDS”) and 39 GHz bands are subject to significant regulation and oversight, primarily by the FCC and, to a certain extent, by the International Telecommunications Union (“ITU”), Congress, other federal agencies, and foreign, state, and local authorities.  At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum, including exclusive jurisdiction over licensing and technical rules for operations of mobile wireless carriers, certain site acquisition matters, and all interstate telecommunications services. State regulatory commissions have jurisdiction over intrastate common carrier and certain other communications providers, unless preempted by the FCC. Municipalities may regulate limited aspects of our business by, for example, imposing zoning requirements, requiring installation permits, and controlling access to public rights-of-way. The regulations of these agencies are continually evolving through rulemakings, adjudications, and other administrative and judicial proceedings, and future regulatory changes or interpretation of existing regulations could have an adverse effect on our business.

FCC Licensing and Regulation

In general, the FCC’s regulations impose potential limits on, among other things, the amount of foreign investment that may be made in some types of FCC licenses, on the transfer or sale of rights in licenses, on the construction and technical aspects of the operation of wireless communication systems, and on the nature of the services that can be provided within a particular frequency band. The FCC imposes significant regulation on licensees of wireless spectrum with respect to how radio spectrum is used by licensees, the nature of the services that licensees may offer and how the services may be offered, and resolution of issues of interference between spectrum bands. In addition, we are subject to certain regulatory and other fees levied by the FCC for certain classes of licenses and services. The adoption or modification of laws or regulations relating to our fixed wireless licenses and operations could limit or otherwise adversely affect the manner in which we currently conduct our business. Under some circumstances, our licenses may be canceled or conditioned. We also may be fined for any past or future violation of the FCC’s rules, and in extreme cases, our licenses may be revoked.

The ITU internationally and the FCC in the United States allocate the radio spectrum in specific frequency bands to particular services.  If the FCC decides in the future to allocate additional spectrum in the high frequency bands to fixed services, the successful auction of that spectrum could increase the number of entities that hold this spectrum, and its general availability could have a material adverse effect on the value of our spectrum.   In addition, as demand for spectrum grows, the FCC may conduct rulemaking proceedings to allow other licensed or unlicensed equipment to operate in the same spectrum as our licensed bands. This may increase potential interference with our fixed wireless operations and have an adverse effect on our business.  The FCC has also in recent years taken action to maximize the use of the common carrier microwave spectrum that is available to the public at low cost.  If the FCC continues to take such actions or allocates additional spectrum to common carrier microwave operations, such regulatory activity could have a material adverse effect on our spectrum.

Our spectrum licenses in the LMDS and 39 GHz bands are granted for ten-year terms. The renewal date for our New York City LMDS license is in February 2016, renewal dates for our 14 other LMDS licenses are in 2018, and the renewal dates for our 39 GHz EA licenses are in 2020.  A “substantial service” requirement applies to each of these LMDS and 39 GHz licenses.  This requirement is intended to provide licensees with flexibility in constructing their licenses.  The FCC has established “safe harbor” guidelines that provide licensees with a degree of certainty as to how to comply with the requirement, but they are not the only way to demonstrate substantial service.  Generally, if a licensee can demonstrate that it has made tangible use of the licensed frequencies, it should be able to make the requisite showing, although there is evolving precedent in this area.  Furthermore, the FCC has taken a flexible approach to non-broadcast license renewal, an approach that has evolved over the past several years, including, for example, the potential for substantial service to be demonstrated by niche, specialized or technologically sophisticated services.  If the FCC finds that a licensee has failed to meet the substantial service requirement for any license, however, that authorization is subject to termination.

Although the FCC’s rules currently require that a wireless licensee in our spectrum bands demonstrate substantial service only during its initial license term, the FCC is considering whether to apply additional or more stringent performance requirements in conjunction with the license renewal process for subsequent license terms.  If we are unable to meet any current or future requirements for renewal of any of our licenses, they may be subject to termination.

As of July 2013, Straight Path Spectrum has renewed  its 615 39 GHz EA licenses and established a new expiration date of October 18, 2020 for these licenses. Straight Path Spectrum has filed its substantial service performance filings for its 39 GHz licenses. These showings have been accepted by the FCC. In a recent transaction, Straight Path Spectrum assigned spectrum that was partitioned and/or disaggregated from eight of its LMDS and 39 GHz EA licenses.  Straight Path Spectrum also has 113 active 39 GHz RSA common carrier licenses, the vast majority of which expire in early to mid-2017. Straight Path Spectrum has filed substantial service showings for all of these active 39 GHz RSA licenses and these showings have been accepted by the FCC.  In addition, Straight Path Spectrum holds 15 LMDS licenses in the 28 GHz range, which expire on August 10, 2018 (except for its New York City LMDS license, which expires on February 1, 2016).  Straight Path Spectrum has met its substantial service build-out obligations for its LMDS licenses.

In  connection with the application for  immediate FCC approval under the IAP of the change of control of the licenses in connection with the Spinoff, certain licenses, consisting of 79 RSA licenses and 14 EA licenses - representing all of IDT Spectrum’s licenses covering the Washington, D.C. EA have not yet been transferred to us.   We and IDT will continue to pursue the transfer of such licenses and they will be transferred upon receipt of FCC approval.

The FCC rules require that certain providers of telecommunications file reports with, and make contributions to, the Universal Service Fund.  In general, while reports may have to be filed, contributions to the USF generally need not be made with respect to revenues received for “resale-type” services — telecommunications capacity sold or leased in bulk to a carrier who then uses that capacity to provide services to end-users.  Conversely, revenues received with respect to “retail-type” services generally are subject to a USF contribution requirement. Historically, revenue from certain of our services has been subject to a USF contribution requirement, and timely reports and contributions have been made.  Our future operations may require us to make USF reports and/or contributions, depending on the nature of the services we offer and the type of customers we serve.  USF contributions, which are typically passed to the customer, may make our services more expensive.

Additionally, the FCC requires the payment of other fees in certain circumstances, including regulatory fees, application processing fees, and contributions to other funds, for example.  If any of these requirements change, it may make our services more expensive.

State Regulation

We believe that the fixed wireless communications that we expect to provide or are providing are not subject to state public utility regulation.  Nonetheless, it is possible that one or more state regulators will seek to assert jurisdiction over, and therefore impose additional regulatory burdens on, us and our services.  If one or more state regulatory commissions were to impose regulations on our services, our compliance could materially increase our costs of providing services and therefore have an adverse impact on our business operations and profitability.

Significant statements concerning the regulatory environment are set forth in the section entitled “Risk Factors”, and we strongly recommend reviewing that section in conjunction with this section.

Straight Path IP Group, Inc.

Straight Path IP Group, Inc., or Straight Path IP Group, a Delaware corporation and a subsidiary of SPCI, will consist of our ownership and deriving value from a portfolio of patents covering aspects of communications, primarily related to communications over the Internet.

We own 84.5% of our subsidiary Straight Path IP Group, subject to outstanding options held by an employee to purchase another 0.5% from us. In addition, the Former SPIP CEO has asserted claim to the right to receive options to purchase another 5% of Straight Path IP Group’s common stock from us, at an exercise price of $0.4 million, which is now subject to dispute by us.

The spin-off will separate our businesses from the remainder of IDT’s operations and holdings, as well as other interests. We, along with IDT’s management, believe that the operational and growth prospects of our businesses may best be realized by a separation from those non-spun-off businesses based on several factors including synergies and growth prospects. Each of our businesses is described in more detail below.

Our principal business is the acquisition, development, licensing and protection of intellectual property.  We presently own eleven patents issued by the U.S. Patent Office and their foreign counterparts that primarily relate to various communications technologies and include, among other things, patents facilitating the use of communications over the Internet, which we refer to as the NetSpeak Portfolio. We also own the Droplet Portfolio of patents as well as a non-sublicensable, non-exclusive right in source code for peer to peer calling applications.

In connection with our activities relating to the protection of our intellectual property, it may be necessary to assert patent infringement claims against third parties that we believe are infringing our patents.  A subsidiary of IDT asserted six of the eleven patents in our NetSpeak portfolio in 2006 against eBay Inc., Skype Technologies SA, Skype Communications, S.A.R.L. and Skype, Inc.  That litigation concluded after pending for more than four years in federal district court.  A subsidiary of IDT entered into a global settlement agreement with the defendants. In January 2012, the Company filed complaints in the United States District Court for the Eastern District of Virginia against Stalker Software, Inc. (d/b/a CommuniGate Systems, Inc.), ooVoo, LLC, and Vivox, Inc. claiming infringement of a number of its key patents. The Company sought both damages and injunctive relief from the defendants. The defendants each filed an answer to the complaint and/or a counterclaim. A Markman hearing (also known as a claim construction hearing) was held on October 10, 2012, and on October 26, 2012, the judge issued an Opinion and Order that was favorable to the Company. In October and November 2012, the Company reached confidential settlement agreements with each of the three defendants, and in connection with such settlements, the Company received cash and one of the defendants transferred to the Company a number of patents and patent applications and a non-sublicensable, non-exclusive right in source code for peer to peer calling applications.

Our intellectual property currently consists of the following patents:

(1)	NetSpeak Portfolio:

●	U.S. Patent No. 6,108,704: Point-to-Point Internet Protocol and its foreign counterparts,

	727702	Australia
	764522	Australia
	764583	Australia
	764521	Australia
	2231127	Canada
	96197195.9	China
	852868	Finland
	852868	France
	852868	Germany
	1017192	Hong Kong
	10-414512	Korea
	212126	Mexico
	51774	Singapore
	852868	Sweden
	852868	Italy
	NI-096566	Taiwan

●	U.S. Patent No. 6,131,121: Point-to-point computer network communication utility utilizing dynamically assigned network protocol addresses;

●	U.S. Patent No. 6,701,365: Point-to-Point Internet Protocol;

●	U.S. Patent No. 6,513,066: Establishing a point-to-point internet communication;

●	U.S. Patent No. 6,185,184: Directory server for providing dynamically assigned network protocol addresses;

●	U.S. Patent No. 6,829,645: Method and apparatus for establishing point-to-point communications over a computer network;

●	U.S. Patent No. 6,687,738: Establishing an internet telephone call using e-mail;

●	U.S. Patent No. 6,009,469: Graphic user interface for internet telephony application;

●	U.S. Patent No. 6,226,678: Method and apparatus for dynamically defining data communication utilities.

●	U.S. Patent No. 6,178,453: Virtual circuit switching architecture.

●	U.S. Patent No. 7,149,208: Method and apparatus for providing caller identification based responses in a computer telephony environment.

(2)	Droplet Portfolio:

United States Patents Nos. 6,825,780; 6,847,317; 7,844,122; 7,525,463; 8,279,098;
7,436,329; and 7,679,649 and a number of U.S. and foreign patent applications.

Straight Path IP Group currently has 3 employees and its principal offices are currently located at 5300 Hickory Park Drive, Suite 218, Glen Allen, Virginia 23059. Straight Path IP Group’s principal offices were previously located in Arlington, Virginia.

These patents have finite lives, and the patents start to expire on September 25, 2015, although certain rights related to the patents may be enforceable following expiration for infringement that occurred before expiration. There is no guarantee that the patents will be adequately exploited or commercialized.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights and consummate license agreements with respect to our intellectual property.  The complexity of patent and common law, combined with our limited resources, create risk that our efforts to protect our patents may not be successful.  We cannot be assured that our patents will be upheld, or that third parties will not invalidate our patents.

Two leading multi-national law firms are engaged to provide legal services with respect to the enforcement of Straight Path IP Group’s patents.  The terms of the agreements with the firms provide for Straight Path IP Group to pay fees solely out of proceeds of recoveries (subject to certain exceptions if Straight Path IP Group terminates the relationship) up to a maximum of 40% of those proceeds, and for the firms to advance expenses of the litigation. We may enter into additional agreements with additional firms in order to achieve the greatest possible value generation related to the assets.

MANAGEMENT

Directors and Executive Officers

 Set forth below is information concerning our executive officers and directors.

Name	Age	Position*
Davidi Jonas	26	Director and Chief Executive Officer and President
Jonathan Rand	50	Chief Financial Officer
K. Chris Todd	66	Director
William F. Weld	67	Director
Fred S. Zeidman	66	Director

Set forth below is biographical information with respect to the Company’s current executive officers:

Davidi Jonas has served as Chief Executive Officer, President and Director of SPCI since April 2013 and has served as Vice President, Business Development of IDT Corporation and manager of Straight Path Spectrum since August 2012 and served as Executive Vice President and director of Straight Path IP Group from November 2012.  Mr. Jonas has also served as the Rabbi of Kingsbridge Center of Israel in the Bronx, New York since 2010.  Mr. Jonas taught Judaic Studies in SAR High School in Riverdale, New York from 2010 to 2012. Mr. Jonas received rabbinic ordination from Yeshivat Chovevei Torah Rabbinical School.

Key Attributes, Experience and Skills:

Mr. Jonas is very familiar with the operations included within SPCI and its subsidiaries, as well as IDT’s previous efforts to generate value from the related assets.  He has exceptional inter-personal and leadership skills, and is creative in developing new applications for assets and in crafting solutions to challenges.

Jonathan Rand has served as Chief Financial Officer of SPCI since June 2013. Mr. Rand served as President and Chief Operating Officer of Organic Motion, an innovative computer vision company, from 2006 to 2012. Mr. Rand co-founded and served as President of Indigo Capital Advisers, providing consulting services to early stage technology companies since 2002.  Mr. Rand served as Executive Vice President of Sales, Treasurer and Chief Executive Officer of the Y@P Division of Net2Phone, Inc. from 1998 to 2001 and Executive Vice President of Sales & Finance and Treasurer of IDT Corporation from 1992 to 1998. Prior to joining IDT, Mr. Rand founded and subsequently sold a national magazine, Campus Connection. Mr. Rand worked in Procter & Gamble’s brand management program, after receiving a Bachelor of Science in Economics from the Wharton School, University of Pennsylvania in 1984.

K. Chris Todd has served as Director of SPCI since July 2013.  Mr. Todd has been a partner at the law firm of Kellog, Huber, Hansen, Todd, Evans & Figel, P.L.L.C. since 1994.  Prior to that, Mr. Todd was head of the Litigation Group at Johnson & Gibbs.  Mr. Todd’s extensive career in government service includes service as a Law Clerk to a federal judge, as Associate Counsel in the Office of Independent Counsel under Lawrence Walsh during the Iran/Contra Matter, and as Assistant U.S. Attorney for the Criminal Division in the United States Attorney’s Office, Southern District of New York where Mr. Todd conducted the prosecution of numerous violations of federal law, including multi-defendant business fraud and tax evasion cases.  Prior to serving in the Southern District, Mr. Todd also served as a Trial Attorney for the Department of Justice’s Tax Division, Criminal Section, where Mr. Todd conducted numerous jury trials and grand jury investigations involving tax evasion. He has a Bachelor of Arts from Texas Tech University and a J.D. from the University of Texas School of Law.

Key Attributes, Experience and Skills:

Mr. Todd’s private law practice focused on trial work, including patent infringement cases, provides invaluable expertise to the Board with respect to our Straight Path IP Group business.

William F. Weld has served as Director of SPCI since July 2013.  Mr. Weld has been a partner at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (Mintz Levin) and a principal of ML Strategies, LLC, a consulting affiliate of Mintz Levin, since 2012.  Mr. Weld has served as a director of Just Energy (TSX and NYSE: JE) since 2012. Mr. Weld was a partner at McDermott Will & Emery LLP from 2006 to 2012.  In addition, Mr. Weld served two terms as Governor of Massachusetts, being elected in 1990 and re-elected in 1994 and had previously served as Assistant US Attorney General in charge of the Criminal Division of the Justice Department in Washington D.C. Mr. Weld received a Bachelor of Arts from Harvard College and a JD from Harvard Law School.

Key Attributes, Experience and Skills:

Mr. Weld’s extensive legal and other professional experience will serve as valuable asset to the Company.  He has extensive contacts in commercial, legal and governmental arenas, and his managerial experience in public service and the private sector brings important skills to the functioning of the Board of Directors.

Fred S. Zeidman has served as Director of SPCI since July 2013.  Mr. Zeidman has served as Chairman of the Board of Petroflow Energy Corporation since September 2011 and as Chairman of the Board of Petro River Oil Corporation since 2011. Mr. Zeidman has also served as a director of Hyperdynamics Corporation since 2009 and as a director of Prosperity Bancshares, Inc. since 1986. He currently also serves as trustee for the AmeriSoft Liquidating Trust.  Mr. Zeidman has served as CEO, Interim CEO and Chairman of the Board of a variety of companies, including several in the oil and gas sector.  Mr. Zeidman is the Chairman Emeritus of the United States Holocaust Memorial Council. He was appointed to that position by President George W. Bush in March 2002 and served from 2002-2010. He is also Chairman Emeritus of the University of Texas Health Science System Houston and is on the Board of Trustees of the Texas Heart Institute (where he currently serves as Interim Chief Financial Officer) and the Institute for Rehabilitation and Research (TIRR).  He currently serves on the Board of Directors and Executive Committee of the University of Saint Thomas and chairs its Development Committee and Houston Community College. Mr. Zeidman received his Bachelor of Science and Bachelor of Arts from Washington University and a Masters of Business Administration from New York University.

Key Attributes, Experience and Skills:

Mr. Zeidman has served in board and other leadership positions in many entities of varying size and in different industries.  His experience and familiarity with the role of a director will round out the Board of Directors and provide a source of input for management to draw on.

Board of Directors

Our Board of Directors is composed of Messrs. Davidi Jonas, Todd, Weld and Zeidman, and  a majority of our directors are independent in accordance with our Corporate Governance Guidelines, the rules of NYSE MKT and other applicable laws.  Each director will hold office, in accordance with our Restated Certificate of Incorporation (our “Certificate of Incorporation”) and By-Laws, until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. The governing instruments of Straight Path IP Group provide that all decisions regarding commencing, terminating, withdrawing or settling enforcement actions with respect to Straight Path IP Group’s intellectual property are to be made by the Straight Path IP Group board, which is to consist of the SPCI Chief Executive Officer and the independent members of the SPCI Board of Directors.  All members of Straight Path IP Group’s board of directors are required to refrain from voting on matters where there is an actual conflict of interest or the appearance of a conflict of interest with respect to activities or holdings that are outside of SPCI.

CORPORATE GOVERNANCE

Director Independence

In accordance with our Corporate Governance Guidelines and the rules of the NYSE MKT and other applicable laws and regulation, a majority of our directors are independent.

Controlled Company Exemption

Following the spin-off, we will be a “controlled company” as defined in section 801(a) of the NYSE MKT Company Guide because more than 50% of our voting power will be beneficially held by the independent trustee with voting and dispositive power over the shares in which Howard Jonas holds the economic interest. As a “controlled company,” we will be exempt from certain NYSE MKT listing standards As discussed below, we intend to apply the NYSE MKT “controlled company” exemption only for our corporate governance practices with respect to the independence requirements of our Nominating Committee.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Nominating Committee, a Compensation Committee, and a Corporate Governance Committee. All members of the Audit, Compensation and Governance Committees meet the criteria for independence as established by NYSE MKT and under the Sarbanes-Oxley Act of 2002. Each of the Committees is described in greater detail below. The Board has established written charters for each of the Committees, which will be available on our website located at www.spathinc.com following the spin-off. Following the spin-off, any changes to the charters will be reflected on our website.

Audit Committee

The Audit Committee consists of K. Chris Todd, William F. Weld and Fred S. Zeidman. The principal duties of the Audit Committee under its written charter include: (i) responsibilities associated with our external and internal audit staffing and planning; (ii) accounting and financial reporting issues associated with our financial statements and filings with the SEC; (iii) financial and accounting organization and internal controls; (iv) auditor independence and approval of non-audit services; and (v) “whistle-blower” procedures for reporting questionable accounting and audit practices.

The Audit Committee charter requires that the Committee be comprised of at least two directors, both of whom must be independent under the NYSE MKT listing standards and the Sarbanes-Oxley Act of 2002. In addition, each member of the Audit Committee is financially literate within the meaning of the NYSE MKT listing standards, and at least one member has sufficient accounting or financial management expertise to qualify as an “audit committee financial expert,” as determined by the Board of Directors in accordance with SEC rules.

Nominating Committee

The Nominating Committee consists of Davidi Jonas and Fred S. Zeidman. The principal duties of the Nominating Committee under its charter include: (i) developing the criteria and qualifications for membership on the Board of Directors; (ii) recommending candidates to fill new or vacant positions on the Board of Directors; and (iii) conducting appropriate inquiries into the backgrounds of potential candidates. We intend to apply the NYSE MKT exemption related to a controlled company which allows a “controlled company” to be exempted from complying with rules requiring that only independent directors comprise our Nominating Committee.

Compensation Committee

The Compensation Committee consists of K. Chris Todd, William F. Weld and Fred S. Zeidman. The principal duties of the Compensation Committee under its charter include: (i) ensuring that a succession plan for the Chief Executive Officer is in place; (ii) reviewing management’s recommendations as to compensation for executive officers and making recommendations to the Board of Directors; (iii) approving the compensation for the Chief Executive Officer and other executive officers; (iv) reviewing and approving compensation policies and practices for the Company more generally; (v) reviewing and approving major changes in employee benefit plans; (vi) reviewing short and long-term incentive plans and equity grants; (vii) recommending to the full Board of Directors changes to the compensation of the independent members of the Board of Directors; and (viii) administering our Stock Option and Incentive Plan. The Compensation Committee charter requires that the Committee be comprised of at least two directors, both of whom must be independent under our Corporate Governance Guidelines.

Corporate Governance Committee

The Corporate Governance Committee consists of K. Chris Todd, William F. Weld and Fred S. Zeidman. The principal duties of the Corporate Governance Committee under its charter include: (i) reviewing our Corporate Governance Guidelines and other policies and governing documents and recommending revisions as appropriate; (ii) reviewing any potential conflicts of independent directors and establishing director independence ; (iii) reviewing and monitoring related person transactions; and (iv) overseeing the self-evaluations of the Board of Directors, the Audit Committee and the Compensation Committee. The Corporate Governance Committee charter requires that the Committee be comprised of at least two directors, both of whom must be independent under the NYSE MKT listing standards.

Governance Practices

Following the spin-off, we will observe corporate governance practices and principal governance documents which are designed to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board of Directors has adopted and will adhere to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices, and will review these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the NYSE MKT listing standards and the regulations of the SEC, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. Our principal governance documents will be as follows:

●	Corporate Governance Guidelines;
●	Board of Directors committee charters, including:
●	Audit Committee charter;
●	Nominating Committee charter;
●	Compensation Committee charter; and
●	Corporate Governance Committee charter; and
●	Code of Business Conduct and Ethics.

Our governance documents will be available following the distribution date on our web site at www.spathinc.com.

Our Board of Directors, with assistance from its Corporate Governance Committee, will regularly assess our governance practices in light of legal requirements and governance best practices.

Executive Director Sessions

Under our Corporate Governance Guidelines, the outside directors will meet in regularly scheduled executive sessions without management. We expect that a lead independent director will be selected by the Board of Directors to serve as the presiding director at these meetings.

Communications with the Board of Directors

After the spin-off, stockholders and other interested persons seeking to communicate directly with the Board of Directors, with the lead independent director or the independent directors as a group, should submit their written comments c/o Lead Independent Director at our principal executive offices set forth on page 5. The lead independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the Board is warranted.

If a stockholder communication raises concerns about the ethical conduct of us or our management, it should be sent directly to our Corporate Secretary at our principal executive offices set forth on page 5. The Corporate Secretary will promptly forward a copy of any such communication to the Chairman of the Audit Committee, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate committee of the Board of Directors, by management and/or by the full Board.

The Corporate Secretary may filter out and disregard or re-direct (without providing a copy to the directors or advising them of the communication), or may otherwise handle at his or her discretion, any director communication that falls into any of the following categories:

●	Obscene materials;
●	Unsolicited marketing or advertising material or mass mailings;
●	Unsolicited newsletters, newspapers, magazines, books and publications;
●	Surveys and questionnaires;
●	Resumes and other forms of job inquiries;
●	Requests for business contacts or referrals;
●	Material that is threatening or illegal; or
●	Any communications or materials that are not in writing.

In addition, the Corporate Secretary may handle in his or her discretion any director communication that can be described as an “ordinary business matter.” Such matters include the following:

●	Routine questions, service and product complaints and comments that can be appropriately addressed by management; and
●	Routine invoices, bills, account statements and related communications that can be appropriately addressed by management.

Code of Business Conduct and Ethics

Prior to the distribution date, we will adopt a Code of Business Conduct and Ethics which will apply to our directors, Chief Executive Officer, Chief Financial Officer and all other SPCI employees.

DIRECTOR COMPENSATION

Each non-employee director of the Company who attends at least 75% of the regularly scheduled meetings of the Board of Directors during a calendar year will receive an annual cash retainer of $20,000. Such payment is made in January of the calendar year following attendance of at least 75% of the regularly scheduled Board meetings during the preceding year, and is pro-rated based on the quarter for non-employee directors who join the Board of Directors or depart from the Board of Directors during the prior year, if such director attended 75% of the applicable board meetings for such partial year. The Company’s Chief Executive Officer may, in his discretion, waive the requirement of 75% attendance by a director to receive the annual retainer in the case of mitigating circumstances.  The Compensation Committee periodically reviews our director compensation practices. In addition, each member of our Board of Directors will receive an annual grant of restricted shares of our Class B common stock (pro rated based on the quarter in which they join the Board).  The number of shares in the annual grant will be fixed following the spin-off to have a value of approximately $10,000 as of the spin-off.  Shares will be vested immediately upon grant.  The Compensation Committee believes that our director compensation is fair and appropriate in light of the responsibilities and obligations of our directors. Directors do not receive any annual fees for committee services, nor are there any additional fees paid to the lead independent director or audit committee financial expert.

EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers

During such time as SPCI and the business that is to be transferred to SPCI was owned and conducted by IDT and its subsidiaries, no individual received any compensation in exchange for serving as an executive officer of that entity or business.  We do not intend to enter into any employment agreements with our executive officers at the current time.

In general, it is anticipated that each of our executive officers will receive base compensation that is commensurate with the officer’s duties, responsibilities and compensation levels for similarly situated individuals in comparable positions.  In addition, executive officers may receive bonus compensation and compensatory equity-based awards.

Any bonus compensation to executive officers will be determined by our Compensation Committee based on factors it deems appropriate, including the achievement of specific performance targets and our financial and business performance.  No such targets have yet been established.

Equity compensation awards will generally be granted pursuant to our 2013 Stock Option and Incentive Plan described below at levels determined by the Compensation Committee. No grants have been made nor has the Company agreed to any specific grant or level of grants.

Company Long-Term Incentive Plan

We  have adopted, effective as of the distribution date, a long-term incentive plan, to be approved by IDT as our sole stockholder. The following is a general description of the plan.

Objectives. The plan is designed to attract and retain executive officers, directors, employees and consultants, to encourage the sense of proprietorship of such executive officers, directors, employees and consultants and to stimulate the active interest of such persons in our development and financial success. These objectives are to be accomplished by making awards under the plan and thereby providing participants with a proprietary interest in our growth and performance.

Eligibility. All of our executive officers, directors, employees and consultants will be eligible for awards under the plan. Our Compensation Committee will select the participants from time to time by the grant of awards.

Shares Available for Awards. No shares of our Class A common stock and 678,532 shares of Class B common stock have been reserved for issuance pursuant to awards under the plan, of which 231,128 restricted shares of Class B common stock will be issued upon the spin-off to holders of restricted shares of Class B common stock of IDT and 32,155 shares of Class B common stock will be issued upon the exercise of options to be granted upon the spin-off to holders of options to purchase Class B common stock of IDT.

Administration. We intend that the plan will be administered by our Compensation Committee. The Committee will have full and exclusive power to interpret the plan and to adopt such rules, regulations and guidelines for carrying out the plan as they may deem necessary or proper, all of which powers shall be exercised in our best interests and in keeping with the objectives of the plan.

Awards. At the discretion of the Compensation Committee, awards may be in the form of (1) incentive stock options and nonqualified stock options, representing rights to purchase a specified number of shares Class B common stock at a specified price; and (2) grants of restricted or unrestricted Class B common stock. The Compensation Committee will determine the type or types of awards to be made to each participant under the plan and the terms, conditions and limitations applicable to each such award. Each award will be embodied in an award agreement containing such terms, conditions and limitations as determined by the Compensation Committee in its sole discretion, provided that the Compensation Committee may delegate authority to members of management to approve grants in awards to individuals who are not directors or executive officers.

Payment of Awards. Generally, payment of awards will be made in the form of Class B common stock and may include such restrictions as the Compensation Committee determines including restrictions on transfer and forfeiture provisions.

The following is a brief description of these awards:

Stock Options. An award may consist of a right to purchase a specified number of shares of Class B common stock at a price specified by the Compensation Committee in the award agreement or otherwise. A stock option may be in the form of an incentive stock option to a participant who is an employee, which in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code, or, in the case of participants who are employees or directors, in the form of a nonqualified option. The plan authorizes the Committee to specify the manner of payment of the option price.

Stock Appreciation Rights. A stock appreciation right (“SAR”), consists of a right to receive a payment, in cash or Class B common stock, as applicable, equal to the excess of the fair market value or other specified valuation of a specified number of shares of Class B common stock on the date the SAR is exercised over a specified strike price as set forth in the award agreement.

Stock Awards. A stock award may consist of Class B common stock, as applicable, or may be denominated in units of Class B common stock, as applicable. All or part of any stock award may be subject to conditions established by the Compensation Committee and set forth in the award agreement. The Committee may permit dividend equivalents with respect to restricted stock units. Such awards may be based on fair market value or other specified valuations.

The plan will have reserved for issuance pursuant to awards made under the plan 678,532 shares of Class B common stock and that the Company expects that approximately one-half of those shares will be subject to grants of options or restricted stock on or shortly following the spin-off.

SECURITY OWNERSHIP BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

One hundred percent (100%) of the shares of our common stock are, and will be, prior to the distribution, held beneficially and of record by IDT. The following table sets forth information concerning shares of our Class A common stock and Class B common stock projected to be beneficially owned immediately after the distribution date by:

●	each person or entity known by us to be the beneficial owner of 5% or more of the outstanding shares each of IDT’s classes of common stock;

●	each person who we currently anticipate will be one of our directors at the time of the distribution;

●	each person who we currently anticipate will be one of our named executive officers at the time of the distribution; and

●	all persons who we currently anticipate will be our directors and executive officers at the time of the distribution as a group.

The projected share amounts in the table below are based on the number of shares of IDT’s Class A common stock and Class B common stock owned by each person or entity at April 30, 2013, adjusted for the two for one distribution ratio in the spin-off. Percentage ownership information is based on the following projected amount of SPCI outstanding shares: (i) 787,163 shares of Class A common Stock (based on 1,574,326 shares of IDT Class A common stock that were outstanding on April 30, 2013), and (ii) 10,636,428 shares of Class B common Stock (based on 21,272,855 shares of IDT Class B common stock that were outstanding on April 30, 2013. Percentage ownership information assumes the conversion of all 1,574,326 currently outstanding shares of Class A Common Stock into Class B Common Stock for the percentage ownership information of Howard Jonas and all directors and Named Executive Officers as a group). To our knowledge, except as otherwise indicated in the footnotes below, each person or entity has sole or shared voting and investment power with respect to the shares of common stock set forth opposite such persons or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.

Name	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock		Percentage of Aggregate Voting Powerd
Howard S. Jonas	2,195,419	(1)	19.2%		73%
520 Broad Street Newark, NJ 07102
The Vanguard Group, Inc.	679,775	(2)	6.4%		2%
P.O. Box 2600 Valley Forge, Pennsylvania 19482-2600
Davidi Jonas	1,555	(3)	*		*
Jonathan Rand
K. Chris Todd
William F. Weld
Fred S. Zeidman
All directors, Named Executive Officers and other executive officers as a group (5) persons)	2,876,749		19.2	%(4)	73%

*	Less than 1%.
d	Voting power represents combined voting power of IDT Class A Common Stock (three votes per share) and IDT Class B Common Stock (one-tenth of one vote per share). Excludes stock options.
(1)
Consists of an aggregate of (a) 1,574,326 shares of IDT Class A Common Stock held by Howard Jonas directly; and (b) 2,816,511 shares of IDT Class B Common Stock, specifically (i) 45,694 shares of IDT Class B Common Stock held by Howard Jonas directly, (ii) an aggregate of 7,780 shares of IDT Class B Common Stock beneficially owned by custodial accounts for the benefit of certain of the children of Howard Jonas (of which Howard Jonas is the custodian), (iii) 1,269,427 shares of IDT Class B Common Stock owned by the Howard S. Jonas 2009 Annuity Trust II, (iv) 1,491,579 shares of unvested restricted IDT Class B Common Stock held by Howard Jonas directly and (v) 2,031 shares of IDT Class B Common Stock held by Howard Jonas in his 401(k) plan account as of March 31, 2013. Howard Jonas, with his wife Deborah Jonas, is the co-trustee of the Howard S. Jonas 2009 Annuity Trust II. The foregoing also does not include 186,641 shares of IDT Class B Common Stock owned by the Jonas Foundation, 460,000 shares of the IDT Class B Common Stock owned by the 2012 Jonas Family, LLC (Mr. Jonas is a minority equity holder of such entity) and 468,433 shares of IDT Class B Common Stock owned by the Howard S. and Deborah Jonas Foundation, Inc., as Howard Jonas does not beneficially own these shares. The foregoing does not include an aggregate of 1,412,025 shares of IDT Class B Common Stock beneficially owned by trusts for the benefit of the children of Howard Jonas, as Howard Jonas does not exercise or share investment control of these shares. The foregoing also does not include 60 shares of the Company’s subsidiary, Straight Path IP Group, Inc. common stock owned by Mr. Jonas. In addition, Howard Jonas has undertaken  that all of the SPCI Class A Common Stock and Class B Common Stock to be distributed in the spin-off that would be beneficially owned by him will be placed in trust with an independent trustee.  As a result, Mr. Jonas will not retain voting or dispositive control over any shares of SPCI common stock.

(2)	According to a Schedule 13G/A filed February 11, 2013.
(3)
This includes 1,556 shares of IDT Class B Common Stock owned by Mr. Jonas’ wife. The foregoing does not include 10 shares of the Company’s subsidiary, Straight Path IP Group, Inc. common stock owned by Mr. Davidi Jonas.

(4)	Assumed conversion of all of the shares of Class A Common Stock into shares of Class B Common Stock.

OUR RELATIONSHIP WITH IDT AFTER THE SPIN-OFF
AND RELATED PERSON TRANSACTIONS

General

In connection with the spin-off, we and IDT entered into a Separation Agreement and a Tax Separation Agreement to complete the separation of our businesses from IDT and to distribute our common stock to IDT stockholders. These agreements will govern the relationship between us and IDT after the distribution and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. Along with the Separation Agreement and Tax Agreement, we and IDT entered into a short-term Transition Services Agreement. These agreements will have been prepared before the distribution, and will reflect agreement between affiliated parties established without arms-length negotiation. However, we believe that the terms of this agreement will equitably reflect the benefits and costs of our short-term relationship with IDT.

The expected terms of these agreements, which are subject to change prior to the spin-off, are summarized below. We may enter into other agreements with IDT prior to or concurrently with the separation that would relate to other aspects of our relationship with IDT following the spin-off including a short-term Transition Services Agreement with IDT, to allow us to utilize certain personnel of, and obtain administrative, financial, treasury, legal, corporate, tax and other services from IDT until we develop those capabilities internally or arrange for such services from other vendors.  Unless amended, the TSA will terminate six months following the spin-Off. Following the separation, we may enter into other commercial agreements with IDT from time to time, the terms of which will be determined at those relevant times.

Copies of these agreements described below will be filed as exhibits to our Form 10, of which this information statement is a part. The summaries of the material agreements are qualified in their entireties by reference to the full text of the agreements. We encourage you to read the full text of these material agreements.

In addition, Straight Path IP Group, IDT and certain IDT subsidiaries have entered into a license agreement whereby each of IDT, SPCI and their respective affiliates has granted and will grant a license to the other to utilize patents held by each entity.

Separation and Distribution Agreement

The Separation and Distribution Agreement sets forth the agreement between us and IDT with respect to the principal corporate transactions required to effect our separation from IDT; the distribution of our shares to IDT stockholders; and other agreements governing the relationship between IDT and us following the separation.

The Contribution

In connection with the distribution, IDT will contribute to us certain assets, as described in this information statement Following the spin-off, IDT will have no interest in our assets and business and will have no obligation with respect to our liabilities after the distribution other than as described below and set forth in more detail in the Separation Agreement. Similarly, we will have no interest in the assets of IDT’s other business segments and will have no obligation with respect to the liabilities of IDT’s retained businesses after the distribution other than as described below and set forth in more detail in the Separation Agreement.

The Distribution

IDT will deliver to the distribution agent certificates representing all of the outstanding shares of our common stock that IDT owns. IDT will instruct the distribution agent to distribute those shares on July 31, 2013 or as soon thereafter as practicable, so that each IDT stockholder will receive one share of our Class A common stock for every two shares of IDT Class A common stock and one share of our Class B common stock for every two shares of IDT Class B common stock, as such stockholder owns as of the record date of the spin-off.

Transfer of Licenses

Upon FCC approval, IDT will transfer to us 79 RSA licenses and 14 EA licenses – representing all of IDT Spectrum’s licenses covering the Washington, D.C. area.

Termination.

The Separation Agreement will provide that it may be terminated by IDT at any time prior to the distribution date.

Liabilities and Indemnification

Generally, IDT will indemnify us, and we will indemnify IDT, for losses related to the failure of the other to pay, perform or otherwise discharge, any of the its liabilities and obligations set forth in the Separation Agreement.

Expenses

Except as expressly set forth in the Separation Agreement, whether or not the separation and distribution are completed, all third party fees, costs and expenses paid or incurred in connection with the transactions contemplated by the Separation Agreement will be paid by IDT.

Tax Separation Agreement

In connection with the spin-off, we and IDT entered into a tax separation agreement, which sets forth the responsibilities of IDT and us with respect to, among other things, liabilities for federal, state, local and foreign taxes for periods before and including the spin-off, the preparation and filing of tax returns for such periods and disputes with taxing authorities regarding taxes for such periods. IDT will be generally responsible for our federal, state, local and foreign income taxes for periods before and including the spin-off. We will be generally responsible for all other taxes relating to our business. We and IDT will each generally be responsible for managing those disputes that relate to the taxes for which each of us is responsible and, under certain circumstances, may jointly control any dispute relating to taxes for which both of us are responsible.

Transition Services Agreement

In connection with the spin-off, we and IDT entered into a Transition Services Agreement pursuant to which IDT will provide us, among other things, certain administrative and other services following the distribution date, such as services relating to human resources and employee benefits administration, finance, treasury, accounting, tax, internal audit, facilities, investor relations and legal. For each of these areas, a service schedule will summarize the services to be provided and the responsibilities of IDT and us. The services will be paid for by us as calculated in the Transition Services Agreement.

Related Person Transactions

 For a complete list of IDT’s fiscal 2012 related person transactions, please see IDT’s 2012 Proxy Statement, filed with the SEC on November 7, 2012.

Further, our Chief Executive Officer, Davidi Jonas, is the son of Howard Jonas, the Chairman, Chief Executive Officer and controlling stockholder of IDT.  Further, as previously disclosed in the section entitled Interest of SPCI Officers and Directors, Howard Jonas will retain the economic benefit of the SPCI shares to be placed in trust, but he will not have any voting, dispositive power or control with respect to such shares.

LEGAL PROCEEDINGS

In January 2012, the Company filed complaints in the United States District Court for the Eastern District of Virginia against Stalker Software, Inc. (d/b/a CommuniGate Systems, Inc.), ooVoo, LLC, and Vivox, Inc. claiming infringement of a number of its key patents. The Company sought both damages and injunctive relief from the defendants. The defendants each filed an answer to the complaint and/or a counterclaim. A Markman hearing (also known as a claim construction hearing) was held on October 10, 2012, and on October 26, 2012, the judge issued an Opinion and Order that was favorable to the Company. In October and November 2012, the Company reached confidential settlement agreements with each of the three defendants, and in connection with such settlements, the Company received cash and one of the defendants transferred to the Company a number of patents and patent applications and a non-sublicensable, non-exclusive right in source code for peer to peer calling applications.

A number of our patents 6,108,704; 6,131,121; 6,701,365; 6,513,066; and 6,009,469 were subject to an ex-parte reexamination at the USPTO.   The USPTO has issued a Certificate of Reexamination for each of these patents.

On December 11, 2012, Straight Path IP Group filed a demand for arbitration seeking a declaration that it was entitled to terminate the Former SPIP CEO’s employment and that the Former SPIP CEO is not entitled to severance or certain equity rights under his employment agreement.  On March 15, 2013, the Former SPIP CEO filed a response and counterclaims alleging breach of contract and seeking various forms of relief.  Specifically, he is seeking certain declarations related to the termination of his employment, that he is entitled to certain payments and the vesting of options to purchase common stock representing 5% of the outstanding common stock of Straight Path IP Group, damages for unpaid compensation and severance, a sum in excess of $35 million in compensatory damages, and punitive damages in an unspecified amount.  The parties have selected an arbitrator, commenced discovery, and set a case management schedule.  We do not believe that the Former SPIP CEO’s counterclaims have merit and is vigorously seeking to enforce our rights and defending the matter.  At the current time, we cannot reasonably estimate our likely exposure in this matter.

On or about December 31, 2012, the Former SPSI CEO, and a related party (the “Related Entity”) filed a complaint in New York County against IDT Corporation, IDT Spectrum, Inc., IDT Spectrum, LLC, and certain IDT executives (collectively “the Spectrum Defendants”) seeking (a) a declaration that the Related Entity was the sole owner of certain wireless spectrum licenses acquired in May 2012 in the Related Party’s name, (b) an award of money damages to compensate for alleged economic injury caused by the Spectrum Defendants’ alleged interference with plaintiffs’ existing and prospective business relationships, (c) for the court to impose a constructive trust over the proceeds of the Straight Path Spectrum, Inc. portfolio in order to ensure that it is managed in a manner that maximizes its value, and (d) damages for breach of fiduciary duty.  That case was removed to federal court on February 5, 2013.

On February 1, 2013, IDT Corporation, IDT Spectrum, Inc., and IDT Spectrum LLC (“IDT Plaintiffs”) filed a complaint against the Former SPSI CEO, and other parties in United Stated District Court for the District of New Jersey.  The IDT Plaintiffs also moved for a temporary restraining order and preliminary injunction.  On February 5, 2013, the court issued granted IDT’s motion for a temporary restraining order.  Following an evidentiary hearing, the court reserved decision regarding issuance of a preliminary injunction.

On June 6, 2013, IDT Corporation and certain related parties, including Straight Path Spectrum, Inc., settled all outstanding claims and disputes (as described in the preceding two paragraphs) with the Former SPSI CEO and related parties.  The disputes related primarily to certain contractual and other alleged rights the Former SPSI CEO claimed to have with respect to certain wireless spectrum licenses owned by Straight Path Spectrum, Inc., including rights to a portion of future proceeds from licensing, leasing, and sale of rights in spectrum licenses activity related to those licenses.  In connection with the settlement, and in consideration for the transfer of certain wireless spectrum licenses that an entity controlled by the Former SPSI CEO had purchased as agent for Straight Path Spectrum, Inc., the Former SPSI CEO relinquishment of his claimed rights for future proceeds from other wireless spectrum licenses owned by Straight Path Spectrum, Inc., and the releases referred to below, Straight Path Spectrum, Inc. will make a cash payment in the amount of $1.5 million to the Former SPSI CEO, and the Former SPSI CEO is entitled to receive payments from future revenues generated from the leasing, licensing or sale of rights in certain of Straight Path Spectrum’s wireless spectrum licenses.  The future payments shall equal 50% of revenues, net of certain expenses, received from such activities with respect to the covered licenses that are to be retained by Straight Path Spectrum, Inc., up to a maximum of $3 million.  Upon the transfer of certain additional wireless spectrum licenses to Straight Path Spectrum, Inc., IDT will be obligated to pay the Former SPSI CEO up to an additional $500,000 and the $3 million maximum on future payments will be increased to up to $4 million. The parties to the settlement exchanged mutual releases with respect to all claims they had against each other arising from all prior or existing relationships.

On April 11, 2013, a Czech company, Sipnet EU S.R.O., filed an inter partes review of certain claims of one of Straight Path IP Group's patents, U.S. Patent 6,108,704 at the USPTO, citing, among other matters, prior art that they claim had not been previously considered by the USPTO. Straight Path IP Group responded on July 15, 2013 arguing that Sipnet’s request should be denied.  A decision as to whether the USPTO will grant the request is not expected for approximately six months.  Straight Path IP Group will defend this matter vigorously.

In addition to the foregoing, the Company may from time to time be subject to other legal proceedings that arise in the ordinary course of business.

RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES

On April 15, 2013, an employee was granted a stock option to purchase up to 0.5% of the outstanding shares of common stock of Straight Path IP Group, Inc.

On December 27, 2012, IDT granted to Howard Jonas one hundred shares of common stock of Straight Path IP Group, Inc. (representing 10% of the outstanding equity in Straight Path IP Group, Inc.).  Mr. Jonas subsequently transferred 90 of such shares to family members and related entities.

DESCRIPTION OF OUR CAPITAL STOCK

As of the date of the spin-off, our authorized capital stock will consist of (i) 2 million shares of Class A common stock, (ii) 40 million shares of Class B common stock, and (iii) 3 million shares of Preferred Stock. We are registering shares of our Class B common stock under the Securities Exchange Act of 1934, as amended, under our registration statement on Form 10 filed with the SEC. We do not anticipate that any shares of Preferred Stock will be outstanding as of the date of the spin-off.

The following statements set forth the material terms of our classes of authorized stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Amended Certificate of Incorporation, a form of which has been filed as an exhibit to registration statement on Form 10 of which this Information Statement forms a part.

Class A Common Stock

Holders of shares of Class A common stock are entitled to three votes for each share on all matters to be voted on by the stockholders. Holders of Class A common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Each share of Class A common stock may be converted, at any time and at the option of the holder, and automatically converts upon transfers to unaffiliated parties, into one fully paid and non-assessable share of Class B common stock. In the distribution, on the distribution date, each IDT stockholder will receive one share of SPCI Class A common stock for every two shares of IDT Class A common stock held on the record date.

As of April 30, 2013, there were 1,574,326 shares of IDT Class A common stock outstanding. Based on those numbers, we anticipate that upon the distribution, there will be 787,163 shares of our Class A common stock outstanding.

Class B Common Stock

Holders of shares of Class B common stock are entitled to one tenth of one vote for each share on all matters to be voted on by the stockholders. Holders of Class B common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the distribution, on the distribution date, each IDT stockholder will receive one share of SPCI Class B common stock for every two shares of IDT Class B common stock held on the record date.

As of April 30, 2013, there were 21,272,855 shares of IDT Class B common stock outstanding. Based on those numbers, we anticipate that upon the distribution, there will be 10,636,428 shares of our Class B common stock outstanding.

Preferred Stock

The Board of Directors has the authority to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.

As of April 30, 2013 no shares of IDT preferred stock were outstanding. We do not anticipate that there will be any shares of our preferred stock outstanding upon the distribution.

Anti-Takeover Effects of Our Charter and By-Laws

Some provisions of Delaware law and our Certificate of Incorporation and By-Laws could make the following more difficult:

●	acquisition of us by means of a tender offer;
●	acquisition of us by means of a proxy contest or otherwise; or
●	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Certificate of Incorporation; By-Laws

Our Certificate of Incorporation and By-Laws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock. The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies. Our Certificate of Incorporation provides that the number of directors on our Board of Directors will be fixed exclusively by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Meetings. Under our By-Laws, only our (i) Chief Executive Officer, (ii) President or (iii) Corporate Secretary may call special meetings of our stockholders.

Indemnification and Limitation of Liability of Directors and Officers

Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporate Law (“DGCL”), our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

Our By-Laws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in our right, such director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to us unless a court determines otherwise.

We may enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation. Such agreements, among other things, would indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our rights, on account of services as our director or officer or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise to which the person provides services at our request.

We intend to obtain directors’ and officers’ liability insurance providing coverage to our directors and officers.

Annual Meeting of Stockholders

Our By-Laws provide that an annual meeting of stockholders will be held each year on a date fixed by resolution of our Board of Directors. The first annual meeting of our stockholders after the spin-off is expected to be held in January 2014.

In order for a stockholder to bring, pursuant to our By-Laws, nominations or other proposals before the 2013 annual stockholders meeting, the stockholder must comply with the requirements for stockholder proposals set forth in the Proxy Statement relating to such meeting and submit such proposals by August 15, 2013 In addition, any stockholder proposal submitted with respect to the Company’s 2013 annual meeting of stockholders, which proposal is submitted outside the requirements of Rule 14a-8 under the Exchange Act and, therefore, will not be included in the relevant proxy materials, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if written notice thereof is received by the Company’s Corporate Secretary after September 24, 2013.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to the shares of our common stock to be received by the stockholders of IDT in the spin-off. This information statement does not contain all of the information set forth in the Form 10 registration statement and the exhibits to the Form 10 registration statement. For further information with respect to SPCI and the shares of our common stock, reference is hereby made to the Form 10 registration statement, including its exhibits. Statements made in this information statement relating to the contents of any contract, agreement or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document, with each such statement being qualified in all respects by reference to the document to which it refers. You may review a copy of the Form 10 registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, copies of the Form 10 registration statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

As a result of the spin-off, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, will file reports, proxy statements and other information with the SEC. After the spin-off, these reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above. You also will be able to obtain copies of this material from the public reference facilities of the SEC as described above, or inspect them without charge at the SEC’s website.

In addition, we intend to furnish holders of our common stock with annual reports containing consolidated and combined financial statements audited by an independent accounting firm.

INDEX TO COMBINED FINANCIAL STATEMENTS
STRAIGHT PATH COMMUNICATIONS INC.

Report of Independent Registered Public Accounting Firm	F-2

Combined Balance Sheets as of July 31, 2012 and 2011	F-3

Combined Statements of Operations for the Years Ended July 31, 2012 and 2011	F-4

Combined Statements of Equity (Deficit) for the Years Ended July 31, 2012 and 2011	F-5

Combined Statements of Cash Flows for the Years Ended July 31, 2012 and 2011	F-6

Notes to Combined Financial Statements	F-7

Condensed Combined Balance Sheets as of April 30, 2013 (Unaudited) and July 31, 2012	F-19

Condensed Combined Unaudited Statements of Operations for the Nine Months Ended April 30, 2013 and 2012	F-20

Condensed Combined Unaudited Statements of Cash Flows for the Nine Months Ended April 30, 2013 and 2012	F-21

Notes to the Condensed Combined Unaudited Financial Statements	F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of Straight Path Communications Inc.,

We have audited the accompanying combined balance sheets of Straight Path Communications Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of July 31, 2012 and 2011, and the related combined statements of operations, equity (deficit), and cash flows for each of the years in the two-year period ended July 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Straight Path Communications Inc. and subsidiaries at July 31, 2012 and 2011, and the results of their operations and their cash flows for each year in the two-year period ended July 31, 2012, in conformity with generally accepted accounting principles in the United States of America.

/s/  Zwick and Banyai, PLLC

Zwick and Banyai, PLLC
Southfield, Michigan

May 3, 2013, except the fourth paragraph of
Note 8, as to which the date is June 6, 2013

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED BALANCE SHEETS

July 31 (in thousands, except share data)	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,598	$600
Certificate of deposit	—	240
Trade accounts receivable, net of allowance for doubtful accounts of $11 as of July 31, 2012 and 2011, respectively	37	63
Other current assets	30	23
TOTAL CURRENT ASSETS	2,665	926
Prepaid expenses—long-term portion	150	171
TOTAL ASSETS	$2,815	$1,097
LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Trade accounts payable	$1	$3
Accrued expenses	1,169	476
Deferred revenue	75	72
Income taxes payable	20	—
Due to IDT Corporation	—	236,655
Note payable	—	666
TOTAL CURRENT LIABILITIES	1,265	237,872
Deferred revenue—long-term portion	150	38
TOTAL LIABILITIES	1,415	237,910
Commitments and contingencies
EQUITY (DEFICIT):
Group equity (deficit)	1,478	(236,768)
Noncontrolling interests	(78)	(45)
TOTAL EQUITY (DEFICIT)	1,400	(236,813)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,815	$1,097

See accompanying notes to combined financial statements.

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED STATEMENTS OF OPERATIONS

Year ended July 31 (in thousands, except pro forma per-share data)	2012	2011
REVENUES	$553	$4,000
COSTS AND EXPENSES:
Direct cost of revenues	92	308
Selling, general and administrative	1,010	1,240
TOTAL COSTS AND EXPENSES	1,102	1,548
Gain on sale of rights in wireless spectrum	5,330	—
INCOME FROM OPERATIONS	4,781	2,452
Interest income	8	5
Interest expense	(9)	(55)
Other income	1	79
INCOME BEFORE INCOME TAXES	4,781	2,481
Provision for income taxes	(25)	(902)
NET INCOME	4,756	1,579
Net loss attributable to noncontrolling interests	33	17
NET INCOME ATTRIBUTABLE TO STRAIGHT PATH COMMUNICATIONS INC.	$4,789	$1,596

Pro forma earnings per share attributable to Straight Path Communications Inc. stockholders:
Basic	$0.42
Diluted	$0.39
Weighted-average number of shares used in calculation of pro forma earnings per share:
Basic	11,424
Diluted	12,425

See accompanying notes to combined financial statements.

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED STATEMENTS OF EQUITY (DEFICIT)

(in thousands)

	Group Equity	Noncontrolling Interests	Total Equity (Deficit)
BALANCE AT JULY 31, 2010	$(239,072)	$—	$(239,072)
Stock-based compensation	680	—	680
Grants of equity of subsidiary	28	(28)	—
Net income for the year ended July 31, 2011	1,596	(17)	1,579
BALANCE AT JULY 31, 2011	(236,768)	(45)	(236,813)
Stock-based compensation	52	—	52
Amount due to IDT Corporation contributed to equity	233,405	—	233,405
Net income for the year ended July 31, 2012	4,789	(33)	4,756
BALANCE AT JULY 31, 2012	$1,478	$(78)	$1,400

See accompanying notes to combined financial statements.

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2012	2011
OPERATING ACTIVITIES
Net income	$4,756	$1,579
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Stock-based compensation	52	680
Gain on sale of rights in wireless spectrum	(5,330)	—
Change in assets and liabilities:
Trade accounts receivable	26	(53)
Other current assets and prepaid expenses—long-term portion	15	(195)
Trade accounts payable and accrued expenses	(779)	(568)
Income taxes payable	20	—
Deferred revenue	114	73
Net cash (used in) provided by operating activities	(1,126)	1,516
INVESTING ACTIVITIES
Proceeds from sale of rights in wireless spectrum	6,800	—
Purchase of certificate of deposit	—	(240)
Proceeds from maturity of certificate of deposit	240	—
Net cash provided by (used in) investing activities	7,040	(240)
FINANCING ACTIVITIES
Repayment of funding provided by IDT Corporation, net	(3,250)	(265)
Repayment of note payable	(666)	(634)
Net cash used in financing activities	(3,916)	(899)
Net increase in cash and cash equivalents	1,998	377
Cash and cash equivalents at beginning of year	600	223
Cash and cash equivalents at end of year	$2,598	$600

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments made for interest	$34	$66
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Amount due to IDT Corporation contributed to equity	$233,405	$—

See accompanying notes to combined financial statements.

STRAIGHT PATH COMMUNICATIONS INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business
Straight Path Communications Inc. (“Straight Path”), a Delaware corporation, is currently a subsidiary of IDT Corporation (“IDT”). Straight Path was incorporated in April 2013. Straight Path’s businesses will consist of 100% ownership of Straight Path Spectrum, Inc. (“Straight Path Spectrum”), which holds, leases and markets fixed wireless spectrum licenses, and 84.5% ownership of Straight Path IP Group, Inc. (“Straight Path IP”), which holds intellectual property primarily related to communications over the Internet and the licensing and other businesses related to this intellectual property.

The “Company” in these financial statements refers to Straight Path, Straight Path Spectrum, and Straight Path IP on a combined basis as if Straight Path existed and owned the above interests in these entities in all periods presented.

IDT has approved the spin-off of the Company through a distribution to the holders of IDT Corporation’s Class A common stock and Class B common stock of all of the shares of the Company held by IDT Corporation. The spin-off will separate the Company’s businesses from the remainder of IDT’s operations and holdings. The Company, along with IDT’s management, believes that the operational and growth prospects of the Company’s businesses may best be realized by a separation from those that will remain with IDT based on several factors including synergies and growth prospects. As a separate company, investors will have the ability to independently value the Company, in contrast to IDT’s more mature business.

Straight Path Spectrum, Inc.
Straight Path Spectrum holds a broad collection of exclusively licensed commercial fixed wireless spectrum licenses. These licenses, granted by the Federal Communications Commission (the “FCC”) include over six hundred 39 GHz licenses and fifteen licenses in the local multipoint distribution service (“LMDS”) band. Straight Path Spectrum offers its customers point-to-point and point-to-multipoint wireless broadband digital telecommunications services. The broad geographical reach of the licenses enables Straight Path Spectrum to provide its services throughout the United States.

In October 2010, Straight Path Spectrum paid an aggregate of $0.2 million to renew certain of its 39 GHz FCC licenses and established a new expiration date of October 18, 2020 for these licenses. The Company included the license renewal costs in prepaid expenses, which will be charged to expense on a straight-line basis over the ten year term of the licenses.

Straight Path IP Group, Inc.
The Company believes that many parties are operating by infringing on Straight Path IP’s intellectual property, specifically one or more of Straight Path IP’s patents related to communications over the Internet. The Company intends to seek to license its patents and enforce its rights in order to generate revenue.

Straight Path IP’s patent portfolio consists of two patent portfolios.

(1)	NetSpeak Portfolio:

United States Patents Nos. 6,108,704; 6,131,121; 6,701,365; 6,513,066; 6,185,184; 6,829,645; 6,687,738; 6,009,469; 6,226,678; 7,149,208 and 6,178,453, and the foreign counterparts to U.S. Patent No. 6,108,704, listed below:

727702	Australia
764522	Australia
764583	Australia
764521	Australia

2231127	Canada
96197195.9	China
852868	Finland
852868	France
852868	Germany
1017192	Hong Kong
10-414512	Korea
212126	Mexico
51774	Singapore
852868	Sweden
852868	Italy
NI-096566	Taiwan

(collectively, the “NetSpeak patents”)  These patents are Straight Path IP’s core assets. The patents have finite lives, and the patents start to expire on September 25, 2015, although Straight Path IP may continue to enforce the patents for patent infringement that occurred before expiration. There is no guarantee that the patents will be adequately exploited or commercialized.

Two leading multi-national law firms are engaged to provide legal services with respect to the enforcement of Straight Path IP’s patents. The terms of the agreements with the firms provide for Straight Path IP to pay fees solely out of proceeds of recoveries (subject to certain exceptions if Straight Path IP terminate the relationship) up to a maximum of 40% of those proceeds, and for the firms to advance expenses of the litigation.

(2)	Droplet Portfolio:

United States Patents Nos. 6,825,780; 6,847,317; 7,844,122; 7,525,463; 8,279,098;
7,436,329; and 7,679,649 and a number of U.S. and foreign patent applications.

Basis of Accounting
The combined financial statements include the assets, liabilities, results of operations and cash flows of the entities to be included in the spin-off. The assets and liabilities in these financial statements are recorded at historical cost. Direct expenses historically incurred by IDT on behalf of the entities are reflected in these financial statements. The most significant expenses are as follows. Straight Path IP’s legal and professional fees, salaries and employee benefits have been allocated based on specific identification. Facility costs as well as certain salaries consisting of payroll, human resources, purchasing, accounts payable, treasury, network and telephone services, legal, travel, and consulting fees were allocated to these entities based on estimates of the incremental cost incurred by IDT. Medical and dental benefits were allocated to these entities based on rates similar to COBRA health benefit provision rates charged to former IDT employees. Stock-based compensation and retirement benefits under IDT’s defined contribution plan were allocated to these entities based on specific identification. Insurance was allocated to these entities based on a combination of headcount and specific policy identification. Management believes that the assumptions and methods of allocation used were reasonable. However, the costs as allocated are not necessarily indicative of the costs that would have been incurred if these entities operated on a stand-alone basis. Therefore, the combined financial statements included herein may not necessarily be indicative of the financial position, results of operations, changes in equity and cash flows of the Company to be expected in the future or what they would have been had the Company been a separate stand-alone entity during the periods presented.

All material intercompany balances and transactions have been eliminated in combination.

These financial statements have been prepared on the basis that the Company will continue as a going concern. Through July 31, 2012, the Company incurred $364.7 million of losses since its inception.

In order for the Company to meet its obligations and other cash flow needs, IDT will transfer cash to the Company prior to the spin-off such that the Company will have approximately $15 million in cash at the time of the spin-off, which management believes will be sufficient to meet the Company’s cash requirements during the next twelve months.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue Recognition
Straight Path Spectrum lease revenues are recognized on a straight line basis over the contractual lease period, which generally range from one to three years. Revenues from sale of rights in FCC licenses are recognized upon execution of the agreement by both parties, provided that the amounts are fixed or determinable, there are no significant undelivered obligations and collectability is reasonably assured. Revenues from sale of rights in FCC licenses less applicable costs of the sale are classified as “Gain on sale of rights in wireless spectrum” in the accompanying Combined Statements of Operations.

Straight Path IP licenses its portfolio of patents to companies who use these patents in the provision of their service. The contractual terms of the license agreements generally provide for payments over an extended period of time. For the licensing agreements with fixed royalty payments, Straight Path IP generally recognizes revenue from these arrangements on a straight-line basis over the contractual term of the license, once collectability of the amounts is reasonably assured.. For the licensing agreements with variable royalty payments which are based on a percentage of sales, Straight Path IP earns royalties at the time that the customers’ sales occur. Straight Path IP’s customers, however, do not report and pay royalties owed for sales in any given period until after the conclusion of that period. As Straight Path IP is unable to estimate the customers’ sales in any given period to determine the royalties due to Straight Path IP, it recognizes royalty revenues when sales and royalties are reported by customers and when other revenue recognition criteria are met.

Straight Path IP recorded the amounts that the Former Chief Executive Officer of Straight Path Spectrum (the “Former SPSI CEO”) was entitled to related to leases (see Note 8), in “Selling, general and administrative” expense, in the same period the related revenues were recognized. Straight Path IP recorded the amounts that the Former SPSI CEO was entitled to, related to sale of rights in spectrum, in “Gains in sale of rights of wireless spectrum”, in the same period the related revenues were recognized.

In addition, Straight Path IP may enter into certain settlements of patent infringement disputes. The amount of consideration received upon any settlement (including but not limited to past royalty payments and future royalty payments) is allocated to each element of the settlement based on the fair value of each element. In addition, revenues related to past royalties are recognized upon execution of the agreement by both parties, provided that the amounts are fixed or determinable, there are no significant undelivered obligations and collectability is reasonably assured. Straight Path IP does not recognize any revenues prior to execution of the agreement since there is no reliable basis on which it can estimate the amounts for royalties related to previous periods or assess collectability.

Direct Cost of Revenues
Direct cost of revenues for Straight Path Spectrum consists primarily of network and connectivity costs and associated regulatory taxes and fees. Such costs are charged to expense as incurred.  Direct cost of revenues for Straight Path IP consists of legal expenses directly related to revenues from litigation settlements.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Income Taxes
The accompanying financial statements include provisions for federal, state and foreign income taxes on a separate tax return basis.

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in its assessment of a valuation allowance. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. Tax positions that meet the more-likely-than-not recognition threshold are measured to determine the amount of tax benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset, or an increase in a deferred tax liability.

The Company classifies interest and penalties on income taxes as a component of income tax expense.

Contingencies
The Company accrues for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. When the Company accrues for loss contingencies and the reasonable estimate of the loss is within a range, the Company records its best estimate within the range. When no amount within the range is a better estimate than any other amount, the Company accrues the minimum amount in the range. The Company discloses an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Pro Forma Earnings Per Share
IDT currently expects the spin-off of the Company to occur by way of a pro rata distribution of the Company’s Class A common stock and Class B common stock held by IDT to IDT’s stockholders. Prior to the distribution, the Company will be authorized to issue two classes of its common stock, Class A and Class B, that will be exchanged for all of the outstanding shares of the Company’s common stock held by IDT. In the distribution, on the distribution date, it is expected that each IDT stockholder will receive one share of the Company’s Class A common stock for every two shares of IDT Class A common stock and one share of the Company’s Class B common stock for every two shares of IDT Class B common stock held on the record date for the spin-off. As of April 30, 2013, the Company would have distributed 0.8 million shares of its Class A common stock (based on 1.6 million shares of IDT Class A common stock that were expected to be outstanding on the record date) and 10.6 million shares of its Class B common stock (based on 21.3 million shares of IDT Class B common stock that were expected to be outstanding on the record date). Pro forma basic earnings per share is computed by dividing net income by the pro forma number of shares of all classes of common stock assumed to have been outstanding during the applicable period. Pro forma diluted earnings per share is determined in the same manner as pro forma basic earnings per share, except that the number of shares assumed to have been outstanding is increased to include pro forma restricted stock subject to risk of forfeiture, unless the effect of such increase in anti-dilutive.

Stock-Based Compensation
The Company recognizes compensation expense for all of its grants of stock-based awards based on the estimated fair value on the grant date. Compensation cost for awards is recognized using the straight-line method over the vesting period. Stock-based compensation is included in selling, general and administrative expense.

Fair Value Measurements
Fair value of financial and non-financial assets and liabilities is defined as an exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three-tier hierarchy for inputs used to measure fair value, which prioritizes the inputs to valuation techniques used to measure fair value, is as follows:

Level 1 –	quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2 –
quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 –	unobservable inputs based on the Company’s assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Allowance for Doubtful Accounts
The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The allowance is determined based on known troubled accounts, historical experience and other currently available evidence. Doubtful accounts are written-off upon final determination that the trade accounts will not be collected. The change in the allowance for doubtful accounts is as follows:

Fiscal Year ended July 31 (in thousands)	Balance at beginning of year	Additions charged to costs and expenses	Deductions	Balance at end of year
2012
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$11	$—	$—	$11
2011
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$20	$—	$(9)	$11

Note 2—Fair Value Measurements

At July 31, 2012, the Company did not have any assets or liabilities measured at fair value on a recurring basis.

At July 31, 2012 and 2011, the carrying amounts of the financial instruments included in cash and cash equivalents, certificate of deposit, other current assets, accrued expenses, due to IDT Corporation, and note payable-current portion approximate fair value because of the short period of time to maturity. The fair value estimates for cash and cash equivalents were classified as Level 1 and certificate of deposit, other current assets, accrued expenses, due to IDT Corporation, and note payable-current portion were classified as Level 2 of the fair value hierarchy. The estimated fair value of the Company’s financial instruments was determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting this data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

Note 3—Income Taxes

Significant components of the Company’s deferred income tax assets consist of the following:

July 31 (in thousands)	2012	2011
Deferred income tax assets:
Accrued expenses	$118	$126
Net operating loss	49,864	49,807
Other	—	2,174
Total deferred income tax assets	49,982	52,107
Valuation allowance	(49,982)	(52,107)
DEFERRED INCOME TAX ASSETS, NET	$—	$—

Because of the way it is structured, the Company will file separate returns for its separate businesses. Because of its losses in previous years, the Company concluded that it does not meet the criteria of more likely than not in order to utilize its deferred federal income tax assets in the foreseeable future. Accordingly, the Company recorded a valuation allowance against its deferred federal income tax assets.

Winstar Holdings, LLC (“Winstar”) is a wholly-owned affiliate treated as a partnership for Federal income tax purposes. Winstar has material net operating losses that are “suspended” in accordance with section 704(d) of the Internal Revenue Code, and accordingly, are not available to the Company. As a consequence of the “suspension”, no deferred tax asset is reflected herein with respect of such net operating losses. If, however, any part of such net operating losses does become available, it will be reported and appropriate disclosures made.

The provision for income taxes consists of the following:

Fiscal Year ended July 31 (in thousands)	2012	2011
Current:
Federal	$(172)	$730
State and local	(42)	172
	(214)	902
Deferred:
Federal	192	—
State and local	47	—
	239	—
PROVISION FOR INCOME TAXES	$25	$902

The differences between income taxes expected at the U.S. federal statutory income tax rate and income taxes provided are as follows:

Fiscal Year ended July 31 (in thousands)	2012	2011
U.S. federal income tax at statutory rate	$1,912	$801
Valuation allowance	(1,889)	41
State and local income tax, net of federal benefit	2	60
PROVISION FOR INCOME TAXES	$25	$902

At July 31, 2012, the Company had U.S. federal and state net operating loss carryforwards of approximately $124 million and $125 million, respectively. These carry-forward losses are available to offset future U.S. federal and state taxable income. The U.S. federal net operating loss carryforwards will start to expire in fiscal 2022, with fiscal 2012’s loss expiring in fiscal 2033. The state net operating loss carryforwards will start to expire in fiscal 2022, with fiscal 2012’s loss expiring in fiscal 2033. Straight Path IP has state net operating loss carryforwards of approximately $0.6 million, all other net operating loss carryforwards relate to Straight Path Spectrum.

The change in the valuation allowance for deferred income taxes was as follows:

Fiscal Year ended July 31 (in thousands)	Balance at beginning of year	Additions charged to costs and expenses	Deductions	Balance at end of year
2012
Reserves deducted from deferred income taxes, net:
Valuation allowance	$52,107	$—	$(2,125)	$49,982
2011
Reserves deducted from deferred income taxes, net:
Valuation allowance	$52,143	$—	$(36)	$52,107

The Company had no unrecognized income tax benefits at July 31, 2012 or 2011.

The Company is a member of IDT’s consolidated group, therefore its income or loss were included in IDT’s tax return and will not remain with the Company following the spin-off. IDT currently remains subject to examinations of its consolidated U.S. federal tax returns for fiscal years 2009 through fiscal 2012, and state and local tax returns generally for fiscal 2008 through fiscal 2012.

Note 4— Accrued Expenses

Accrued expenses consist of the following:

July 31 (in thousands)	2012	2011
Accrued sales commissions	$898	$—
Accrued taxes	124	124
Accrued professional fees	116	67
Accrued lease termination costs	—	206
Accrued interest	—	25
Other	31	54
TOTAL	$1,169	$476

Note 5— Note Payable

In the first quarter of fiscal 2010, the Company converted a liability of $2.0 million into an unsecured note payable. The note incurred interest at an annual rate of 5.1% and was payable in three annual payments of $0.7 million, which included principal and interest. The note was fully repaid in October 2011.

Note 6—Equity

As of the date of the spin-off, the Company’s authorized capital stock is expected to consist of (i) 2 million shares of Class A common stock, (ii) 40 million shares of Class B common stock, and (iii) 3 million shares of Preferred Stock.

Class A Common Stock and Class B Common Stock
The rights of holders of shares of Class A common stock and Class B common stock are identical except for certain voting and conversion rights and restrictions on transferability. Shares of Class A common stock and Class B common stock receive identical dividends per share when and if declared by the Company’s Board of Directors. In addition, shares of Class A common stock and Class B common stock have identical and equal priority rights per share in liquidation. The Class A common stock and Class B common stock do not have any other contractual participation rights. Shares of Class A common stock are entitled to three votes per share and shares of Class B common stock are entitled to one-tenth of a vote per share. Each share of Class A common stock may be converted into one share of Class B common stock, at any time, at the option of the holder. Shares of Class A common stock are subject to certain limitations on transferability that do not apply to shares of Class B common stock.

Preferred Stock
The Company’s Board of Directors has the authority to fix the price, rights, preferences, privileges and restrictions, including voting rights, of shares of the Company’s Preferred Stock without any further vote or action by the stockholders.

Dividend
The Company does not anticipate paying dividends on its common stock until it achieves sustainable profitability (after satisfying all of our operational needs, including payments to the Former SPSI CEO) and retains certain minimum cash reserves.  Following that time, it is the Company’s intention to distribute not less than 50% of its consolidated positive net earnings available for distribution to its stockholders.  Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets.  The nature of the Company’s operations is that, in the short term until our enforcement and licensing, leasing and sales programs become more firmly established, the Company does not anticipate generating meaningful cash flows.  The payment of dividends in any specific period will be at the sole discretion of the Company’s Board of Directors.

Note 7— Stock-Based Compensation

Prior to the spin-off, the Company intends to adopt, effective as of the distribution date, a stock option and incentive plan, to be approved by IDT as the Company’s sole stockholder. The plan will have reserved for issuance pursuant to awards made under the plan 678,532 shares of Class B common stock and that the Company expects that approximately one-half of those shares will be subject to grants of options or restricted stock on or shortly following the spin-off.

In the spin-off, the exercise price of each outstanding option to purchase IDT Class B common stock that was issued by IDT will be proportionately reduced based on the relative trading prices of IDT and the Company following the spin-off. Further, each such option holder will receive his or her ratable share in a pool of options to purchase 32,155 shares (which is based on 10% of the 641,567 shares of IDT Class B common stock subject to outstanding options issued by IDT and the 1 for 2 distribution ratio of the spin-off) of the Company’s Class B common stock with an exercise price equal to the closing price of the Company on the first trading day following the consummation of the spin-off and an expiration date equal to the later of (i) the expiration of the IDT option held by such option holder and (ii) a date on or about the first anniversary of the spin-off when the Company’s insiders will be free to trade in shares of the Company under the Company’s insider trading policy.

On September 24, 2012, IDT’s Board of Directors approved a grant of 10% of the equity of Straight Path IP to Howard Jonas, Chairman and Chief Executive Officer of IDT. These Straight Path IP shares vested immediately. The Company recorded stock-based compensation expense of $1.2 million in the first quarter of fiscal 2013 for the grant of these shares, based on the estimated fair value of the shares on the grant date. The estimated fair value of the Straight Path IP shares was determined using the income approach based on expected future royalties.

In May 2011, Straight Path IP entered into an employment agreement with its then Chief Executive Officer (the “Former SPIP CEO”), pursuant to which Straight Path IP committed to grant options to the Former SPIP CEO to purchase shares of Straight Path IP’s common stock representing 5.0% of Straight Path IP’s outstanding equity, at an exercise price of approximately $0.4 million. The options vested monthly from May 2011 through April 2015. The estimated value of this grant was $0.2 million which Straight Path IP was recognizing using the straight-line method over the vesting period. The fair value of the options was estimated using a Black-Scholes valuation model and the following assumptions: (1) expected volatility of 49% based on the historical volatility of a comparable company and other factors, (2) a discount rate of 2.2% and (3) an expected term of six years. The fair value of the underlying Straight Path IP shares was determined using the income approach. The Company recorded stock-based compensation expense related to this grant of $52,000 and $13,000 in fiscal 2012 and fiscal 2011, respectively. The Company ceased recording stock-based compensation upon the termination of the Former SPIP CEO, and such options are now subject to dispute by us, as discussed in Note 8.

On March 15, 2011, Straight Path IP granted shares of its common stock to two employees of IDT representing 5.5% of the outstanding equity of Straight Path IP. These Straight Path IP shares vested immediately. The Company recorded stock-based compensation expense of $0.7 million in fiscal 2011 for the grant of these Straight Path IP shares, based on the estimated fair value of the shares on the grant date. The estimated fair value of the Straight Path IP shares was determined using the income approach based on expected future royalties.

On April 15, 2013, an employee was granted a stock option to purchase up to 0.5% of the outstanding shares of common stock of Straight Path IP. The option vests 33.2% immediately, 33.4% on May 31, 2013 and 33.4% on May 31, 2014. The estimated value of this grant was $13,318 which Straight Path IP will recognize using the straight-line method over the vesting period. The fair value of the options was estimated using a Black-Scholes valuation model. The estimated fair value of the underlying Straight Path IP shares was determined using the income approach based on expected future royalties.

Note 8—Commitments and Contingencies

Legal Proceedings
On December 11, 2012, Straight Path IP filed a demand for arbitration seeking a declaration that it was entitled to terminate the Former SPIP CEO’s employment and that the Former SPIP CEO is not entitled to severance or certain equity rights under his employment agreement.  On March 15, 2013, the Former SPIP CEO filed a response and counterclaims alleging breach of contract and seeking various forms of relief.  Specifically, he is seeking certain declarations related to the termination of his employment,   that he is entitled to certain payments and the vesting of options to purchase common stock representing 5% of the outstanding common stock of Straight Path IP, damages for unpaid compensation and severance, a sum in excess of $35 million in compensatory damages, and punitive damages in an unspecified amount.  The parties have selected an arbitrator, commenced discovery, and set a case management schedule.  The Company does not believe that the Former SPIP CEO’s counterclaims have merit and is vigorously seeking to enforce its rights and defending the matter.  At the current time, the Company cannot reasonably estimate its likely exposure in this matter.

On or about December 31, 2012, the Former SPSI CEO and a related party (the “Related Entity”) filed a complaint in New York County against IDT Corporation, IDT Spectrum, Inc., IDT Spectrum, LLC, and certain IDT executives (collectively “the Spectrum Defendants”) seeking (a) a declaration that the Related Entity was the sole owner of certain wireless spectrum licenses acquired in May 2012 in the Related Party’s name, (b) an award of money damages to compensate for alleged economic injury caused by the Spectrum Defendants’ alleged interference with plaintiffs’ existing and prospective business relationships, (c) for the court to impose a constructive trust over the proceeds of the Straight Path Spectrum, Inc. portfolio in order to ensure that it is managed in a manner that maximizes its value, and (d) damages for breach of fiduciary duty.  That case was removed to federal court on February 5, 2013.

On February 1, 2013, IDT Corporation, IDT Spectrum, Inc., and IDT Spectrum LLC (“IDT Plaintiffs”) filed a complaint against the Former SPSI CEO of Spectrum Holdings, and other parties in United Stated District Court for the District of New Jersey.  The IDT Plaintiffs also moved for a temporary restraining order and preliminary injunction.  On February 5, 2013, the court issued granted IDT’s motion for a temporary restraining order.  Following an evidentiary hearing, the court reserved decision regarding issuance of a preliminary injunction.

On June 6, 2013, IDT Corporation and certain related parties, including Straight Path Spectrum, Inc., settled all outstanding claims and disputes (as described in the preceding two paragraphs) with the Former SPSI CEO and related parties.  The disputes related primarily to certain contractual and other alleged rights the Former SPSI CEO claimed to have with respect to certain wireless spectrum licenses owned by Straight Path Spectrum, Inc., including rights to a portion of future proceeds from licensing, leasing, and sale of rights in spectrum licenses activity related to those licenses.  In connection with the settlement, and in consideration for the transfer of certain wireless spectrum licenses that an entity controlled by the Former SPSI CEO had purchased as agent for Straight Path Spectrum, Inc., the Former SPSI CEO relinquishment of his claimed rights for future proceeds from other wireless spectrum licenses owned by Straight Path Spectrum, Inc. and the releases referred to below, Straight Path Spectrum, Inc. will make a cash payment in the amount of $1.5 million to the Former SPSI CEO, and the Former SPSI CEO is entitled to receive payments from future revenues generated from the leasing, licensing or sale of rights in certain of Straight Path Spectrum, Inc.’s wireless spectrum licenses.  The future payments shall equal 50% of revenues, net of certain expenses, received from such activities with respect to the covered licenses that are to be retained by Straight Path Spectrum, Inc., up to a maximum of $3 million.  Upon the transfer of certain additional wireless spectrum licenses to Straight Path Spectrum, Inc., IDT will be obligated to pay the Former SPSI CEO up to an additional $500,000 and the $3 million maximum on future payments will be increased to up to $4 million. The parties to the settlement exchanged mutual releases with respect to all claims they had against each other arising from all prior or existing relationships.

On April 11, 2013, a Czech company, Sipnet EU S.R.O., filed an inter partes review of certain claims of one of Straight Path IP's patents, U.S. Patent 6,108,704 at the USPTO, citing, among other matters, prior art that they claim had not been previously considered by the USPTO. Straight Path IP responded on July 15, 2013 arguing that Sipnet’s request should be denied.  A decision as to whether the USPTO will grant the request is not expected for approximately six months.  Straight Path IPwill defend this matter vigorously.

In addition to the foregoing, the Company may from time to time be subject to other legal proceedings that arise in the ordinary course of business. Although there can be no assurance in this regard, the Company does not expect any of those legal proceedings to have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

Lease Commitments
At July 31, 2012, the Company had an operating lease for office space with a six month term from August 1, 2012 to January 31, 2013. The aggregate future minimum payments for this lease were $6,000.

Rental expense under operating leases was $15,000 and $6,000 in fiscal 2012 and fiscal 2011, respectively.

FCC License Renewal

As of October 18, 2010, Straight Path Spectrum renewed its 39 GHz EA licenses and established a new expiration date of October 18, 2020 for these licenses. Straight Path Spectrum has filed its substantial service performance filings for its 39 GHz EA licenses, and these showings have been accepted by the FCC.

Straight Path Spectrum also holds 34 active 39 GHz Rectangular Service Area (RSA) common carrier licenses, the vast majority of which expire in early to mid-2017. Straight Path Spectrum has renewed all 34 active 39 GHz RSA licenses.  Straight Path Spectrum also filed the required substantial service showings before the final construction deadline.  These showings have been accepted by the FCC.

In addition, Straight Path Spectrum holds 15 LMDS licenses in the 28 GHz range, which expire on August 10, 2018 (except for its New York City LMDS license which expires on February 1, 2016). Straight Path Spectrum has met its substantial service build-out obligations for these LMDS licenses.

Note 9—Related Party Transactions

IDT charges the Company for certain transactions and allocates routine expenses based on company specific items. In addition, IDT controls the flow of the Company’s treasury transactions. In fiscal 2012 and fiscal 2011, IDT allocated to the Company an aggregate of $1.1 million and $0.3 million, respectively, for payroll, benefits, insurance, facilities and other expenses, which were included in “Selling, general and administrative expense” in the combined statements of operations. In addition, in fiscal 2012 and fiscal 2011, IDT charged the Company an aggregate of $0.1 million and $0.3 million, respectively, for regulatory fees, connectivity charges and legal expenses, which were included in “Direct cost of revenues” in the combined statements of operations. In all periods presented, the Company was included in IDT’s consolidated federal income tax return.

The change in the Company’s liability to IDT was as follows:

Fiscal Year ended July 31 (in thousands)	2012	2011
Balance at beginning of year	$236,655	$236,868
Payments by IDT on behalf of the Company	1,767	1,865
Deferred taxes offset against IDT net operating losses	3	852
Cash repayments, net of advances	(5,020)	(2,930)
Amount due to IDT contributed to equity	(233,405)	—
Balance at end of year	$—	$236,655
Average balance during the year	$118,328	$236,762

Note 10—Revenues and Gain on Sale of Rights in Wireless Spectrum

Revenues
In fiscal 2012 and fiscal 2011, Straight Path Spectrum’s revenues from transactions with a single customer that amounted to 10% or more of total revenues (excluding Straight Path IP’s revenues of $3.5 million in fiscal 2011 described below) were as follows:

Fiscal Year ended July 31 (in thousands)	2012	2011
Customer:
Covad Communications Group	$161	$154
AT&T	124	124
Verizon	90	90

The loss of any of these major customers would have a material adverse effect on the Company’s results of operations and cash flows.

In August 2010, Straight Path IP entered into a settlement, release and cross-license agreement in connection with its lawsuits asserting infringement of its patents. Straight Path IP received a payment of $3.5 million in August 2010 as a result of the agreement, which was recorded as revenue during fiscal 2011.

Gain on Sale of Rights in Wireless Spectrum
In March and April 2012, Straight Path Spectrum closed on the sale of rights in wireless spectrum partitioned and/or disaggregated from eight of its LMDS and 39 GHz EA spectrum licenses covering metropolitan areas from its nationwide portfolio. In fiscal 2012, Straight Path Spectrum received cash of $6.8 million in exchange for the licenses and recorded a gain of $5.3 million.

Note 11—Business Segment Information

The Company has two reportable business segments, Straight Path Spectrum, which holds leases and sells fixed wireless spectrum, and Straight Path IP, which holds intellectual property primarily related to communications over the Internet and the licensing and other businesses related to this intellectual property.

The Company’s reportable segments are distinguished by types of service, customers and methods used to provide their services. The operating results of these business segments are regularly reviewed by the Company’s chief operating decision maker.

The accounting policies of the segments are the same as the accounting policies of the Company as a whole. The Company evaluates the performance of its business segments based primarily on income (loss) from operations. There are no significant asymmetrical allocations to segments.

Operating results for the business segments of the Company were as follows:

(in thousands)	Straight Path Spectrum	Straight Path IP	Total
Fiscal Year ended July 31, 2012
Revenues	$553	$—	$553
(Loss) income from operations	5,366	(585)	4,781
Gain on sale of rights in wireless spectrum included in income from operations	5,330	—	5,330
Fiscal Year ended July 31, 2011
Revenues	$500	$3,500	$4,000
Income from operations	157	2,295	2,452

Total assets for the business segments of the Company were as follows:

(in thousands)	Straight Path Spectrum	Straight Path IP	Reclassification	Total
Total assets:
July 31, 2012	$2,574	$241	$—	$2,815
July 31, 2011	1,097	564	(564)	1,097

None of the company’s revenues were generated outside of the United States in fiscal 2012 or fiscal 2011. The Company did not have any assets outside the United States at July 31, 2012 or 2011.

Note 12—Subsequent Events

In January 2012, Straight Path IP filed complaints in the United States District Court for the Eastern District of Virginia against Stalker Software, Inc. (d/b/a CommuniGate Systems, Inc.), ooVoo, LLC, and Vivox, Inc. claiming infringement of a number of its key patents. Straight Path IP sought both damages and injunctive relief from the defendants. The defendants each filed an answer to the complaint and/or a counterclaim. A Markman hearing (also known as a claim construction hearing) was held on October 10, 2012, and on October 26, 2012, the judge issued an Opinion and Order that was favorable to Straight Path IP. In October and November 2012, Straight Path IP reached confidential settlement agreements with each of the three defendants. In connection with the settlements, Straight Path IP received cash and one of the defendants transferred to Straight Path IP a number of patents and patent applications and a non-sublicensable, non-exclusive right in source code for peer to peer calling applications. In connection with the settlements, Straight Path IP recognized revenue of $0.6 million in the nine months ended April 30, 2013. The total settlement amounts aggregated $0.8 million, excluding contingent amounts for which collectability is not reasonably assured. These settlement agreements include license fees for the duration of the license term. The license term is through the expiration of the licenses in September 2015.

In connection with the planned spin-off, the Company and IDT entered into a Separation and Distribution Agreement and a Tax Separation Agreement to complete the separation of the Company’s businesses from IDT and to distribute the Company’s common stock to IDT’s stockholders. These agreements will govern the relationship between the Company and IDT after the distribution and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. These agreements will be prepared before the distribution, and will reflect agreements between affiliated parties established without arms-length negotiation. However, the Company expects that the terms of these agreements will equitably reflect the benefits and costs of the Company’s ongoing relationships with IDT.

The Company also entered into a short term Transition Services Agreement, pursuant to which IDT will continue to provide certain services, including, but not limited to services relating to human resources, employee benefits administration, finance, treasury, accounting, tax, internal audit, facilities, investor relations and legal services for an agreed period following the spin-off.

In April 2013, the Company entered into a lease agreement for its corporate headquarters in Richmond, Virginia for a term of twelve months beginning on May 1, 2013 and ending on April 30, 2014 at a monthly rent of $800.

STRAIGHT PATH COMMUNICATIONS INC.

CONDENSED COMBINED BALANCE SHEETS

(in thousands, except share data)	April 30, 2013 (Unaudited)	July 31, 2012 (See Note)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,252	$2,598
Trade accounts receivable, net of allowance for doubtful accounts of $8 and $11 as of April 30, 2013 and July 31, 2012, respectively	74	37
Other current assets	106	30
TOTAL CURRENT ASSETS	3,432	2,665
Prepaid expenses—long-term portion	242	150
TOTAL ASSETS	$3,674	$2,815
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$1	$1
Accrued expenses	1,453	1,169
Deferred revenue	161	75
Income taxes payable	15	20
TOTAL CURRENT LIABILITIES	1,630	1,265
Deferred revenue—long-term portion	262	150
TOTAL LIABILITIES	1,892	1,415
Commitments and contingencies
EQUITY:
Group equity	1,985	1,478
Noncontrolling interests	(203)	(78)
TOTAL EQUITY	1,782	1,400
TOTAL LIABILITIES AND EQUITY	$3,674	$2,815

See accompanying notes to condensed combined financial statements.

STRAIGHT PATH COMMUNICATIONS INC.

CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

Nine months ended April 30 (in thousands, except pro forma per-share data)	2013	2012
REVENUES	$982	$412
COSTS AND EXPENSES:
Direct cost of revenues	598	56
Selling, general and administrative	3,303	683
TOTAL COSTS AND EXPENSES	3,901	739
Gain on sale of rights in wireless spectrum	150	5,330
(LOSS) INCOME FROM OPERATIONS	(2,769)	5,003
Interest income	8	5
Interest expense	—	(8)
(LOSS) INCOME BEFORE INCOME TAXES	(2,761)	5,000
Provision for income taxes	(7)	(23)
NET (LOSS) INCOME	(2,768)	4,977
Net loss attributable to noncontrolling interests	313	25
NET (LOSS) INCOME ATTRIBUTABLE TO STRAIGHT PATH COMMUNICATIONS INC.	$(2,455)	$5,002

Pro forma earnings per share attributable to Straight Path Communications Inc. stockholders:
Basic	$(0.21)
Diluted	$(0.21)
Weighted-average number of shares used in calculation of pro forma earnings per share:
Basic	11,424
Diluted	11,424

See accompanying notes to condensed combined financial statements.

STRAIGHT PATH COMMUNICATIONS INC.

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

Nine months ended April 30 (in thousands)	2013	2012
OPERATING ACTIVITIES
Net (loss) income	$(2,768)	$4,977
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation	1,226	39
Gain on sale of rights in wireless spectrum	—	(5,330)
Change in assets and liabilities:
Trade accounts receivable	(37)	(802)
Other current assets and prepaid expenses—long-term portion	(168)	18
Trade accounts payable and accrued expenses	284	3
Income taxes payable	(5)	20
Deferred revenue	198	106
Net cash used in operating activities	(1,270)	(969)
INVESTING ACTIVITIES
Proceeds from sale of rights in wireless spectrum	—	6,800
Proceeds from maturity of certificate of deposit	—	240
Net cash provided by investing activities	—	7,040
FINANCING ACTIVITIES
Funding provided by (repayment of funding to) IDT Corporation, net	924	(1,595)
IDT Corporation investment in Straight Path Spectrum	1,000	—
Repayment of note payable	—	(666)
Net cash provided by (used in) financing activities	1,924	(2,261)
Net increase in cash and cash equivalents	654	3,810
Cash and cash equivalents at beginning of period	2,598	600
Cash and cash equivalents at end of period	$3,252	$4,410

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Amount due to IDT Corporation contributed to equity	$924	$—

See accompanying notes to condensed combined financial statements.

STRAIGHT PATH COMMUNICATIONS INC.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Note 1—Description of Business and Basis of Presentation

Description of Business
Straight Path Communications Inc. (“Straight Path”), a Delaware corporation, is currently a subsidiary of IDT Corporation (“IDT”). Straight Path was incorporated in April 2013. Straight Path’s businesses will consist of 100% ownership of Straight Path Spectrum, Inc. (“Straight Path Spectrum”), which holds, leases and markets fixed wireless spectrum licenses, and 84.5% ownership of Straight Path IP Group, Inc. (“Straight Path IP”), which holds intellectual property primarily related to communications over the Internet and the licensing and other businesses related to this intellectual property.

The “Company” in these financial statements refers to Straight Path, Straight Path Spectrum, and Straight Path IP on a combined basis as if Straight Path existed and owned these entities in all periods presented.

IDT has approved the spin-off of the Company through a distribution to the holders of IDT Corporation’s Class A common stock and Class B common stock of all of the shares of the Company held by IDT Corporation. The spin-off will separate the Company’s businesses from the remainder of IDT’s operations and holdings. The Company, along with IDT’s management, believes that the operational and growth prospects of the Company’s businesses may best be realized by a separation from those that will remain with IDT based on several factors including synergies and growth prospects. As a separate company, investors will have the ability to independently value the Company, in contrast to IDT’s more mature business.

Straight Path Spectrum, Inc.
Straight Path Spectrum holds a broad collection of exclusively licensed commercial fixed wireless spectrum licenses. These licenses, granted by the Federal Communications Commission (the “FCC”) include 615 39 GHz EA licenses and 15 licenses in the local multipoint distribution service (“LMDS”) band. Straight Path Spectrum offers its customers point-to-point and point-to-multipoint wireless broadband digital telecommunications services. The broad geographical reach of the licenses enables Straight Path Spectrum to provide its services throughout the United States.

In October 2010, Straight Path Spectrum paid an aggregate of $0.2 million to renew certain of its FCC licenses and established a new expiration date of October 18, 2020 for these licenses. The Company included the license renewal costs in prepaid expenses, which will be charged to expense on a straight-line basis over the ten year term of the licenses.

Straight Path IP Group, Inc.
The Company believes that many parties are operating by infringing on Straight Path IP’s intellectual property, specifically one or more of Straight Path IP’s patents related to communications over the Internet. The Company intends to seek to license its patents and enforce its rights in order to generate revenue.

Straight Path IP’s patent portfolio consists of two patent portfolios.

(1)	NetSpeak Portfolio:

United States Patents Nos. 6,108,704; 6,131,121; 6,701,365; 6,513,066; 6,185,184; 6,829,645; 6,687,738; 6,009,469; 6,226,678; 7,149,208 and 6,178,453, and the foreign counterparts to U.S. Patent No. 6,108,704, listed below:

727702	Australia
764522	Australia
764583	Australia
764521	Australia
2231127	Canada
96197195.9	China
852868	Finland
852868	France
852868	Germany
1017192	Hong Kong
10-414512	Korea
212126	Mexico
51774	Singapore
852868	Sweden
852868	Italy
NI-096566	Taiwan

(collectively, the “NetSpeak patents”)  These patents are Straight Path IP’s core assets. The patents have finite lives, and the patents start to expire on September 25, 2015, although Straight Path IP Group may continue to enforce the patents for patent infringement that occurred before expiration. There is no guarantee that the patents will be adequately exploited or commercialized.

Two leading multi-national law firms are engaged to provide legal services with respect to the enforcement of Straight Path IP’s NetSpeak patents. The terms of the agreement provide for Straight Path IP to pay fees solely out of proceeds of recoveries (subject to certain exceptions if Straight Path IP terminates the relationship) up to a maximum of 40% of those proceeds, and for the firm to advance expenses of the litigation.

(2)	Droplet Portfolio:

United States Patents Nos. 6,825,780; 6,847,317; 7,844,122; 7,525,463; 8,279,098;
7,436,329; and 7,679,649 and a number of U.S. and foreign patent applications.

Basis of Presentation
The accompanying unaudited condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended April 30, 2013 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 2013. The balance sheet at July 31, 2012 has been derived from the Company’s audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, please refer to the Company’s combined financial statements and footnotes thereto for the fiscal years ended July 31, 2012 and 2011 included elsewhere in this Information Statement.

These financial statements have been prepared on the basis that the Company will continue as a going concern.

The Company had a net loss in the nine months ended April 30, 2013 of $2.8 million and incurred losses of $367.1 million since its inception. In order for the Company to meet its obligations and other cash flow needs, IDT will transfer cash to the Company prior to the spin-off such that the Company will have approximately $15 million in cash at the time of the spin-off, which management believes will be sufficient to meet the Company’s anticipated cash requirements during the next twelve months.

Pro Forma Earnings Per Share
IDT currently expects the spin-off of the Company to occur by way of a pro rata distribution of the Company’s Class A common stock and Class B common stock held by IDT to IDT’s stockholders. Prior to the distribution, the Company will be authorized to issue two new classes of its common stock, Class A and Class B, that will be exchanged for all of the outstanding shares of the Company’s common stock held by IDT. In the distribution, on the distribution date, it is expected that each IDT stockholder will receive one share of the Company’s Class A common stock for every two shares of IDT Class A common stock and one share of the Company’s Class B common stock for every two shares of IDT Class B common stock held on the record date for the spin-off. As of April 30, 2013, the Company would have distributed 0.8 million shares of its Class A common stock (based on 1.6 million shares of IDT Class A common stock that were expected to be outstanding on the record date) and 10.6 million shares of its Class B common stock (based on 21.3 million shares of IDT Class B common stock that were expected to be outstanding on the record date). Pro forma basic earnings per share is computed by dividing net income by the pro forma number of shares of all classes of common stock assumed to have been outstanding during the applicable period. Pro forma diluted earnings per share is determined in the same manner as pro forma basic earnings per share, except that the number of shares assumed to have been outstanding is increased to include pro forma restricted stock subject to risk of forfeiture, unless the effect of such increase in anti-dilutive.

 Note 2—Fair Value Measurements

At April 30, 2013, the Company did not have any assets or liabilities measured at fair value on a recurring basis.

At April 30, 2013 and July 31, 2012, the carrying amounts of the financial instruments included in cash and cash equivalents, other current assets and accrued expenses approximate fair value because of the short period of time to maturity. The fair value estimates for cash and cash equivalents were classified as Level 1 and other current assets and accrued expenses were classified as Level 2 of the fair value hierarchy. The estimated fair value of the Company’s financial instruments was determined using available market information or other appropriate valuation methodologies. However, considerable judgment is required in interpreting this data to develop estimates of fair value. Consequently, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange.

Note 3—Accrued Expenses

Accrued expenses consist of the following:

(in thousands)	April 30, 2013 (Unaudited)	July 31, 2012
Accrued sales commissions	$1	$898
Accrued taxes	124	124
Accrued professional fees	900	116
Accrued employee related expenses	394	16
Other	34	15
TOTAL	$1,453	$1,169

Note 4—Equity

Changes in the components of equity in the nine months ended April 30, 2013 were as follows:

(Unaudited) (in thousands)	Attributable to Straight Path Communications Inc.	Noncontrolling Interests	Total
Balance, July 31, 2012	$1,478	$(78)	$1,400
Grant of equity in Straight Path IP	1,025	188	1,213
IDT Corporation investment in Straight Path Spectrum	1,000	—	1,000
Stock-based compensation	13	—	13
Amount due to IDT Corporation contributed to equity	924	—	924
Net loss	(2,455)	(313)	(2,768)
Balance, April 30, 2013	$1,985	$(203)	$1,782

Grant of Equity in Straight Path IP
On September 24, 2012, IDT’s Board of Directors approved a grant of 10% of the equity of Straight Path IP to Howard Jonas, Chairman and Chief Executive Officer of IDT. These Straight Path IP shares vested immediately. The Company recorded stock-based compensation expense of $1.2 million in the first quarter of fiscal 2013 for the grant of these shares, based on the estimated fair value of the shares on the grant date. The estimated fair value of the Straight Path IP shares was determined using the income approach based on expected future royalties.

Stock-Based Compensation
Prior to the spin-off, the Company intends to adopt, effective as of the distribution date, a stock option and incentive plan, to be approved by IDT as the Company’s sole stockholder. The plan will have reserved for issuance pursuant to awards made under the plan 678,532 shares of Class B common stock and that the Company expects that approximately one-half of those shares will be subject to grants of options or restricted stock on or shortly following the spin-off.

In the spin-off, the exercise price of each outstanding option to purchase IDT Class B common stock that was issued by IDT will be proportionately reduced based on the relative trading prices of IDT and the Company following the spin-off. Further, each such option holder will receive his or her ratable share in a pool of options to purchase 32,155 shares (which is based on 10% of the 641,567 shares of IDT Class B common stock subject to outstanding options issued by IDT and the 1 for 2 distribution ratio of the spin-off) of the Company’s Class B common stock with an exercise price equal to the closing price of the Company on the first trading day following the consummation of the spin-off and an expiration date equal to the later of (i) the expiration of the IDT option held by such option holder and (ii) a date on or about the first anniversary of the spin-off when the Company’s insiders will be free to trade in shares of the Company under the Company’s insider trading policy.

In May 2011, Straight Path IP entered into an employment agreement with its then Chief Executive Officer (the “Former SPIP CEO”), pursuant to which Straight Path IP committed to grant options to the Former SPIP CEO to purchase shares of Straight Path IP’s common stock representing 5.0% of Straight Path IP’s outstanding equity, at an exercise price of approximately $0.4 million. The options vested monthly from May 2011 through April 2015. The estimated value of this grant was $0.2 million which Straight Path IP was recognizing using the straight-line method over the vesting period. The fair value of the options was estimated using a Black-Scholes valuation model and the following assumptions: (1) expected volatility of 49% based on the historical volatility of a comparable company and other factors, (2) a discount rate of 2.2% and (3) an expected term of six years. The fair value of the underlying Straight Path IP shares was determined using the income approach. The Company recorded stock-based compensation expense related to this grant of $13,000 in the nine months ended April 30 31, 2013. The Company ceased recording stock-based compensation upon the termination of the Former SPIP CEO, and such options are now subject to dispute by us, as discussed in Note 5.

On April 9, 2013, an employee was granted a stock option to purchase up to 0.5% of the outstanding shares of common stock of Straight Path IP. The option vests 33.2% immediately, 33.4% on May 31, 2013 and 33.4% on May 31, 2014. The estimated value of this grant was $13,318 which Straight Path IP will recognize using the straight-line method over the vesting period. The fair value of the options was estimated using a Black-Scholes valuation model. The estimated fair value of the underlying Straight Path IP shares was determined using the income approach based on expected future royalties.

As of the date of the spin-off, the Company’s authorized capital stock is expected to consist of (i) 2 million shares of Class A common stock, (ii) 40 million shares of Class B common stock, and (iii) 3 million shares of Preferred Stock.

Class A Common Stock and Class B Common Stock
The rights of holders of shares of Class A common stock and Class B common stock are identical except for certain voting and conversion rights and restrictions on transferability. Shares of Class A common stock and Class B common stock receive identical dividends per share when and if declared by the Company’s Board of Directors. In addition, shares of Class A common stock and Class B common stock have identical and equal priority rights per share in liquidation. The Class A common stock and Class B common stock do not have any other contractual participation rights. Shares of Class A common stock are entitled to three votes per share and shares of Class B common stock are entitled to one-tenth of a vote per share. Each share of Class A common stock may be converted into one share of Class B common stock, at any time, at the option of the holder. Shares of Class A common stock are subject to certain limitations on transferability that do not apply to shares of Class B common stock.

Preferred Stock
The Company’s Board of Directors has the authority to fix the price, rights, preferences, privileges and restrictions, including voting rights, of shares of the Company’s Preferred Stock without any further vote or action by the stockholders.

Dividend
The Company does not anticipate paying dividends on its common stock until it achieves sustainable profitability (after satisfying all of its operational needs, including payments to the former Chief Executive Officer of Straight Path Spectrum (the “Former SPSI CEO”)) and retains certain minimum cash reserves.  Following that time, it is the Company’s intention to distribute not less than 50% of its consolidated positive net earnings available for distribution to its stockholders.  Distributions will be subject to the need to retain earnings for investment in growth opportunities or the acquisition of complementary assets.  The nature of the Company’s operations is that, in the short term until its enforcement and licensing, leasing and sales programs become more firmly established, the Company does not anticipate generating meaningful cash flows.  The payment of dividends in any specific period will be at the sole discretion of the Company’s Board of Directors.

Note 5—Commitments and Contingencies

Legal Proceedings
On December 11, 2012, Straight Path IP Group filed a demand for arbitration seeking a declaration that it was entitled to terminate the Former SPIP CEO’s employment and that the Former SPIP CEO is not entitled to severance or certain equity rights under his employment agreement.  On March 15, 2013, the Former SPIP CEO filed a response and counterclaims alleging breach of contract and seeking various forms of relief.  Specifically, he is seeking certain declarations related to the termination of his employment,   that he is entitled to certain payments and the vesting of options to purchase common stock representing 5% of the outstanding common stock of Straight Path IP, damages for unpaid compensation and severance, a sum in excess of $35 million in compensatory damages, and punitive damages in an unspecified amount.  The parties have selected an arbitrator, commenced discovery, and set a case management schedule.  The Company does not believe that the Former SPIP CEO’s counterclaims have merit and is vigorously seeking to enforce its rights and defending the matter.  At the current time, the Company cannot reasonably estimate its likely exposure in this matter.

On or about December 31, 2012, the Former SPCI CEO and a related party (the “Related Entity”) filed a complaint in New York County against IDT Corporation, IDT Spectrum, Inc., IDT Spectrum, LLC, and certain IDT executives (collectively “the Spectrum Defendants”) seeking (a) a declaration that the Related Entity was the sole owner of certain wireless spectrum licenses acquired in May 2012 in the Related Party’s name, (b) an award of money damages to compensate for alleged economic injury caused by the Spectrum Defendants’ alleged interference with plaintiffs’ existing and prospective business relationships, (c) for the court to impose a constructive trust over the proceeds of the Straight Path Spectrum, Inc. portfolio in order to ensure that it is managed in a manner that maximizes its value, and (d) damages for breach of fiduciary duty.  That case was removed to federal court on February 5, 2013.

On February 1, 2013, IDT Corporation, IDT Spectrum, Inc., and IDT Spectrum LLC (“IDT Plaintiffs”) filed a complaint against the Former SPSI CEO, and other parties in United Stated District Court for the District of New Jersey.  The IDT Plaintiffs also moved for a temporary restraining order and preliminary injunction.  On February 5, 2013, the court issued granted IDT’s motion for a temporary restraining order.  Following an evidentiary hearing, the court reserved decision regarding issuance of a preliminary injunction.

On June 6, 2013, IDT Corporation and certain related parties, including Straight Path Spectrum, Inc., settled all outstanding claims and disputes (as described in the preceding two paragraphs) with the Former SPSI CEO and related parties.  The disputes related primarily to certain contractual and other alleged rights the Former SPSI CEO claimed to have with respect to certain wireless spectrum licenses owned by Straight Path Spectrum, Inc., including rights to a portion of future proceeds from licensing, leasing, and sale of rights in spectrum licenses activity related to those licenses.  In connection with the settlement, and in consideration for the transfer of certain wireless spectrum licenses that an entity controlled by the Former SPSI CEO had purchased as agent for Straight Path Spectrum, Inc., the Former SPSI CEO relinquishment of his claimed rights for future proceeds from other wireless spectrum licenses owned by Straight Path Spectrum, Inc., and the releases referred to below, Straight Path Spectrum, Inc., will make a cash payment in the amount of $1.5 million to the Former SPSI CEO, and the Former SPSI CEO is entitled to receive payments from future revenues generated from the leasing, licensing or sale of rights in certain of Straight Path Spectrum, Inc.’s wireless spectrum licenses.  The future payments shall equal 50% of revenues, net of certain expenses, received from such activities with respect to the covered licenses that are to be retained by Straight Path Spectrum, Inc., up to a maximum of $3 million.  Upon the transfer of certain additional wireless spectrum licenses to Straight Path Spectrum, Inc., IDT will be obligated to pay the Former SPSI CEO up to an additional $500,000 and the $3 million maximum on future payments will be increased to up to $4 million. The parties to the settlement exchanged mutual releases with respect to all claims they had against each other arising from all prior or existing relationships.

On April 11, 2013, a Czech company, Sipnet EU S.R.O., filed an inter partes review of certain claims of one of Straight Path IP Group's patents, U.S. Patent 6,108,704 at the USPTO, citing, among other matters, prior art that they claim had not been previously considered by the USPTO. Straight Path IP Group responded on July 15, 2013 arguing that Sipnet’s request should be denied.  A decision as to whether the USPTO will grant the request is not expected for approximately six months.  Straight Path IP Group will defend this matter vigorously.

In addition to the foregoing, the Company may from time to time be subject to other legal proceedings that arise in the ordinary course of business. Although there can be no assurance in this regard, the Company does not expect any of those legal proceedings to have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

FCC License Renewal
As of October 18, 2010, Straight Path Spectrum renewed its 39 GHz EA licenses and established a new expiration date of October 18, 2020 for these licenses. Straight Path Spectrum has filed its substantial service performance filings for its 39 GHz EA licenses, and these showings have been accepted by the FCC.

Straight Path Spectrum also holds 34 active 39 GHz Rectangular Service Area (RSA) common carrier licenses, the vast majority of which expire in early to mid-2017. Straight Path Spectrum has renewed all 34 active 39 GHz RSA licenses.  Straight Path Spectrum also filed the required substantial service showings before the final construction deadline.  These showings have been accepted by the FCC.

In addition, Straight Path Spectrum holds 15 LMDS licenses in the 28 GHz range, which expire on August 10, 2018 (except for its New York City LMDS license which expires on February 1, 2016). Straight Path Spectrum has met its substantial service build-out obligations for these LMDS licenses.

Lease Commitments
In April 2013, the Company entered into a lease agreement for its corporate headquarters in Richmond, Virginia for a term of twelve months beginning on May 1, 2013 and ending on April 30, 2014 at a monthly rent of $800.

Note 6—Related Party Transactions

IDT charges the Company for certain transactions and allocates routine expenses based on company specific items. In addition, IDT controls the flow of the Company’s treasury transactions. In the nine months ended April 30, 2013 and 2012, IDT allocated to the Company an aggregate of $0.5 million and $0.8 million, respectively, for payroll, benefits, insurance, facilities and other expenses, which were included in “Selling, general and administrative expense” in the combined statements of operations. In addition, in the nine months ended April 30, 2013 and 2012, IDT allocated to the Company $0.6 million and $0.1 million, respectively, for regulatory fees, connectivity charges, and legal expenses, which were included in “Direct cost of revenues” in the combined statements of operations. In all periods presented, the Company was included in IDT’s consolidated federal income tax return.

The change in the Company’s liability to IDT in the nine months ended April 30, 2013 was as follows:

(Unaudited) (in thousands)
Balance at beginning of period	$—
Payments by IDT on behalf of the Company	675
Deferred taxes offset against IDT net operating losses	12
Cash advances, net of repayments	237
Amount due to IDT contributed to equity	(924)
Balance at end of period	$—
Average balance during the period	$462

Note 7—Revenues and Gain on Sale of Rights in Wireless Spectrum

Revenues
In January 2012, Straight Path IP filed complaints in the United States District Court for the Eastern District of Virginia against Stalker Software, Inc. (d/b/a CommuniGate Systems, Inc.), ooVoo, LLC, and Vivox, Inc. claiming infringement of a number of its key patents. Straight Path IP sought both damages and injunctive relief from the defendants. The defendants each filed an answer to the complaint and/or a counterclaim. A Markman hearing (also known as a claim construction hearing) was held on October 10, 2012, and on October 26, 2012, the judge issued an Opinion and Order that was favorable to Straight Path IP. In October and November 2012, Straight Path IP reached confidential settlement agreements with each of the three defendants. In connection with the settlements, Straight Path IP received cash and one of the defendants transferred to Straight Path IP a number of patents and patent applications and a non-sublicensable, non-exclusive right in source code for peer to peer calling applications. In connection with the settlements, Straight Path IP recognized revenue of $0.6 million in the nine months ended April 30, 2013. The total settlement amounts aggregated $0.8 million, excluding contingent amounts for which collectability is not reasonably assured. These settlement agreements include license fees for the duration of the license term. The license term is through the expiration of the licenses in September 2015.

Gain on Sale of Rights in Wireless Spectrum
In March and April 2012, Straight Path Spectrum closed on the sale of rights in spectrum partitioned and/or disaggregated from eight of its LMDS and 39 GHz EA spectrum licenses covering metropolitan areas from its nationwide portfolio. In the nine months ended April 30, 2012, Straight Path Spectrum received cash of $6.8 million in exchange for the licenses and recorded a gain of $5.3 million. In the nine months ended April 30, 2013, Straight Path Spectrum settled certain claims related to the sale of rights in spectrum and recorded an additional gain of $0.2 million.

Note 8—Business Segment Information

The Company has two reportable business segments, Straight Path Spectrum, which holds leases and sells fixed wireless spectrum, and Straight Path IP, which holds intellectual property primarily related to communications over the Internet and the licensing and other businesses related to this intellectual property.

The Company’s reportable segments are distinguished by types of service, customers and methods used to provide their services. The operating results of these business segments are regularly reviewed by the Company’s chief operating decision maker.

The accounting policies of the segments are the same as the accounting policies of the Company as a whole. The Company evaluates the performance of its business segments based primarily on income (loss) from operations. There are no significant asymmetrical allocations to segments.

Operating results for the business segments of the Company were as follows:

(Unaudited) (in thousands)	Straight Path Spectrum	Straight Path IP	Total
Nine months ended April 30, 2013
Revenues	$397	$585	$982
Loss from operations	(670)	(2,099)	(2,769)
Gain on sale of rights in wireless spectrum included in loss from operations	150	—	150
Nine months ended April 30, 2012
Revenues	$412	$—	$412
Income (loss) from operations	5,447	(444)	5,003
Gain on sale of rights in wireless spectrum included in income from operations	5,330	—	5,330

Total assets for the business segments of the Company were as follows:

(Unaudited) (in thousands)	Straight Path Spectrum	Straight Path IP	Total
Total assets:
April 30, 2013	$3,199	$475	$3,674
July 31, 2012	2,574	241	2,815

Note 9—Subsequent Events

In connection with the planned spin-off, the Company and IDT entered into a Separation and Distribution Agreement and a Tax Separation Agreement to complete the separation of the Company’s businesses from IDT and to distribute the Company’s common stock to IDT’s stockholders. These agreements will govern the relationship between the Company and IDT after the distribution and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the distribution. These agreements will be prepared before the distribution, and will reflect agreements between affiliated parties established without arms-length negotiation. However, the Company expects that the terms of these agreements will equitably reflect the benefits and costs of the Company’s ongoing relationships with IDT.

The Company also entered into a short term Transition Services Agreement, pursuant to which IDT will continue to provide certain services, including, but not limited to services relating to human resources, employee benefits administration, finance, treasury, accounting, tax, internal audit, facilities, investor relations and legal services for an agreed period following the spin-off.